                                                      COMMISSION FILE NO. 30-203

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM U5S

                                 ANNUAL REPORT
                               FOR THE YEAR ENDED
                               DECEMBER 31, 1997

                            ------------------------

        Filed pursuant to the Public Utility Holding Company Act of 1935 by

                        CONSOLIDATED NATURAL GAS COMPANY
            CNG TOWER, 625 LIBERTY AVENUE, PITTSBURGH, PA 15222-3199

CONSOLIDATED NATURAL GAS COMPANY

FORM U5S -- ANNUAL REPORT
For the Year Ended December 31, 1997

                               TABLE OF CONTENTS

                                                                         Page
                                                                         ----
ITEM 1.    SYSTEMS COMPANIES AND INVESTMENT THEREIN AS OF
           DECEMBER 31, 1997...........................................    1

ITEM 2.    ACQUISITIONS OR SALES OF UTILITY ASSETS.....................    4

ITEM 3.    ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM
           SECURITIES..................................................    4

ITEM 4.    ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM
           SECURITIES..................................................    6

ITEM 5.    INVESTMENTS IN SECURITIES OF NON-SYSTEM COMPANIES...........   10

ITEM 6.    OFFICERS AND DIRECTORS
           Part I.  Names, principal business address and positions
                    held as of December 31, 1997.......................   11
           Part II.  Banking connections...............................   16
           Part III.  Compensation and other related information.......   16

ITEM 7.    CONTRIBUTIONS AND PUBLIC RELATIONS..........................   18

ITEM 8.    SERVICE, SALES AND CONSTRUCTION CONTRACTS
           Part I.  Contracts for services or goods between system
                    companies..........................................   18
           Part II.  Contracts to purchase services or goods between
           any system company and any affiliate........................   19
           Part III.  Employment of any person by any system company
           for the performance on a continuing basis of management
                      services.........................................   19

ITEM 9.    WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES
           Part I.  Information concerning interests held by system
           companies in exempt wholesale generators or foreign utility
                    companies..........................................   20
           Part II.  Relationship of exempt wholesale generators and
           foreign utility companies to system companies, and financial
                     data..............................................   22
           Part III.  Investment in exempt wholesale generators and
                      foreign utility companies........................   22

ITEM 10.   FINANCIAL STATEMENTS AND EXHIBITS
           Financial Statements (Index)................................   24
           Exhibits....................................................   83

SIGNATURE..............................................................   84

CONSOLIDATED NATURAL GAS COMPANY

FORM U5S--ANNUAL REPORT
For the Year Ended December 31, 1997

ITEM 1.  SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 1997

                                                                     Number of                       Owner's
                                                                      Common      % of    Issuer's     Book
                                                                      Shares     Voting     Book      Value
           Name of Company                       Business              Owned     Power     Value     (Note 1)
-------------------------------------  ----------------------------  ---------   ------   --------   --------
                                                                                        (Thousands of Dollars)
CONSOLIDATED NATURAL GAS COMPANY       Holding Company
(Registrant, Parent Company, Company
  or CNG):
Consolidated Natural Gas Service
  Company, Inc. (Service Company or
  CNGSvc)............................  Service Company                     100    100%    $     10   $     10
    Unsecured debt...................                                       --     --     $ 14,152   $ 14,152
CNG Transmission Corporation
  (CNG Transmission or CNGT).........  Gas transmission                 59,000    100%    $739,505   $737,479
    Unsecured debt...................                                       --     --     $398,205   $398,205
    CNG Iroquois, Inc. (CNG
      Iroquois)......................  Special purpose subsidiary        2,394    100%    $ 33,416   $ 33,416
                                       (Note 2)
The East Ohio Gas Company
  (East Ohio Gas or EOG) (Note 3)....  Gas utility                   4,759,353    100%    $458,978   $438,210
    Unsecured debt...................                                       --     --     $260,980   $260,980
The Peoples Natural Gas Company
  (Peoples Natural Gas or PNG).......  Gas utility                   1,835,350    100%    $257,600   $247,547
    Unsecured debt...................                                       --     --     $153,628   $153,628
Virginia Natural Gas, Inc.
  (Virginia Natural Gas or VNG)......  Gas utility                       5,173    100%    $206,334   $206,687
    Unsecured debt...................                                       --     --     $ 97,418   $ 97,418
Hope Gas, Inc. (Hope Gas or HGI).....  Gas utility                     409,000    100%    $ 55,544   $ 54,340
    Unsecured debt...................                                       --     --     $ 42,052   $ 42,052
CNG Producing Company
  (CNG Producing or CNGP)............  Exploration and production       32,600    100%    $483,793   $487,971
    Unsecured debt...................                                       --     --     $343,575   $343,575
  CNG Pipeline Company (CNG
    Pipeline)........................  Oil pipeline                     12,000    100%    $  1,488   $  1,488
CNG Energy Services Corporation
  (CNG Energy Services or CNGESC)....  Energy marketing                  3,906    100%    $ 84,690   $ 84,479
  CNG Main Pass Gas Gathering
    Corporation (CNG Main Pass)......  Special purpose subsidiary            1    100%    $  1,740   $  1,740
                                       (Note 4)
  CNG Oil Gathering Corporation
    (CNG Oil Gathering)..............  Special purpose subsidiary            1    100%    $    545   $    545
                                       (Note 5)
  CNG Retail Services Corporation
    (CNG Retail).....................  Retail energy marketing             600    100%    $  3,644   $  3,644
                                       (Note 6)
  CNG Power Company (CNG Power)......  Nonutility energy ventures       22,460    100%    $ 32,016   $ 25,392
    Unsecured debt (Note 7)..........                                       --     --     $ 12,693   $ 12,693
    CNG Market Center Services, Inc.
      (CNG Market Center Services or
      CNGMCS)........................  Special purpose subsidiary           10    100%    $    801   $    801
                                       (Note 8)

---------------
Notes to ITEM 1 appear on page 3.

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 1997 (Continued)

                                                                     Number of                       Owner's
                                                                      Common      % of    Issuer's     Book
                                                                      Shares     Voting     Book      Value
           Name of Company                       Business              Owned     Power     Value     (Note 1)
-------------------------------------  ----------------------------  ---------   ------   --------   --------
                                                                                        (Thousands of Dollars)
CONSOLIDATED NATURAL GAS COMPANY (Continued)
CNG Energy Services Corporation (Continued)
CNG Power Company (Continued)
    CNG Bear Mountain, Inc.
      (CNG Bear Mountain)............  Special purpose subsidiary            1    100%    $     16   $     16
                                       (Note 9)
    Granite Road CoGen, Inc.
      (Granite Road).................  Special purpose subsidiary        1,000    100%    $      1   $      1
                                       (Note 10)
  CNG Products and Services, Inc.
    (CNG Products and Services)......  Nonutility energy business          399    100%    $  2,915   $  2,915
    CNG Technologies, Inc.
      (CNG Technologies).............  Development of new                  200    100%    $  1,863   $  1,863
                                       gas-related technologies
  CNG Storage Service Company
    (CNG Storage or CNGStr)..........  Gas storage services              1,366    100%    $ 17,132   $ 17,056
      Unsecured debt (Note 7)........                                       --     --     $  7,350   $  7,350

CNG Power Services Corporation
  (CNG Power Services or CNGPSC).....  Electric power marketing          1,552    100%    $  6,330   $  6,330
  CNG Lakewood, Inc. (CNG
    Lakewood)........................  Special purpose subsidiary           52    100%    $    101   $    529
                                       (Note 11)
CNG International Corporation
  (CNG International or CNGI)........  Energy-related activities         8,555    100%    $ 79,088   $ 79,088
    Unsecured debt...................  outside of the United States         --     --     $ 40,000   $ 40,000
  CNG Cayman One Ltd.
    (CNG Cayman One).................  Special purpose subsidiary          990    100%    $ 38,318   $ 38,318
                                       (Note 12)
  CNG Cayman Two Ltd.
    (CNG Cayman Two).................  Special purpose subsidiary           10    100%    $    387   $    387
                                       (Note 12)
    CNGI Australia Pty Limited
      (CNGI Australia)...............  Special purpose subsidiary          100    100%    $ 34,539   $ 38,318
                                       (Note 12)
  CNG Cayman Three Ltd.
    (CNG Cayman Three)...............  Special purpose subsidiary          100    100%    $     --   $     --
                                       (Note 13)
Consolidated System LNG Company
  (Consolidated LNG or LNG) (Note
  14)................................  Importer of liquefied               840    100%    $ 15,340   $ 15,340
                                       natural gas and gas
                                       wholesaler
CNG Research Company
  (CNG Research).....................  Administers research              1,579    100%    $    325   $    325
                                       activities

CNG Coal Company (CNG Coal)..........  Holds System coal reserves        2,236    100%    $  6,366   $  6,366
                                       (Note 15)
CNG Financial Services, Inc.
  (CNG Financial)....................  Financing transactions                5    100%    $     40   $     40
                                       subsidiary

---------------
Notes to ITEM 1 appear on page 3.

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 1997 (Concluded)

Notes:

 (1) The Parent Company's investment in common stock of its subsidiaries is stated at equity to comply with Securities and Exchange Commission (SEC) rules. The chart of accounts used during 1997 by the Registrant and its subsidiaries, except Service Company and CNG Power Services, was the Uniform System of Accounts Prescribed for Natural Gas Companies by the Federal Energy Regulatory Commission (FERC). The Service Company used the Uniform System of Accounts for Subsidiary Service Companies prescribed by the SEC. CNG Power Services used the FERC's Uniform System of Accounts Prescribed for Public Utilities and Licensees.

 (2) CNG Iroquois holds a 16% general partnership interest in Iroquois Gas Transmission System, L.P.

 (3) Effective January 1, 1997, West Ohio Gas Company, a wholly owned subsidiary of the Registrant, was merged into East Ohio Gas.

 (4) CNG Main Pass holds a 13.6% interest in Dauphin Island Gathering Partners.

 (5) CNG Oil Gathering holds a 33.3% general partnership interest in Main Pass Oil Gathering Company which operates an oil gathering pipeline system in the Main Pass and Viosca Knoll areas of the Gulf of Mexico.

 (6) CNG Retail Services Corporation was incorporated in Delaware on January 30, 1997, to market natural gas, electricity, and related products and services to residential, commercial and small industrial customers.

 (7) Unsecured debt held by the Parent Company.

 (8) CNG Market Center Services holds a 50% general partnership interest in the CNG/Sabine Center gas marketing hub.

 (9) CNG Bear Mountain holds a 1% general partnership interest in Bear Mountain Limited, which owns an independent power project that is a qualifying cogeneration facility under the Public Utility Regulatory Policies Act of 1978. Also, CNG Power, the parent company of CNG Bear Mountain, holds a 49% limited partnership interest in Bear Mountain Limited.

(10) Granite Road holds a 50% general partnership interest in Granite Road Limited, a partnership planning the development of a cogeneration facility.

(11) CNG Lakewood holds a 1% general partnership interest in Lakewood Cogeneration, L.P. Also, CNG Power, an affiliate, holds a 34% limited partnership interest in Lakewood Cogeneration, L.P.

(12) CNG Cayman One and CNG Cayman Two hold 99% and 1%, respectively, of the outstanding voting common stock of CNGI Australia. CNGI Australia holds a 30% interest in Epic Energy Pty Ltd., an Australian entity that owns and operates natural gas pipelines in Australia.

(13) CNG Cayman Three was incorporated in the Cayman Islands on December 15, 1997. CNG Cayman Three will hold CNG International's interests in two Argentine gas utility holding companies, Sodigas Pampeana S.A. and Sodigas Sur S.A.

(14) Consolidated LNG ended its involvement in liquefied natural gas operations in 1982 and as of February 28, 1998, has recovered its undepreciated investment in related facilities, plus carrying charges and taxes, through a FERC-approved amortization surcharge.

(15) CNG Coal formerly owned coal reserves and a related plant site. In July 1996, CNG Coal completed the sale of its properties to a subsidiary of Cyprus Amax Minerals Company.

ITEM 2.  ACQUISITIONS OR SALES OF UTILITY ASSETS

Peoples Natural Gas exchanged production properties having a net book value of $582,620 with an unaffiliated gas producer. The transaction was exempt pursuant to Rule 44(b).

ITEM 3.  ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES

During 1997, Virginia Natural Gas provided security in the form of surety bonds in connection with performance guarantees related to erosion and sediment control. The balance remaining outstanding at December 31, 1997 was $53,000, which is the approximate maximum amount outstanding during the year. Virginia Natural Gas also guarantees a worker's compensation self-insured surety bond in favor of the Commonwealth of Virginia in the amount of $750,000.

CNG Transmission has obtained several letters of credit to provide security to the Commonwealth of Pennsylvania for the company's obligation to plug and reclaim gas wells as part of the process of abandonment of such property. One-half of the cost of one letter of credit on which CNG Transmission has liability, having a face amount of $3,000,000, is shared by two nonaffiliated pipeline companies. The maximum balance on CNG Transmission's portion of all letters of credit during 1997 was $8,250,000, with $8,000,000 remaining outstanding as of December 31, 1997.

CNG Energy Services has obtained a letter of credit in favor of TransCanada Pipeline to secure the payment of demand charges for pipeline capacity under contract until 2005. The original amount of the letter of credit was $4,414,900, but was reduced on November 11, 1997 to $3,611,395.

CNG Retail has obtained a letter of credit in the amount of $120,000 in favor of Columbia Gas of Pennsylvania to participate in that company's pilot program. The term of the letter of credit is from November 1, 1997 to October 31, 1998.

The Company has issued guarantees to the states of Pennsylvania, Virginia and West Virginia to maintain worker's compensation self-insured status for CNG Transmission, Virginia Natural Gas and Hope Gas. Self-insured status means that the subsidiary pays the worker's compensation claims directly instead of paying into the state maintained fund. In recent years these states have revised their worker's compensation programs and now require parent company guarantees--in addition to surety bonds--for subsidiary companies to maintain self-insured status.

All of the above transactions are exempt pursuant to Rule 45(b)(6).

                    (THIS PAGE WAS INTENTIONALLY LEFT BLANK)

ITEM 4.  ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES

                               Calendar Year 1997
                             (Thousands of Dollars)

                                                             Name of Company        Number of Shares or
                                                           Acquiring, Redeeming       Principal Amount
          Name of Issuer and Title of Issue               or Retiring Securities          Acquired
------------------------------------------------------    ----------------------    --------------------
REGISTERED HOLDING COMPANY:
Parent Company:
  Common stock, par value $2.75 per share.............       Parent Company            220,462 shares
                                                                                             (Note 3)
Service Company:
  Non-negotiable note.................................       Parent Company                   $ 1,612
CNG Transmission:
  Non-negotiable notes................................       Parent Company                   $27,958
East Ohio Gas:
  Non-negotiable notes................................       Parent Company                   $44,640
Peoples Natural Gas:
  Capital stock, par value $100 per share.............       Parent Company            180,000 shares
  Non-negotiable notes................................       Parent Company                   $12,437
Virginia Natural Gas:
  Capital stock, no par value.........................       Parent Company                875 shares
Hope Gas:
  Non-negotiable notes................................       Parent Company                   $ 4,505
CNG Producing:
  Non-negotiable notes................................       Parent Company                   $80,000
CNG Energy Services:
  Capital stock, par value $1 per share...............       Parent Company                601 shares
CNG Power:
  Non-negotiable note.................................       Parent Company                   $   223
CNG International:
  Capital stock, par value $10,000 per share..........       Parent Company              4,061 shares
  Non-negotiable note.................................       Parent Company                   $40,000

       Total Registrant...............................

---------------
Notes to ITEM 4 appear on page 8.

          Number of Shares or
           Principal Amount
     Redeemed or Retired (Note 1)        Consideration    Commission Authorization (Note 2)
---------------------------------------  -------------    ---------------------------------


                                           $ 12,286               Rule 42 (Note 3)


                                           $  1,612                    Rule 52

                                           $ 27,958                    Rule 52

                                           $ 44,640                    Rule 52

                                           $ 18,000                    Rule 52
                                           $ 12,437                    Rule 52

                                           $ 35,000                    Rule 52

                                           $  4,505                    Rule 52

                                           $ 80,000                    Rule 52

                                           $ 17,000                    Rule 52

                                           $    223                    Rule 52

                                           $ 40,610                    Rule 52
                                           $ 40,000                    Rule 52
                                           --------
                                           $334,271
                                           ========

ITEM 4.  ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES (Concluded)

                               Calendar Year 1997
                             (Thousands of Dollars)


                                                          Name of Company        Number of Shares or
                                                        Acquiring, Redeeming       Principal Amount
         Name of Issuer and Title of Issue             or Retiring Securities          Acquired
---------------------------------------------------    ----------------------    --------------------
SUBSIDIARIES OF REGISTERED HOLDING COMPANY:
Service Company:
  Non-negotiable notes.............................       Service Company
CNG Transmission:
  Non-negotiable notes.............................      CNG Transmission
East Ohio Gas:
  Non-negotiable notes.............................        East Ohio Gas
Peoples Natural Gas:
  Non-negotiable notes.............................     Peoples Natural Gas
Virginia Natural Gas:
  Unsecured loan...................................    Virginia Natural Gas
Hope Gas:
  Non-negotiable notes.............................          Hope Gas
CNG Producing:
  Capital stock, par value $10,000 per share.......        CNG Producing
  Non-negotiable notes.............................        CNG Producing
CNG Power:
  Non-negotiable notes.............................          CNG Power
Consolidated LNG:
  Capital stock, par value $10,000 per share.......      Consolidated LNG

       Total subsidiaries..........................

CNG ENERGY SERVICES:
CNG Products & Services:
  Capital stock, par value $10,000 per share.......     CNG Energy Services            94 shares
CNG Retail:
  Capital stock, par value $10,000 per share.......     CNG Energy Services           600 shares

       Total CNG Energy Services...................

CNG INTERNATIONAL:
CNG Cayman Three:
  Capital stock, par value $.01 per share..........      CNG International            100 shares

---------------
Notes:
(1)  All securities redeemed or retired have been cancelled.
(2)  Public Utility Holding Company Act of 1935.
(3) The Parent Company acquired 220,462 shares during 1997 at a cost of $12,286,000, or an average price of $55.73 a share. During 1997, 219,803 shares were sold to the System's employee incentive plans at an average price of $55.72, which amounted to $12,248,000. At December 31, 1997, a total of 659 shares were being held as treasury stock.

          Number of Shares or
           Principal Amount
     Redeemed or Retired (Note 1)          Consideration        Commission Authorization (Note 2)
---------------------------------------    -------------    ------------------------------------------


     $ 1,852                                 $  1,852                        Rule 42

     $16,035                                 $ 16,035                        Rule 42

     $ 5,330                                 $  5,330                        Rule 42

     $13,948                                 $ 13,948                        Rule 42

     $ 4,000                                 $  4,000                        Rule 42

     $ 1,729                                 $  1,729                        Rule 42

       4,500 shares                          $ 45,000                        Rule 42
     $90,000                                 $ 90,000                        Rule 42

     $   613                                 $    613                        Rule 42

       2,000 shares                          $ 20,000                        Rule 42
                                             --------
                                             $198,507
                                             ========


                                             $    940                        Rule 52

                                             $  6,000          Release No. 26647 (File No. 70-8883)
                                             --------
                                             $  6,940
                                             ========


                                             $     --
                                             ========

ITEM 5.  INVESTMENTS IN SECURITIES OF NON-SYSTEM COMPANIES

The aggregate amounts of investments at December 31, 1997, in persons operating in the system's retail service area are shown below.

                                    Number of                                                 Aggregate
          Name of Owner              Persons                Business of Persons               Investment
----------------------------------  ----------   ------------------------------------------   ----------
CNG Transmission..................     One       State Development Fund                       $  100,000
Hope Gas..........................     One       State Development Fund                       $  100,000
Hope Gas..........................     One       Economic Development Small                   $2,475,000
                                                 Business Investment Company (Note)
Virginia Natural Gas..............     One       State Development Fund                       $   56,228

---------------
Note: Investment made pursuant to the West Virginia Capital Companies Act and under Rule 40(a)(5).

The above do not include investments in securities of non-system companies which have been authorized by Commission order under the Public Utility Holding Company Act of 1935 and which are subject to Rule 24 Certificate filing requirements.

ITEM 6.  OFFICERS AND DIRECTORS

Part I. Names, principal business address and positions held as of December 31, 1997

The names, principal business address and positions held as of December 31, 1997, of the officers and directors of system companies is presented in the tables on pages 12 through 15. The principal business address of each officer and director is indicated in such tables by the numbers (1) through (20). The addresses associated with these number designations are shown in the following address key. The symbols used to indicate the positions held by officers and directors are shown in the position symbol key below.

Changes effective May 1, 1998

The following changes to the Parent Company officers were made effective May 1, 1998: D. M. Westfall was elected Senior Vice President, Non-Regulated Business and Chief Financial Officer and R. L. Adams was elected Senior Vice President, Regulated Business. These officers will also serve in the same capacity with the Service Company.

                                  ADDRESS KEY
                               -----------------

 (1)  CNG Tower, Pittsburgh, PA 15222
 (2)  625 Liberty Avenue, Pittsburgh, PA 15222
 (3)  445 West Main Street, Clarksburg, WV 26301
 (4)  1717 East Ninth Street, Cleveland, OH 44114
 (5)  1450 Poydras Street, New Orleans, LA 70112
 (6)  5100 East Virginia Beach Boulevard, Norfolk, VA 23502
 (7)  Bank One Center West, Clarksburg, WV 26302
 (8)  4 Derham Parc, Houston, TX 77024
 (9)  12 Kirkland Place, Cambridge, MA 02138
(10)  1819 L Street, N.W., Washington, DC 20036
(11)  One Park Ridge Center, Pittsburgh, PA 15244
(12)  11921 Freedom Drive, Reston, VA 22090
(13)  157 Backbone Road, Sewickley, PA 15143
(14)  One PPG Place, Suite 2210, Pittsburgh, PA 15222
(15)  1422 Euclid Avenue, Suite 1400, Cleveland, OH 44115
(16)  1000 Six PPG Place, Pittsburgh, PA 15222
(17)  781 Weed Street, New Canaan, CT 06840
(18)  500 J. Clyde Morris Boulevard, Newport News, VA 23601
(19)  787 Seventh Avenue, New York, NY 10019
(20)  1258 Alanton Drive, Virginia Beach, VA 23454

                              POSITION SYMBOL KEY
                          ----------------------------

CB        --   Chairman of the Board
P         --   President
SVP       --   Senior Vice President
VP        --   Vice President
S         --   Secretary
T         --   Treasurer
Cn        --   Controller
D         --   Director
CFO       --   Chief Financial Officer
GC        --   General Counsel
SAVP      --   Senior Assistant Vice President
AVP       --   Assistant Vice President
AS        --   Assistant Secretary
AT        --   Assistant Treasurer
ACn       --   Assistant Controller
AtGC      --   Assistant General Counsel
GM        --   General Manager
r         --   Remuneration
df        --   Directors' fees

Part I. Names, principal business address and positions held as of December 31, 1997
--------------------------------------------------------------------------------


                                                ------------------------------------------------------------------------------
                                                Parent   Service      CNG         Hope       East       Peoples     Virginia
                                                Company  Company  Transmission    Gas      Ohio Gas   Natural Gas  Natural Gas
------------------------------------------------------------------------------------------------------------------------------
 Adams, R. L.          Clarksburg, WV      (3)              D        P-D-r
 Atkinson, S. L.       Clarksburg, WV      (3)                        S-r
 Baril, D. C.          New Orleans, LA     (5)
------------------------------------------------------------------------------------------------------------------------------
 Barrack, W. S., Jr.   New Canaan, CT     (17)   D-df
 Bartels, M. G.        Cleveland, OH       (4)                                            VP-S-T-D-r
 Borneman, D. W.       Pittsburgh, PA      (1)           SAVP-r
------------------------------------------------------------------------------------------------------------------------------
 Boswell, W. P.        Pittsburgh, PA      (2)                                                        VP-GC-S-D-r
 Brakeman, B. F.       Cleveland, OH       (4)                                              VP-D-r
 Brink, G. R.          Newport News, VA   (18)                                                                        D-df
------------------------------------------------------------------------------------------------------------------------------
 Brown, H. E.          Clarksburg, WV      (3)                    VP-GC-AS-D-r
 Butera, J. E.         Pittsburgh, PA      (1)            AVP-r
 Carrington, J. W.,
  Jr.                  New Orleans, LA     (5)
------------------------------------------------------------------------------------------------------------------------------
 Carter, G. B.         Clarksburg, WV      (3)                       VP-D-r
 Causey, J. L.         Norfolk, VA         (6)              D                                                        P-D-r
 Chamberlain, A. R.    Norfolk, VA         (6)                                                                        VP-r
------------------------------------------------------------------------------------------------------------------------------
 Chandler, N. F.       Pittsburgh, PA      (1)    AS      AS-r
 Chase, D. S.          Reston, VA         (12)
 Connell, D. W.        Pittsburgh, PA      (1)            VP-r
------------------------------------------------------------------------------------------------------------------------------
 Connolly, J. W.       Pittsburgh, PA     (13)   D-df
 Corbett, F. J.        Norfolk, VA         (6)                                                                        VP-r
 Crittenden, J. A.     Pittsburgh, PA     (11)
------------------------------------------------------------------------------------------------------------------------------
 Dailey, J. C.         Pittsburgh, PA      (2)                                                           AS-r
 Davidson, G. A., Jr.  Pittsburgh, PA      (1)   CB-D    CB-D-r
 Deschamps, G. W.      Pittsburgh, PA      (1)            VP-r
------------------------------------------------------------------------------------------------------------------------------
 Dodd, T. E.           Pittsburgh, PA     (11)
 Dortmans, J. H.       Pittsburgh, PA     (11)
 Doyle, D. J.          Pittsburgh, PA     (11)
------------------------------------------------------------------------------------------------------------------------------
 Elliott, R. S.        Clarksburg, WV      (7)                                    AS-r
 Fickenscher, D. A.    Norfolk, VA         (6)                                                                     VP-GC-S-r
 Fleming, A. D.        New Orleans, LA     (5)
------------------------------------------------------------------------------------------------------------------------------
 Flinn, J. A.          Pittsburgh, PA      (2)                                                            D-r
 Fox, W. A.            Pittsburgh, PA      (2)              D                     P-D                    P-D-r
 Fratangelo, R. D.     Pittsburgh, PA      (1)            VP-r
------------------------------------------------------------------------------------------------------------------------------
 Fritsche, W. F., Jr.  Virginia Beach, VA (20)                                                                        D-df
 Funk, C. T., Jr.      Pittsburgh, PA      (1)            VP-r
 Galvin, R. E.*        Houston, TX         (8)   D-df
------------------------------------------------------------------------------------------------------------------------------
 Garbe, T. F.          Pittsburgh, PA      (1)    Cn      Cn-r
 Garrett, J. W.        Pittsburgh, PA      (1)            VP-r
 Greer, M. D.          Clarksburg, WV      (3)                        VP-r
------------------------------------------------------------------------------------------------------------------------------
 Gregg, P. P.          New Orleans, LA     (5)
 Groves, R. J.         New York, NY       (19)   D-df
 Halbritter, M. A.     Clarksburg, WV      (7)                                  GC-S-D-r
------------------------------------------------------------------------------------------------------------------------------
 Hunter, W. R.         Norfolk, VA         (6)                                                                       Cn-T-r
 Jacobs, R. L.         Clarksburg, WV      (3)                         r
 Jacquet, T. J.        New Orleans, LA     (5)
------------------------------------------------------------------------------------------------------------------------------
 Jeffries, G. A.       Pittsburgh, PA     (11)
 Johns, D. M., Jr.     New Orleans, LA     (5)
 Johnson, J. W.        Pittsburgh, PA     (11)
------------------------------------------------------------------------------------------------------------------------------

* Mr. Galvin became a director effective February 17, 1998.
Address key and position symbol key are located on page 11.

--------------------------------------------------------------------------------

                                Name of System Companies with Which Connected
-----------------------------------------------------------------------------------------------
    CNG       CNG Energy  CNG Power       CNG       Consolidated    CNG       CNG        CNG
 Producing     Services   Services   International      LNG       Research    Coal    Financial
-----------------------------------------------------------------------------------------------

                                                         AS
    AS-r                                                                       S
-----------------------------------------------------------------------------------------------



-----------------------------------------------------------------------------------------------



-----------------------------------------------------------------------------------------------



    VP-r
-----------------------------------------------------------------------------------------------



-----------------------------------------------------------------------------------------------
                                                                     S                   S-D
                                         VP-r

-----------------------------------------------------------------------------------------------


                 S-r          S
-----------------------------------------------------------------------------------------------



-----------------------------------------------------------------------------------------------
                 VP-r        VP
                 VP-r
                 VP-r
-----------------------------------------------------------------------------------------------


    VP-r
-----------------------------------------------------------------------------------------------


                                                                                         D
-----------------------------------------------------------------------------------------------



-----------------------------------------------------------------------------------------------



-----------------------------------------------------------------------------------------------
SVP-CFO-D-r                                                                  VP-T-D


-----------------------------------------------------------------------------------------------

                                          AS
    AS-r
-----------------------------------------------------------------------------------------------
                 AS-r        AS
 VP-GC-S-r                                                                  GC-AS-D
               SVP-D-r
-----------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                                                -----------------------------------------------------------------------------------
                                                Parent     Service        CNG         Hope        East       Peoples     Virginia
                                                Company    Company    Transmission    Gas       Ohio Gas   Natural Gas  Natural Gas
-----------------------------------------------------------------------------------------------------------------------------------
 Jones, B. E.          Washington, DC     (10)              VP-r
 Klink, B. C.          Cleveland, OH       (4)                                                   VP-D-r
 Koeppel, H. K.        Reston, VA         (12)
-----------------------------------------------------------------------------------------------------------------------------------
 Kovach, R. A.         Cleveland, OH       (4)                                                   VP-D-r
 Lego, P. E.           Pittsburgh, PA     (14)   D-df
 Lewis, J.             New Orleans, LA     (5)
-----------------------------------------------------------------------------------------------------------------------------------
 Lordi, M. J.          Pittsburgh, PA     (11)
 Magnuson, M. G.       Washington, DC     (10)            VP-AtGC-r
 Marks, E. J., III     Pittsburgh, PA      (1)                r
-----------------------------------------------------------------------------------------------------------------------------------
 Mayernick, C. S.      Pittsburgh, PA      (2)                                                                 D-r
 McGreevy, S. R.       Pittsburgh, PA      (1)    VP        VP-r
 McKean, T. D.         Reston, VA         (12)
-----------------------------------------------------------------------------------------------------------------------------------
 McKenna, M. A.        Cambridge, MA       (9)   D-df
 McKeown, L. J.        Pittsburgh, PA      (1)     S         S-r                                   AS
 Meyer, D. S.          Pittsburgh, PA      (2)                                                               VP-D-r
-----------------------------------------------------------------------------------------------------------------------------------
 Millet, D. G.         New Orleans, LA     (5)
 Minter, S. A.         Cleveland, OH      (15)   D-df
 Mola, E. C.           Reston, VA         (12)
-----------------------------------------------------------------------------------------------------------------------------------
 Moore, T. L.          Clarksburg, WV      (3)                            D-r
 Nagle, R. M.          Pittsburgh, PA     (11)
 Newland, T. D.        Cleveland, OH       (4)                D                                  P-D-r
-----------------------------------------------------------------------------------------------------------------------------------
 Nicholas, G. A.       Clarksburg, WV      (7)                                      VP-GM-D-r
 Nichols, C. J.        New Orleans, LA     (5)
 Owens, R. M.          Clarksburg, WV      (7)                                        T-D-r                     T
-----------------------------------------------------------------------------------------------------------------------------------
 Petrowski, J. H.      Pittsburgh, PA     (11)                D
 Reppert, S. L.        Norfolk, VA         (6)                                                                           AS-AT-r
 Riley, H. P.          New Orleans, LA     (5)                D
-----------------------------------------------------------------------------------------------------------------------------------
 Rutledge, D. B.       New Orleans, LA     (5)
 Sable, R. M., Jr.     Pittsburgh, PA     (11)
 Scammon, S. D.        Pittsburgh, PA     (11)
-----------------------------------------------------------------------------------------------------------------------------------
 Schwartz, E. S.       Pittsburgh, PA      (2)                                                                  r
 Simmons, R. P.        Pittsburgh, PA     (16)   D-df
 Skoog, J. H.          Pittsburgh, PA     (11)
-----------------------------------------------------------------------------------------------------------------------------------
 Spigelmyer, D. J.     Clarksburg, WV      (3)                            D-r
 Staton, J. D.         Clarksburg, WV      (3)                          VP-T-D-r
 Strickland, B. E.     Pittsburgh, PA      (2)                                                                 D-r
-----------------------------------------------------------------------------------------------------------------------------------
 Stuver, D. K.         Pittsburgh, PA     (11)
 Suttle, N. W., Jr.    Clarksburg, WV      (3)                            AT-r         AT
 Sypolt, G. L.         Clarksburg, WV      (3)                           VP-D-r
-----------------------------------------------------------------------------------------------------------------------------------
 Taaffe, G. A., Jr.    Pittsburgh, PA      (1)    AS      VP-AtGC-r                                GC
 Taylor, R. D.         Pittsburgh, PA      (1)              AVP-r
 Thomson, J. S.        Reston, VA         (12)
-----------------------------------------------------------------------------------------------------------------------------------
 Usaj, J. S.           Pittsburgh, PA      (1)              VP-r
 Wahl, W. F., III      Pittsburgh, PA     (11)
 Wester, T. E.         Pittsburgh, PA      (2)                                                               VP-D-r
-----------------------------------------------------------------------------------------------------------------------------------
 Westfall, D. M.       Pittsburgh, PA      (1)  SVP-CFO  SVP-CFO-D-r                                                        D
 Whitlinger, M. M.     Pittsburgh, PA      (1)    AT        AT-r
 Williams, S. E.       Pittsburgh, PA      (1)  SVP-GC    SVP-GC-r
-----------------------------------------------------------------------------------------------------------------------------------
 Wright, R. E.         Pittsburgh, PA      (1)              VP-r
 Yoho, M. L.           Clarksburg, WV      (3)                          SVP-D-r
-----------------------------------------------------------------------------------------------------------------------------------

Address key and position symbol key are located on page 11.

--------------------------------------------------------------------------------

                                Name of System Companies with Which Connected
------------------------------------------------------------------------------------------------
    CNG       CNG Energy   CNG Power       CNG       Consolidated    CNG       CNG        CNG
 Producing     Services    Services   International      LNG       Research    Coal    Financial
------------------------------------------------------------------------------------------------


                                          VP-r
------------------------------------------------------------------------------------------------


  SVP-D-r
------------------------------------------------------------------------------------------------
                SVP-D-r

                  AS          AS           AS             AS
------------------------------------------------------------------------------------------------

                   D
                                        VP-Cn-T-r
------------------------------------------------------------------------------------------------

     AS           AS          AS            S

------------------------------------------------------------------------------------------------
                                                                                AT
    AT-r
                                          VP-r
------------------------------------------------------------------------------------------------

                SVP-D-r

------------------------------------------------------------------------------------------------

    AT-r
                                                          AT
------------------------------------------------------------------------------------------------
                 P-D-r        P-D

   P-D-r                                    D
------------------------------------------------------------------------------------------------
     r                                                                          AS
              SVP-CFO-D-r      D
                SVP-D-r
------------------------------------------------------------------------------------------------
                                                       VP-GM-D

                 VP-r
------------------------------------------------------------------------------------------------

                                                          T

------------------------------------------------------------------------------------------------
                T-ACn-r        T


------------------------------------------------------------------------------------------------
                                           GC                                             AS

                                          P-D-r
------------------------------------------------------------------------------------------------

                Cn-AT-r       AT

------------------------------------------------------------------------------------------------
                                            D                                   P.D        P
                  AT                       AT                         AT                 VP-T
                                            D           GC-S-D        D
-----------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------

Part II. Banking connections

Information concerning all officers and Directors of each system company who have financial connections within the provisions of Section 17(c) of the Public Utility Holding Company Act of 1935 as of December 31, 1997, follows:

                                                                               Position Held    Applicable
    Name of Officer                      Name and Location                     in Financial     Exemption
      or Director                    of Financial Institution                   Institution        Rule
------------------------  -----------------------------------------------      -------------   ------------
R. L. Adams                              One Valley Bank                          Director            70
                                           Clarksburg, West Virginia                                (c)(f)

J. W. Connolly                           Mellon Bank Corporation* and             Director            70
                                           Mellon Bank, N.A.                                         (a)
                                           Pittsburgh, Pennsylvania

G. A. Davidson, Jr.                      PNC Bank Corp.                           Director            70
                                           Pittsburgh, Pennsylvania                              (a)(c)(e)(f)

S. A. Minter                             KeyCorp                                  Director            70
                                           Cleveland, Ohio                                           (a)

R. P. Simmons                            PNC Bank Corp.                           Director            70
                                           Pittsburgh, Pennsylvania                                  (a)

R. E. Wright                             Dollar Bank                              Director            70
                                           Pittsburgh, Pennsylvania                                 (c)(f)

---------------
* Bank holding company.

Part III. Compensation and other related information

(a) The compensation of Directors and executive officers of system companies:

Information concerning the compensation of the five highest paid Directors and executive officers of the system (with all subsidiaries treated as divisions) for the year 1997 is included in the Registrant's "1998 Notice of Annual Meeting and Proxy Statement" which is filed as Exhibit F.(3) to this Form U5S. Information presented under the captions "COMPENSATION OF EXECUTIVE OFFICERS--SUMMARY COMPENSATION TABLE" on page 10, and "NON-EMPLOYEE DIRECTORS' COMPENSATION" on page 15, in such proxy statement is hereby incorporated by reference.

(b) Their interest in the securities of system companies including options or other rights to acquire securities:

Information concerning the interest of Directors and executive officers in the securities of system companies, including options or other rights to acquire securities, is included in the Registrant's "1998 Notice of Annual Meeting and Proxy Statement" which is filed as Exhibit F.(3) to this Form U5S. Information presented under the following captions in such proxy statement is hereby incorporated by reference: "SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS" on page 9; "OPTION GRANTS IN LAST FISCAL YEAR" on page 10; "AGGREGATED NON-QUALIFIED STOCK OPTION EXERCISES IN LAST FISCAL YEAR AND DECEMBER 31, 1997, YEAR-END NON-QUALIFIED STOCK OPTION VALUES" on page 11; and "LONG-TERM INCENTIVE PLAN AWARDS IN THE LAST FISCAL YEAR" on page 11.

ITEM 6.  OFFICERS AND DIRECTORS (Concluded)

(c) Their contracts and transactions with system companies:

Information concerning the contracts and transactions by Directors and executive officers with system companies is included in the Registrant's "1998 Notice of Annual Meeting and Proxy Statement" which is filed as Exhibit F.(3) to this Form U5S. Information presented under the caption "HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION" on page 15 in such proxy statement is hereby incorporated by reference.

(d) Their indebtedness to system companies:

None.

(e) Their participation in bonus and profit-sharing arrangements and other benefits:

Information concerning the participation by Directors and executive officers in other benefits is included in the Registrant's "1998 Notice of Annual Meeting and Proxy Statement" which is filed as Exhibit F.(3) to this Form U5S. Information presented under the captions "LIFE INSURANCE AND RELATED BENEFIT PLANS" on page 16, and "RETIREMENT PROGRAMS" on page 16, in such proxy statement is hereby incorporated by reference.

(f) Their rights to indemnification:

Pursuant to Section 145 of the General Corporation Law of the State of Delaware, in which the Company is incorporated, the Company's by-laws indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a Director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a Director, officer, employee or agent, against expenses (including attorneys' fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The Company also purchases directors and officers liability insurance with limits of $150 million, and, in recognition of the scope of the foregoing by-law indemnification, certain other errors and omissions and general liability insurance coverages which are applicable to all employees as insureds, including Directors and officers.

ITEM 7.  CONTRIBUTIONS AND PUBLIC RELATIONS

Tabulated below for each system company are the expenditures, disbursements, or payments made during the year 1997, directly or indirectly, to or for the account of any citizens group, or public relations counsel. There were no payments made to any political party, candidate for public office or holder of such office, or any committee or agent therefor by the system companies during the year 1997.

                                                                                  Accounts Charged
                                         Name or Number of                          Per Books of
        Name of Company                  Beneficiary(ies)         Purpose        Disbursing Company          Amount
-------------------------------      -------------------------    -------      -----------------------      --------
Parent Company                       Community Alliance for       Civic        Other income deductions      $200,000
                                       Economic
                                       Development(Note 1)
Parent Company                       Democratic Leadership        Civic        Other income deductions       $10,000
                                       Council(Note 1)
East Ohio Gas                        Keep Ohio Working            Civic        Other income deductions       $25,000
East Ohio Gas                        Nine beneficiaries           Civic        Other income deductions       $12,700
CNG Producing                        One beneficiary              Civic        Operating expenses             $1,000
CNG Energy Services                  Three beneficiaries          Civic        Operating expenses             $2,500

------------

Notes:

(1) All beneficiaries are nonprofit and nonpartisan civic organizations tax-exempt under Section 501(c)(4) of the Internal Revenue Code.

(2) The information set forth above with respect to the subsidiary companies of the Parent Company is based upon memoranda submitted to the Parent Company for such purpose by each of its subsidiary companies, which memoranda are in the certified form required by Instruction 2 to ITEM 7. The Parent Company is preserving such memoranda.

ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS

Part I. Contracts for services, including engineering or construction services, or goods supplied or sold between system companies during the year 1997 are as follows:

                                                                                             Date of Contract(s)
 Transaction (Note 1)       Serving Company       Receiving Company     Compensation              (Note 2)
----------------------    -------------------    -------------------    -------------    ---------------------------
Aircraft services         CNG Transmission       Hope Gas                $      513      Note 3
Management services       CNG Transmission       Hope Gas                $3,793,516      January 1, 1984
Management services       CNG Transmission       CNG Power               $  125,474      August 15, 1983
Management services       CNG Producing          CNG Energy Services     $  218,637      October 1, 1990 (Note 4)
Management services       CNG Energy Services    CNG Power               $1,087,707      January 1, 1995
Management services       CNG Energy Services    CNG Power Services      $6,444,517      November 1, 1994
Management services       CNG Energy Services    CNG Retail              $  389,928      February 12, 1997
Management services       CNG Energy Services    CNG Producing           $  239,640      September 24, 1987
Management services       East Ohio Gas          Peoples Natural Gas     $  325,225      December 1, 1995
Management services       Peoples Natural Gas    East Ohio Gas           $1,047,167      August 18, 1995
Management services       Peoples Natural Gas    Virginia Natural        $  329,226      Note 5
                                                 Gas
Management services       Peoples Natural Gas    CNG Retail              $  103,704      July 8, 1996

---------------

Notes:

(1) Contracts for aircraft and management services with aggregate consideration passing between the same companies of less than $100,000 have been omitted.

(2) All contracts were in effect at December 31, 1997, except as noted.

(3) Aircraft service contracts are dated May 1, 1984 and February 17, 1992. Aircraft owned by CNG Transmission were sold to non-affiliated parties in 1995. The remaining aircraft services consist of the use of helicopters.

(4) Of this amount, $125,606 relates to an Information Services and Special Services Agreement dated July 17, 1996.

(5) Approval of contract pending.

Part II. Contracts to purchase services or goods between any system company and any affiliate (other than a system company) or any company in which any officer or director of the receiving company is a partner or owns 5 percent or more of any class of equity securities:

None.

Part III. Employment of any person by any system company for the performance on a continuing basis of management, supervisory or financial advisory services:

None.

ITEM 9.  WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

Part I. Information concerning the interests held by system companies in exempt wholesale generators or foreign utility companies:

1. Information concerning the interests held by system companies in an exempt wholesale generator (EWG) follows.

(a)      Company Name:                      Lakewood Cogeneration, L.P.
         Location of Facility:              Lakewood, New Jersey
         Business Address:                  c/o CMS Generation
                                            Fairlane Plaza South
                                            330 Town Center Drive, Suite 900
                                            Dearborn, MI 48126-2712

The Lakewood EWG facility (Facility) is a 237-megawatt combined-cycle, gas-fired facility, dispatchable by General Public Utilities (GPU) (formerly Jersey Central Power & Light Company) via the Pennsylvania-Jersey-Maryland grid. The Facility uses 2 gas turbines, 2 heat recovery steam generators, and 1 steam turbine generator. Fuel oil is used as a back-up fuel. The Facility is directly connected to a GPU switchyard, which is the point of sale for the electricity. The Facility commenced commercial operations in November 1994.

CNG Power, a wholly owned subsidiary of CNG Energy Services, holds a 34% limited partnership interest in Lakewood Cogeneration, L.P. (Lakewood Partnership). CNG Lakewood, a wholly owned subsidiary of CNG Power Services, owns a 1% general partnership interest in the Lakewood Partnership.

(b) At December 31, 1997, CNG's total investment in the Lakewood Partnership was $14,608,000.

The Lakewood Partnership has term loans with a group of banks that total $196.9 million at December 31, 1997. These loans are nonrecourse to the partners.

CNG's cumulative equity contributions to the Lakewood Partnership total $17,850,000 at December 31, 1997.

There have been no transfers of assets from a CNG affiliate to the Facility.

(c) The capital structure of the Lakewood Partnership is 83% debt and 17% equity at December 31, 1997. The Lakewood Partnership had earnings of $5,423,642 for the year ended December 31, 1997.

(d) The Lakewood Partnership has an agreement with CNG Energy Services whereby CNG Energy Services provides all fuel management services for the Facility, including fuel procurement, transportation and administering the contracts for the purchase, transportation and storage of the fuels for the Facility. In addition to tolling fees based on the volumes of fuel used in the Facility, CNG Energy Services receives a monthly administration fee. This fee, originally set at $6,250 per month, is adjusted by the Gross Domestic Product Deflator Ratio effective January 1 of each calendar year.

2. Information concerning the interests held by system companies in a foreign utility company (FUCO) follows.

(a) Latin America Fund

CNG International holds a 16.5% limited partnership interest in The Latin America Energy and Electricity Fund I, L.P. (Latin America Fund), a Cayman Islands exempted limited partnership, and an 8.29% general partnership interest in FondElec General Partner, L.P. (FondElec). FondElec holds a 1% general partnership interest in the Latin America Fund. The Latin America Fund's business is limited to investing in FUCOs in Latin America. As part of the transaction, CNG International obtains an ownership interest, equal to its percentage ownership interest in the partnership, in each of the Latin America Fund's investments. The Latin America Fund had investments in three FUCOs as of December 31, 1997.

The name and business address of the Latin America Fund are as follows:

        The Latin America Energy and Electricity Fund I, L.P.
        Stamford Harbor Park
        333 Ludlow Street
        Stamford, CT 06902

(b) At December 31, 1997, CNG International's investment in the Latin America Fund totaled $7,143,000. CNG International's total commitment for investment in the Latin America Fund is $10,000,000, with future payments expected to be made in the next two years as future individual investment proposals are made to CNG International for its decision as to whether to participate. There have been no transfers of assets from a CNG affiliate to any FUCO in which the Latin America Fund has an interest.

(c) The Latin America Fund is an equity investment fund and as such has a capital structure consisting of equity funds contributed by its partners. Accordingly, there is no meaningful debt to equity ratio for the Latin America Fund. The Latin America Fund had a net loss of $14,941 for the year ended December 31, 1997.

(d) There are no service, sales or construction contracts between the Latin America Fund, or any FUCOs in which the Latin America Fund has an interest, and a CNG system company.

3. Information concerning the interests held by system companies in a FUCO follows.

(a) Argentine FUCOs

In December 1997, CNG International acquired 12.5% ownership interests in two gas utility holding companies, Sodigas Pampeana S.A. and Sodigas Sur S.A., and a 20% ownership interest in an electric utility holding company, Buenos Aires Energy Company (BAECO), from CEI Citicorp Holdings S.A. in Argentina. The gas utility holding companies have ownership interests in two gas distribution companies, Camuzzi Gas Pampeana S.A. (Camuzzi Pampeana) and Camuzzi Gas del Sur S.A. (Camuzzi del Sur), and BAECO has an ownership interest in an electric distribution company, Empresa Distribuidora de Energia Atlantica S.A. (EDEA). Camuzzi Pampeana, Camuzzi del Sur and EDEA are FUCOs.

Camuzzi Pampeana serves approximately 770,000 customers in Buenos Aires province (but not in the city of Buenos Aires itself). Camuzzi del Sur serves approximately 354,000 customers in Argentina to the south of Buenos Aires. Camuzzi Pampeana and Camuzzi del Sur own, in the aggregate, approximately 3,600 miles of natural gas pipelines, 14,500 miles of natural gas distribution mains and networks, and 540,000 service line connections. Camuzzi Pampeana and Camuzzi del Sur together sell approximately 335 Bcf of natural gas per year.

EDEA serves approximately 398,000 electric customers in the province of Buenos Aires, delivering about 1,800 gigawatt-hours a year. EDEA's electrical distribution network consists of approximately 5,900 miles of high-, medium-, and low-tension power lines with approximately 3,000 supporting substations which transform energy to lower tensions for connection to many of EDEA's customers.

The name and business address of the Argentine FUCOs are as follows:

Camuzzi Pampeana
and Camuzzi del Sur:               Av. Alicia Moreau de Justo 240
                                   3rd Floor
                                   (1107) Buenos Aires
                                   Argentina
EDEA:                              Av. Pedro Luro 2937
                                   7th Floor
                                   (7600) Mar del Plata
                                   Buenos Aires
                                   Argentina

ITEM 9.  WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES (Concluded)

(b) At December 31, 1997, CNG International's investment in the Argentine holding companies was as follows:

Sodigas Pampeana............................................  $30,419,000
Sodigas Sur.................................................   20,278,000
BAECO.......................................................   28,390,000
                                                              -----------
Total.......................................................  $79,087,000
                                                              ===========

There have been no transfers of assets from a CNG affiliate to any of the FUCOs in which Sodigas Pampeana, Sodigas Sur or BAECO has an interest.

(c) The approximate capital structure and earnings for the Argentine holding companies as of and for the year ended December 31, 1997, are as follows:

                                            CAPITAL STRUCTURE
                                            -----------------
                                            DEBT       EQUITY       EARNINGS (LOSS)
                                            ----       ------       ---------------
Sodigas Pampeana..........................  44%         56%           $(4,369,133)
Sodigas Sur...............................  41%         59%           $ 6,285,141
BAECO.....................................  64%         36%           $(4,827,041)*

*For 315-day period ended December 31, 1997.

(d) There are no service, sales or construction contracts between the Argentine holding companies, or any FUCOs in which they hold an interest, and a CNG system company.

Part II. Relationship of exempt wholesale generators and foreign utility companies to system companies, and financial data:

Organization charts showing the relationship of the EWG and FUCOs to other system companies are filed as Exhibits H.(1) and H.(2), respectively, to this Form U5S. Financial statements of the EWG and FUCOs are filed as Exhibits I.(1) and I.(2), respectively, to this Form U5S.

Part III. Investment in exempt wholesale generators and foreign utility companies:

At December 31, 1997, the Company's aggregate investment in the Lakewood Partnership amounted to $14,608,000. The Company's aggregate investment in the Latin America Fund and the Argentine holding companies totaled $86,230,000, at December 31, 1997. The ratio of the Registrant's aggregate investment in the EWG and FUCOs to the Registrant's aggregate capital investment in its domestic public utility subsidiaries was 7.2% at December 31, 1997.

                    (THIS PAGE WAS INTENTIONALLY LEFT BLANK)

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS
FINANCIAL STATEMENTS AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1997

                                     INDEX

                                                               Page
                                                              ------
Report of Independent Accountants...........................      25
Consolidating Balance Sheet.................................      26
Consolidating Income Statement..............................      30
Consolidating Statement of Retained Earnings................      32
Consolidating Statement of Cash Flows.......................      34
Consolidating Balance Sheet Supplement......................      36
Consolidating Income Statement Supplement...................      38
Consolidating Statement of Retained Earnings Supplement.....      39
Consolidating Statement of Cash Flows Supplement............      40
CNG TRANSMISSION CORPORATION:
  Consolidating Balance Sheet...............................      42
  Consolidating Income Statement............................      44
  Consolidating Statement of Retained Earnings..............      45
  Consolidating Statement of Cash Flows.....................      46
CNG PRODUCING COMPANY:
  Consolidating Balance Sheet...............................      48
  Consolidating Income Statement............................      50
  Consolidating Statement of Retained Earnings..............      51
  Consolidating Statement of Cash Flows.....................      52
CNG ENERGY SERVICES CORPORATION:
  Consolidating Balance Sheet...............................      54
  Consolidating Income Statement............................      56
  Consolidating Statement of Retained Earnings..............      57
  Consolidating Statement of Cash Flows.....................      58
CNG POWER COMPANY:
  Consolidating Balance Sheet...............................      60
  Consolidating Income Statement............................      62
  Consolidating Statement of Retained Earnings..............      63
  Consolidating Statement of Cash Flows.....................      64
CNG PRODUCTS AND SERVICES, INC.:
  Consolidating Balance Sheet...............................      66
  Consolidating Income Statement............................      68
  Consolidating Statement of Retained Earnings..............      69
  Consolidating Statement of Cash Flows.....................      70
CNG POWER SERVICES CORPORATION:
  Consolidating Balance Sheet...............................      72
  Consolidating Income Statement............................      74
  Consolidating Statement of Retained Earnings..............      75
  Consolidating Statement of Cash Flows.....................      76
CNG INTERNATIONAL CORPORATION:
  Consolidating Balance Sheet...............................      78
  Consolidating Income Statement............................      80
  Consolidating Statement of Retained Earnings..............      81
  Consolidating Statement of Cash Flows.....................      82
Notes to Consolidated Financial Statements..................  Note

---------------
Note: The Notes to Consolidated Financial Statements appearing on pages 25 to 52 of Exhibit 99 to Consolidated Natural Gas Company's Annual Report on Form 10-K for the year ended December 31, 1997, are incorporated herein by reference.

EXHIBITS
A list of the exhibits is on page 83.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Consolidated Natural Gas Company

In our opinion, the financial statements listed in the accompanying index on page 24 present fairly, in all material respects, the consolidated financial position of Consolidated Natural Gas Company and its subsidiaries at December 31, 1997, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

Our audit was made for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The consolidating information on pages 26 through 82 is presented for purposes of complying with the requirements of the Public Utility Holding Company Act of 1935 rather than to present financial position, results of operations, and cash flows of the individual companies. Accordingly, we do not express an opinion on the financial position, results of operations and cash flows of the individual companies. However, the consolidating information on pages 26 through 82 has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.

PRICE WATERHOUSE LLP

600 Grant Street
Pittsburgh, Pennsylvania 15219-9954
February 17, 1998

CONSOLIDATED NATURAL GAS COMPANY

CONSOLIDATING BALANCE SHEET
At December 31, 1997
(Thousands of Dollars)

                                        CONSOLIDATED
                                      -----------------                                             ---------------------
                                                          Eliminations
                                             CNG              and         Combined                                CNGT
Assets                                and Subsidiaries    Adjustments*      Total         CNG        CNGSvc    (Page 42)
------                                -----------------   ------------   -----------   ----------   --------   ----------
PROPERTY, PLANT AND EQUIPMENT
  (Note 4)
Gas utility and other plant.........     $ 5,004,139      $    (2,228)   $ 5,006,367   $       --   $ 39,994   $2,064,963
Accumulated depreciation and
  amortization......................      (1,949,483)             376     (1,949,859)          --    (20,307)    (855,759)
                                         -----------      -----------    -----------   ----------   --------   ----------
    Net gas utility and other
       plant........................       3,054,656           (1,852)     3,056,508           --     19,687    1,209,204
                                         -----------      -----------    -----------   ----------   --------   ----------
Exploration and production
  properties........................       3,710,619               --      3,710,619           --         --      226,810
Accumulated depreciation and
  amortization......................      (2,542,472)          25,436     (2,567,908)          --         --     (201,260)
                                         -----------      -----------    -----------   ----------   --------   ----------
    Net exploration and production
       properties...................       1,168,147           25,436      1,142,711           --         --       25,550
                                         -----------      -----------    -----------   ----------   --------   ----------
    Net property, plant and
       equipment....................       4,222,803           23,584      4,199,219           --     19,687    1,234,754
                                         -----------      -----------    -----------   ----------   --------   ----------
INVESTMENTS
Stocks of subsidiary companies, at
  equity -- consolidated............              --       (2,364,466)     2,364,466    2,364,466         --           --
Notes of subsidiary companies --
  consolidated......................              --       (1,115,371)     1,115,371    1,115,371         --           --
                                         -----------      -----------    -----------   ----------   --------   ----------
       Total investments............              --       (3,479,837)     3,479,837    3,479,837         --           --
                                         -----------      -----------    -----------   ----------   --------   ----------
CURRENT ASSETS
Cash and temporary cash
  investments.......................          65,035               --         65,035        2,279     26,418        6,634
Accounts receivable
  Customers.........................         804,015               --        804,015           --         --       40,914
  Unbilled revenues and other.......         176,787               --        176,787           10        800        3,650
  Allowance for doubtful accounts...         (29,590)              --        (29,590)          --         --       (2,088)
Receivables from affiliated
  companies -- consolidated.........              --       (1,760,888)     1,760,888      851,022    591,627       32,158
Inventories, at cost
  Gas stored -- current portion
    (Note 9)........................         139,157           (2,089)       141,246           --         --           --
  Materials and supplies (average
    cost method)....................          30,256               --         30,256           --         --       11,706
Unrecovered gas costs (Note 3)......          55,062               --         55,062           --         --       36,828
Deferred income taxes -- current
  (net).............................              --           (6,617)         6,617           --         --           --
Prepayments and other current
  assets............................         212,919               --        212,919       50,000      1,111       31,342
                                         -----------      -----------    -----------   ----------   --------   ----------
       Total current assets.........       1,453,641       (1,769,594)     3,223,235      903,311    619,956      161,144
                                         -----------      -----------    -----------   ----------   --------   ----------
REGULATORY AND OTHER ASSETS
Other investments...................         223,900               --        223,900          500         --       34,518
Deferred charges and other assets
  (Notes 3, 5, 6, 7, 8, 10 and
  17)...............................         413,350         (109,279)       522,629       41,157     17,194       77,786
                                         -----------      -----------    -----------   ----------   --------   ----------
       Total regulatory and other
         assets.....................         637,250         (109,279)       746,529       41,657     17,194      112,304
                                         -----------      -----------    -----------   ----------   --------   ----------
       Total assets.................     $ 6,313,694      $(5,335,126)   $11,648,820   $4,424,805   $656,837   $1,508,202
                                         ===========      ===========    ===========   ==========   ========   ==========

---------------
 * The elimination journal entries pertaining to this consolidating financial statement are prepared in detail form, showing the amounts pertaining to the Registrant and each subsidiary company, and are preserved with the Registrant's copy of this Form U5S.

( ) denotes negative amount.

The Notes to Consolidated Financial Statements are an integral part of this statement (see Note on page 24).

                                                        SUBSIDIARIES
 -------------------------------------------------------------------------------------------------------------------------
                                                                                                                 Other
                                                     CNGP        CNGESC      CNGPSC       CNGI                Subsidiaries
     EOG          PNG         VNG        HGI       (Page 48)    (Page 54)   (Page 72)   (Page 78)     LNG      (Page 36)
  ----------   ---------   ---------   --------   -----------   --------     -------    --------    -------      ------


  $1,450,024   $ 708,769   $ 501,948   $180,157   $        --   $ 56,518     $ 3,288    $    706    $    --      $   --

    (601,755)   (255,762)   (135,308)   (70,067)           --    (10,176)       (561)       (164)        --          --
  ----------   ---------   ---------   --------   -----------   --------     -------    --------    -------      ------

     848,269     453,007     366,640    110,090            --     46,342       2,727         542         --          --
  ----------   ---------   ---------   --------   -----------   --------     -------    --------    -------      ------

          --          --          --         --     3,483,809         --          --          --         --          --

          --          --          --         --    (2,366,648)        --          --          --         --          --
  ----------   ---------   ---------   --------   -----------   --------     -------    --------    -------      ------

          --          --          --         --     1,117,161         --          --          --         --          --
  ----------   ---------   ---------   --------   -----------   --------     -------    --------    -------      ------

     848,269     453,007     366,640    110,090     1,117,161     46,342       2,727         542         --          --
  ----------   ---------   ---------   --------   -----------   --------     -------    --------    -------      ------


          --          --          --         --            --         --          --          --         --          --

          --          --          --         --            --         --          --          --         --          --
  ----------   ---------   ---------   --------   -----------   --------     -------    --------    -------      ------
          --          --          --         --            --         --          --          --         --          --
  ----------   ---------   ---------   --------   -----------   --------     -------    --------    -------      ------


       5,600       6,444         825      1,752         2,627      8,633           8       3,708         25          82

     224,717      82,860      25,389     16,196         8,234    377,648      28,057          --         --          --
      67,043       8,519      24,753      9,095        60,885      1,944          --          46         --          42
      (2,640)     (5,416)       (291)    (1,283)       (1,000)   (16,872)         --          --         --          --

       1,657         770          --      8,431        64,748    108,819       6,542      78,000     13,648       3,466


      69,236      20,055      19,570      8,510            --     23,875          --          --         --          --

      13,241       1,844         726        827         1,910          2          --          --         --          --
          --      16,044       2,190         --            --         --          --          --         --          --

       3,798          --       2,536        242            41         --          --          --         --          --

      84,138       7,972         355      2,745         3,798     30,860         510           1          3          84
  ----------   ---------   ---------   --------   -----------   --------     -------    --------    -------      ------
     466,790     139,092      76,053     46,515       141,243    534,909      35,117      81,755     13,676       3,674
  ----------   ---------   ---------   --------   -----------   --------     -------    --------    -------      ------

       1,025          --          52      2,125            --     68,172         417     117,091         --          --


     192,524     152,950       8,555     16,273         5,078      4,325          --         314      2,503       3,970
  ----------   ---------   ---------   --------   -----------   --------     -------    --------    -------      ------

     193,549     152,950       8,607     18,398         5,078     72,497         417     117,405      2,503       3,970
  ----------   ---------   ---------   --------   -----------   --------     -------    --------    -------      ------
  $1,508,608   $ 745,049   $ 451,300   $175,003   $ 1,263,482   $653,748     $38,261    $199,702    $16,179      $7,644
  ==========   =========   =========   ========   ===========   ========     =======    ========    =======      ======

CONSOLIDATED NATURAL GAS COMPANY

CONSOLIDATING BALANCE SHEET
At December 31, 1997
(Thousands of Dollars)

                                        CONSOLIDATED
                                      ----------------                                             ---------------------
                                                         Eliminations
                                            CNG              and         Combined                                CNGT
Stockholders' Equity and Liabilities  and Subsidiaries   Adjustments*      Total         CNG        CNGSvc    (Page 43)
------------------------------------  ----------------   ------------   -----------   ----------   --------   ----------
CAPITALIZATION
Common stockholders' equity
  (Note 11)
  Common stock, par value $2.75 per
    share
    Authorized -- 400,000,000 shares
    Issued -- 95,623,281 shares.....     $  262,964      $(1,670,784)   $ 1,933,748   $  262,964   $     10   $  590,000
  Capital in excess of par value....        566,755         (136,033)       702,788      526,790         --        2,254
  Retained earnings, per
    accompanying statement (Note
    13).............................      1,539,587         (547,161)     2,086,748    1,543,753         --      147,251
  Treasury stock, at cost (659
    shares).........................            (38)              --            (38)         (38)        --           --
  Unearned compensation.............        (10,950)         (10,950)            --           --         --           --
                                         ----------      -----------    -----------   ----------   --------   ----------
    Total common stockholders'
       equity.......................      2,358,318       (2,364,928)     4,723,246    2,333,469         10      739,505
                                         ----------      -----------    -----------   ----------   --------   ----------
Long-term debt (Note 14)
  Debentures........................      1,304,306               --      1,304,306    1,304,306         --           --
  Convertible subordinated
    debentures......................        244,584               --        244,584      244,584         --           --
  Unsecured loan....................          4,000               --          4,000           --         --           --
  Notes payable to
    Registrant -- consolidated......             --       (1,115,371)     1,115,371           --      8,912      295,328
                                         ----------      -----------    -----------   ----------   --------   ----------
    Total long-term debt............      1,552,890       (1,115,371)     2,668,261    1,548,890      8,912      295,328
                                         ----------      -----------    -----------   ----------   --------   ----------
    Total capitalization............      3,911,208       (3,480,299)     7,391,507    3,882,359      8,922    1,034,833
                                         ----------      -----------    -----------   ----------   --------   ----------
CURRENT LIABILITIES
Current maturities on long-term
  debt..............................        154,000               --        154,000      150,000         --           --
Commercial paper (Note 15)..........        238,700               --        238,700      238,700         --           --
Accounts payable....................        651,365               --        651,365          378     26,735       22,265
Payables to affiliated companies --
  consolidated......................             --       (1,760,888)     1,760,888       79,005    605,791      157,654
Estimated rate contingencies and
  refunds (Note 3)..................         29,112               --         29,112           --         --        6,650
Amounts payable to customers........            880               --            880           --         --           --
Taxes accrued.......................        125,056               --        125,056          (52)      (299)      29,648
Deferred income taxes -- current
  (net) (Note 8)....................         13,735           (6,617)        20,352           --         --       11,650
Dividends declared..................         46,377               --         46,377       46,377         --           --
Other current liabilities...........        127,016               --        127,016       21,142      5,219       17,942
                                         ----------      -----------    -----------   ----------   --------   ----------
    Total current liabilities.......      1,386,241       (1,767,505)     3,153,746      535,550    637,446      245,809
                                         ----------      -----------    -----------   ----------   --------   ----------
DEFERRED CREDITS
Deferred income taxes (Note 8)......        712,118            8,406        703,712       (3,703)    (2,785)     159,345
Accumulated deferred investment tax
  credits...........................         26,658               --         26,658           --         --          142
Deferred credits and other
  liabilities (Notes 3, 6, 7 and
  8)................................        277,469          (95,728)       373,197       10,599     13,254       68,073
                                         ----------      -----------    -----------   ----------   --------   ----------
    Total deferred credits..........      1,016,245          (87,322)     1,103,567        6,896     10,469      227,560
                                         ----------      -----------    -----------   ----------   --------   ----------
COMMITMENTS AND CONTINGENCIES (Note
  18)...............................
                                         ----------      -----------    -----------   ----------   --------   ----------
    Total stockholders' equity and
       liabilities..................     $6,313,694      $(5,335,126)   $11,648,820   $4,424,805   $656,837   $1,508,202
                                         ==========      ===========    ===========   ==========   ========   ==========

---------------
 * The elimination journal entries pertaining to this consolidating financial statement are prepared in detail form, showing the amounts pertaining to the Registrant and each subsidiary company, and are preserved with the Registrant's copy of this Form U5S.

( ) denotes negative amount.

The Notes to Consolidated Financial Statements are an integral part of this statement (see Note on page 24).

                                                      SUBSIDIARIES
  ---------------------------------------------------------------------------------------------------------------------
                                                                                                              Other
                                                   CNGP       CNGESC      CNGPSC       CNGI                Subsidiaries
     EOG         PNG        VNG        HGI      (Page 49)    (Page 55)   (Page 73)   (Page 79)     LNG      (Page 37)
  ----------   --------   --------   --------   ----------   ---------   ---------   ---------   -------   ------------






  $  237,968   $183,535   $144,697   $ 40,900   $  326,000   $      4     $15,520    $ 85,550    $ 8,400     $ 38,200
      19,975         --     57,603         --           --     96,166          --          --         --           --


     201,035     74,065      4,034     14,644      157,793    (11,480)     (9,190)    (10,628)     6,940      (31,469)

          --         --         --         --           --         --          --          --         --           --
          --         --         --         --           --         --          --          --         --           --
  ----------   --------   --------   --------   ----------   --------     -------    --------    -------     --------

     458,978    257,600    206,334     55,544      483,793     84,690       6,330      74,922     15,340        6,731
  ----------   --------   --------   --------   ----------   --------     -------    --------    -------     --------

          --         --         --         --           --         --          --          --         --           --

          --         --         --         --           --         --          --          --         --           --
          --         --      4,000         --           --         --          --          --         --           --

     181,390    143,117     57,318     33,428      343,575     12,303          --      40,000         --           --
  ----------   --------   --------   --------   ----------   --------     -------    --------    -------     --------
     181,390    143,117     61,318     33,428      343,575     12,303          --      40,000         --           --
  ----------   --------   --------   --------   ----------   --------     -------    --------    -------     --------
     640,368    400,717    267,652     88,972      827,368     96,993       6,330     114,922     15,340        6,731
  ----------   --------   --------   --------   ----------   --------     -------    --------    -------     --------


          --         --      4,000         --           --         --          --          --         --           --
          --         --         --         --           --         --          --          --         --           --
      89,578     33,744     22,639      3,747      118,704    302,030      30,241       1,304         --           --

     390,430     81,396    103,472     29,575       14,215    215,632         398      83,319         --            1

       8,527      2,498     10,649        788           --         --          --          --         --           --
         880         --         --         --           --         --          --          --         --           --
      75,183      9,271        826      5,255        3,037      1,834         (35)         60        (39)         367

          --      8,702         --         --           --         --          --          --         --           --
          --         --         --         --           --         --          --          --         --           --
      18,348     10,723     11,482      3,168       20,022     18,762         203           3          2           --
  ----------   --------   --------   --------   ----------   --------     -------    --------    -------     --------
     582,946    146,334    153,068     42,533      155,978    538,258      30,807      84,686        (37)         368
  ----------   --------   --------   --------   ----------   --------     -------    --------    -------     --------

     159,349    123,845      4,058     11,409      238,224     11,645       1,130        (226)       876          545

      12,329      8,746      3,001      2,440           --         --          --          --         --           --


     113,616     65,407     23,521     29,649       41,912      6,852          (6)        320         --           --
  ----------   --------   --------   --------   ----------   --------     -------    --------    -------     --------
     285,294    197,998     30,580     43,498      280,136     18,497       1,124          94        876          545
  ----------   --------   --------   --------   ----------   --------     -------    --------    -------     --------


  ----------   --------   --------   --------   ----------   --------     -------    --------    -------     --------

  $1,508,608   $745,049   $451,300   $175,003   $1,263,482   $653,748     $38,261    $199,702    $16,179     $  7,644
  ==========   ========   ========   ========   ==========   ========     =======    ========    =======     ========

CONSOLIDATED NATURAL GAS COMPANY

CONSOLIDATING INCOME STATEMENT
For the Year Ended December 31, 1997
(Thousands of Dollars)

                                         CONSOLIDATED
                                       ----------------                                          --------------------
                                                          Eliminations
                                             CNG              and         Combined                            CNGT
                                       and Subsidiaries   Adjustments*     Total        CNG       CNGSvc    (Page 44)
                                       ----------------   ------------   ----------   --------   --------   ---------
OPERATING REVENUES
Regulated gas sales..................     $1,851,001       $ (13,122)    $1,864,123   $     --   $     --   $     --
Nonregulated gas sales...............      2,339,157        (493,605)     2,832,762         --         --     36,291
                                          ----------       ---------     ----------   --------   --------   --------
       Total gas sales...............      4,190,158        (506,727)     4,696,885         --         --     36,291
Gas transportation and storage.......        479,505        (120,629)       600,134         --         --    438,238
Electricity sales....................        594,532            (272)       594,804         --         --         --
Other................................        445,825        (117,363)       563,188         --    104,211     50,550
                                          ----------       ---------     ----------   --------   --------   --------
       Total operating revenues (Note
         3)..........................      5,710,020        (744,991)     6,455,011         --    104,211    525,079
                                          ----------       ---------     ----------   --------   --------   --------
OPERATING EXPENSES
Purchased gas........................      2,960,204        (625,436)     3,585,640         --         --      8,592
Electricity, liquids and capacity
  purchased..........................        869,670          (8,818)       878,488         --         --     43,755
Operation expense (Note 5)...........        708,012        (110,761)       818,773     14,942     94,497    144,223
Maintenance..........................         90,608              --         90,608         --      1,998     28,837
Depreciation and amortization (Note
  4).................................        330,144            (200)       330,344         --      3,229     67,022
Impairment of gas and oil producing
  properties (Note 4)................         10,351              --         10,351         --         --         --
Taxes, other than income taxes.......        195,845              --        195,845      2,875      2,984     33,878
                                          ----------       ---------     ----------   --------   --------   --------
       Subtotal......................      5,164,834        (745,215)     5,910,049     17,817    102,708    326,307
                                          ----------       ---------     ----------   --------   --------   --------
       Operating income before income
         taxes.......................        545,186             224        544,962    (17,817)     1,503    198,772
Income taxes (Note 8)................        147,053              73        146,980    (11,688)        --     66,046
                                          ----------       ---------     ----------   --------   --------   --------
       Operating income..............        398,133             151        397,982     (6,129)     1,503    132,726
                                          ----------       ---------     ----------   --------   --------   --------
OTHER INCOME (DEDUCTIONS)
Interest revenues....................          2,178          (6,628)         8,806         36         --      1,302
Other -- net.........................         11,338              --         11,338      2,197        (67)     8,843
Equity in earnings of subsidiary
  companies -- consolidated..........             --        (319,126)       319,126    319,126         --         --
Interest revenues from affiliated
  companies -- consolidated..........             --        (111,629)       111,629    106,247         15      1,305
                                          ----------       ---------     ----------   --------   --------   --------
       Total other income
         (deductions)................         13,516        (437,383)       450,899    427,606        (52)    11,450
                                          ----------       ---------     ----------   --------   --------   --------
       Income before interest
         charges.....................        411,649        (437,232)       848,881    421,477      1,451    144,176
                                          ----------       ---------     ----------   --------   --------   --------
INTEREST CHARGES
Interest on long-term debt...........        104,927         (88,902)       193,829    104,107      1,103     27,397
Other interest expense...............          9,116         (29,331)        38,447     12,990        348        144
Allowance for funds used during
  construction.......................         (6,774)             --         (6,774)        --         --       (821)
                                          ----------       ---------     ----------   --------   --------   --------
       Total interest charges........        107,269        (118,233)       225,502    117,097      1,451     26,720
                                          ----------       ---------     ----------   --------   --------   --------
NET INCOME...........................     $  304,380       $(318,999)    $  623,379   $304,380   $     --   $117,456
                                          ==========       =========     ==========   ========   ========   ========
Earnings per common share -- basic
  (Note 2)...........................          $3.21
Earnings per common share -- diluted
  (Note 2)...........................          $3.15

---------------
 * The elimination journal entries pertaining to this consolidating financial statement are prepared in detail form, showing the amounts pertaining to the Registrant and each subsidiary company, and are preserved with the Registrant's copy of this Form U5S.

( ) denotes negative amount.

The Notes to Consolidated Financial Statements are an integral part of this statement (see Note on page 24).

                                                      SUBSIDIARIES
  ---------------------------------------------------------------------------------------------------------------------
                                                                                                              Other
                                                  CNGP        CNGESC      CNGPSC       CNGI                Subsidiaries
     EOG         PNG        VNG        HGI      (Page 50)   (Page 56)    (Page 74)   (Page 80)     LNG      (Page 38)
  ----------   --------   --------   --------   --------    ----------   --------     -------    -------      -----

  $1,200,493   $329,329   $209,691   $108,333   $     --    $       --   $     --     $    --    $16,277      $  --
          --         --         --         --    365,499     2,430,972         --          --         --         --
  ----------   --------   --------   --------   --------    ----------   --------     -------    -------      -----
   1,200,493    329,329    209,691    108,333    365,499     2,430,972         --          --     16,277         --
      85,222     56,762      4,044      7,952        701         7,215         --          --         --         --
          --         --         --         --         --           279    594,525          --         --         --
       9,226      6,808      6,499      2,325    301,377        81,796         --         396         --         --
  ----------   --------   --------   --------   --------    ----------   --------     -------    -------      -----

   1,294,941    392,899    220,234    118,610    667,577     2,520,262    594,525         396     16,277         --
  ----------   --------   --------   --------   --------    ----------   --------     -------    -------      -----

     800,695    184,174    116,764     57,211     31,535     2,386,669         --          --         --         --

          --         --         --         --    157,101        82,599    595,033          --         --         --
     189,275     73,164     36,628     25,083    156,533        54,882      7,702       6,907     14,914         23
      25,057     15,768      4,805      4,903      9,193            18         --          29         --         --

      35,963     19,538     16,817      5,071    176,454         5,536        561         153         --         --

          --         --         --         --     10,351            --         --          --         --         --
     104,058     24,982     10,429      9,729      4,094         2,318        392         106         --         --
  ----------   --------   --------   --------   --------    ----------   --------     -------    -------      -----
   1,155,048    317,626    185,443    101,997    545,261     2,532,022    603,688       7,195     14,914         23
  ----------   --------   --------   --------   --------    ----------   --------     -------    -------      -----

     139,893     75,273     34,791     16,613    122,316       (11,760)    (9,163)     (6,799)     1,363        (23)
      40,490     21,484      8,243      4,482     28,221        (6,190)    (2,957)     (2,513)     1,218        144
  ----------   --------   --------   --------   --------    ----------   --------     -------    -------      -----
      99,403     53,789     26,548     12,131     94,095        (5,570)    (6,206)     (4,286)       145       (167)
  ----------   --------   --------   --------   --------    ----------   --------     -------    -------      -----

       6,347          2          3          1        192           579         10         163          1        170
         503       (481)      (561)    (1,613)       100         1,767        125         525         --         --

          --         --         --         --         --            --         --          --         --         --

          --         --         --        157      1,138         1,454         91          --      1,012        210
  ----------   --------   --------   --------   --------    ----------   --------     -------    -------      -----

       6,850       (479)      (558)    (1,455)     1,430         3,800        226         688      1,013        380
  ----------   --------   --------   --------   --------    ----------   --------     -------    -------      -----

     106,253     53,310     25,990     10,676     95,525        (1,770)    (5,980)     (3,598)     1,158        213
  ----------   --------   --------   --------   --------    ----------   --------     -------    -------      -----

      15,530     10,417      7,915      2,716     23,071         1,573         --          --         --         --
      11,794      3,082      3,578        199        957         5,110         12         233         --         --

        (868)      (358)        --       (248)    (4,479)           --         --          --         --         --
  ----------   --------   --------   --------   --------    ----------   --------     -------    -------      -----
      26,456     13,141     11,493      2,667     19,549         6,683         12         233         --         --
  ----------   --------   --------   --------   --------    ----------   --------     -------    -------      -----
  $   79,797   $ 40,169   $ 14,497   $  8,009   $ 75,976    $   (8,453)  $ (5,992)    $(3,831)   $ 1,158      $ 213
  ==========   ========   ========   ========   ========    ==========   ========     =======    =======      =====





CONSOLIDATED NATURAL GAS COMPANY

CONSOLIDATING STATEMENT OF RETAINED EARNINGS
For the Year Ended December 31, 1997
(Thousands of Dollars)

                                      CONSOLIDATED
                                    ----------------                                            --------------------
                                                       Eliminations
                                          CNG              and         Combined                              CNGT
                                    and Subsidiaries   Adjustments*     Total         CNG        CNGSvc    (Page 45)
                                    ----------------   ------------   ----------   ----------   --------   ---------
RETAINED EARNINGS
Balance at December 31, 1996......     $1,424,624       $(479,605)    $1,904,229   $1,424,624   $     --   $ 150,846
Adjustment:
  Merger of West Ohio Gas Company
    with The East Ohio Gas Company
    effective January 1, 1997.....             --              --             --           --         --          --
Net income for the year 1997 per
  accompanying income statement...        304,380        (318,999)       623,379      304,380         --     117,456
                                       ----------       ---------     ----------   ----------   --------   ---------
         Total....................      1,729,004        (798,604)     2,527,608    1,729,004         --     268,302
Dividends declared on common
  stock -- cash (Note 11).........       (184,942)        251,443       (436,385)    (184,942)        --    (121,051)
Pension liability adjustment
  (Note 6)........................           (309)             --           (309)        (309)        --          --
Cumulative translation
  adjustment......................         (4,166)             --         (4,166)          --         --          --
                                       ----------       ---------     ----------   ----------   --------   ---------
Balance at December 31, 1997
  (Note 13).......................     $1,539,587       $(547,161)    $2,086,748   $1,543,753   $     --   $ 147,251
                                       ==========       =========     ==========   ==========   ========   =========

---------------
 * The elimination journal entries pertaining to this consolidating financial statement are prepared in detail form, showing the amounts pertaining to the Registrant and each subsidiary company, and are preserved with the Registrant's copy of this Form U5S.

( ) denotes negative amount.

The Notes to Consolidated Financial Statements are an integral part of this statement (see Note on page 24).

                                                         SUBSIDIARIES
  --------------------------------------------------------------------------------------------------------------------------
                                                                                                                   Other
                                                         CNGP       CNGESC      CNGPSC       CNGI               Subsidiaries
    EOG        PNG        VNG        HGI       WOG     (Page 51)   (Page 57)   (Page 75)   (Page 81)    LNG      (Page 39)
  --------   --------   --------   -------   -------   --------    --------     -------    --------    ------     --------

  $183,845   $ 72,175   $  3,042   $14,852   $ 7,784   $ 81,817    $ (3,027)     (3,198)   $ (2,631)   $5,782     $(31,682)



     7,784         --         --        --    (7,784)        --          --          --          --        --           --

    79,797     40,169     14,497     8,009        --     75,976      (8,453)     (5,992)     (3,831)    1,158          213
  --------   --------   --------   -------   -------   --------    --------     -------    --------    ------     --------
   271,426    112,344     17,539    22,861        --    157,793     (11,480)     (9,190)     (6,462)    6,940      (31,469)

   (70,391)   (38,279)   (13,505)   (8,217)       --         --          --          --          --        --           --

        --         --         --        --        --         --          --          --          --        --           --

        --         --         --        --        --         --          --          --      (4,166)       --           --
  --------   --------   --------   -------   -------   --------    --------     -------    --------    ------     --------

  $201,035   $ 74,065   $  4,034   $14,644   $    --   $157,793    $(11,480)    $(9,190)   $(10,628)   $6,940     $(31,469)
  ========   ========   ========   =======   =======   ========    ========     =======    ========    ======     ========

CONSOLIDATED NATURAL GAS COMPANY

CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 1997
(Thousands of Dollars)

                                                    CONSOLIDATED
                                                  ----------------                                           --------------------
                                                                     Eliminations
                                                        CNG               and        Combined                             CNGT
                                                  and Subsidiaries   Adjustments*      Total        CNG       CNGSvc    (Page 46)
                                                  ----------------   -------------   ---------   ---------   --------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income......................................      $ 304,380        $(318,999)    $623,379      304,380   $     --   $ 117,456
Adjustments to reconcile net income to net cash
provided by (used in) operating activities
  Depreciation and amortization.................        330,144             (200)     330,344           --      3,229      67,022
  Impairment of gas and oil producing
    properties..................................         10,351               --       10,351           --         --          --
  Pension cost (credit).........................        (49,841)              --      (49,841)          --     (3,628)    (13,585)
  Stock award amortization......................          9,620               --        9,620        3,309        736         836
  Deferred income taxes-net.....................          1,881               73        1,808       (3,078)     1,065      11,182
  Investment tax credit.........................         (2,193)              --       (2,193)          --         --         (22)
  Changes in current assets and current
    liabilities
    Accounts receivable -- net..................       (160,887)              --     (160,887)          32       (242)      2,964
    Receivables from affiliated
      companies -- consolidated.................             --          139,728     (139,728)         863    (25,308)     (2,244)
    Inventories.................................         34,170               --       34,170           --         --       1,226
    Unrecovered gas costs.......................         52,954               --       52,954           --         --     (24,801)
    Accounts payable............................        119,625               --      119,625          162     13,596      (2,188)
    Payables to affiliated
      companies -- consolidated.................             --         (139,728)     139,728       76,480     16,194      10,680
    Estimated rate contingencies and refunds....          7,510               --        7,510           --         --       1,661
    Amounts payable to customers................            880               --          880           --         --          --
    Taxes accrued...............................         27,720               --       27,720        1,317     (1,479)     (1,348)
    Other-net...................................          6,984               --        6,984         (634)     1,827      (2,583)
  Changes in other assets and other
    liabilities.................................         48,880               --       48,880      (11,241)     2,985      29,638
  Excess of equity in earnings of subsidiary
    companies over their cash dividends
    paid -- consolidated........................             --           67,191      (67,191)     (67,191)        --          --
  Other -- net..................................            (70)              --          (70)         105        (14)          9
                                                      ---------        ---------     ---------   ---------   --------   ---------
        Net cash provided by (used in) operating
          activities............................        742,108         (251,935)     994,043      304,504      8,961     195,903
                                                      ---------        ---------     ---------   ---------   --------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES
Plant construction and other property
  additions.....................................       (520,961)              --     (520,961)          --     (7,800)    (60,475)
Proceeds from dispositions of prop., plant and
  equip.--net...................................          1,056               --        1,056           --         14       1,180
Cost of other investments--net..................        (86,763)              --      (86,763)          --         --      (1,212)
Intrasystem long-term financing--net............             --          127,478     (127,478)    (127,478)        --          --
Intrasystem money pool investments--net.........             --           88,128      (88,128)     (66,272)   (32,346)    (11,220)
                                                      ---------        ---------     ---------   ---------   --------   ---------
        Net cash provided by (used in) investing
          activities............................       (606,668)         215,606     (822,274)    (193,750)   (40,132)    (71,727)
                                                      ---------        ---------     ---------   ---------   --------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock -- Registrant..........         28,722               --       28,722       28,722         --          --
Issuance of debentures -- Registrant............        294,945               --      294,945      294,945         --          --
Repayments of long-term debt....................       (119,625)              --     (119,625)    (115,625)        --          --
Commercial paper--net...........................       (134,368)              --     (134,368)    (134,368)        --          --
Dividends paid -- Registrant....................       (184,608)              --     (184,608)    (184,608)        --          --
Intrasystem long-term financing--net............             --         (127,478)     127,478           --       (240)     11,923
Intrasystem money pool borrowings
  (repayments)--net.............................             --          (88,128)      88,128           --     57,262      (5,705)
Dividends paid--subsidiary
  companies--consolidated.......................             --          251,935     (251,935)          --         --    (124,251)
Other -- net....................................              5               --            5            5         --          --
                                                      ---------        ---------     ---------   ---------   --------   ---------
        Net cash provided by (used in) financing
          activities............................       (114,929)          36,329     (151,258)    (110,929)    57,022    (118,033)
                                                      ---------        ---------     ---------   ---------   --------   ---------
        Net increase (decrease) in cash and
          TCIs..................................         20,511               --       20,511         (175)    25,851       6,143
CASH AND TCIS AT JANUARY 1, 1997................         44,524               --       44,524        2,454        567         491
                                                      ---------        ---------     ---------   ---------   --------   ---------
CASH AND TCIS AT DECEMBER 31, 1997..............      $  65,035        $      --     $ 65,035    $   2,279   $ 26,418   $   6,634
                                                      =========        =========     =========   =========   ========   =========
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for
  Interest (net of amounts capitalized).........      $ 114,314        $(113,733)    $228,047    $ 118,130   $  1,452   $  26,920
  Income taxes (net of refunds).................      $ 126,372        $      --     $126,372    $  (9,555)  $    500   $  59,143
Non-cash financing activities
  Issuance of common stock under benefit
    plans.......................................      $   2,742        $      --     $  2,742    $   2,742   $     --   $      --
  Conversion of 7 1/4% Convertible Subordinated
    Debentures..................................      $      40        $      --     $     40    $      40   $     --   $      --

---------------
   * The eliminations and adjustments are those required to eliminate transactions among affiliated companies and otherwise give effect to the adjusting and reclassifying entries to the consolidating balance sheets, income statements and statements of retained earnings of the Registrant and its subsidiaries.

(  ) denotes negative amount.

The Notes to Consolidated Financial Statements are an integral part of this statement (see Note on page 24).

                                                   SUBSIDIARIES
-------------------------------------------------------------------------------------------------------------------
                                                                                                          Other
                                              CNGP       CNGESC      CNGPSC       CNGI                 Subsidiaries
  EOG        PNG        VNG        HGI      (Page 52)   (Page 58)   (Page 76)   (Page 82)     LNG       (Page 40)
--------   --------   --------   --------   ---------   ---------   ---------   ---------   --------   ------------

$ 79,797   $ 40,169   $ 14,497   $  8,009   $  75,976   $  (8,453)  $ (5,992)   $ (3,831)   $  1,158      $ 213


  35,963     19,538     16,817      5,071     176,454       5,536        561         153          --         --

      --         --         --         --      10,351          --         --          --          --         --
 (24,441)   (10,189)     2,707     (2,687)      1,064         866         --          52          --         --
     480        382        318         22       1,847       1,411         --         279          --         --
  (3,256)    (4,472)    (4,442)       568      11,737      (2,995)       943        (233)     (5,217)         6
  (1,380)      (502)      (152)      (137)         --          --         --          --          --         --


  13,326      1,206     (7,688)     3,291     (25,504)   (136,678)   (12,928)      1,105          --        229

    (427)       (81)        --     (1,564)     25,916     (59,271)       275     (78,000)         87         26
  24,329     14,046     (1,640)       112         403      (4,320)        14          --          --         --
  47,956     18,667     11,132         --          --          --         --          --          --         --
 (68,266)   (11,870)    (9,486)    (6,754)     33,396     153,009     17,502         526          --         (2)

  11,951     (1,721)       357      1,014      (4,157)     31,161     (2,369)        158           6        (26)
  (2,148)     1,553      7,888     (1,444)         --          --         --          --          --         --
     880         --         --         --          --          --         --          --          --         --
  14,727      6,750       (466)     1,237       2,240       3,971        507         300          30        (66)
  (6,003)      (680)       141       (511)     12,996       3,113       (687)          3          --          2

   9,130      1,487     (1,153)     6,432       1,819      (4,424)       (22)       (666)     14,906        (11)


      --         --         --         --          --          --         --          --          --         --
      --       (187)        --         --          17          --         --          --          --         --
--------   --------   --------   --------   ---------   ---------   --------    --------    --------      -----

 132,618     74,096     28,830     12,659     324,555     (17,074)    (2,196)    (80,154)     10,970        371
--------   --------   --------   --------   ---------   ---------   --------    --------    --------      -----


 (78,348)   (26,175)   (29,673)    (9,887)   (289,724)    (17,460)      (948)       (471)         --         --

  (2,322)      (155)      (725)      (173)      3,225          12         --          --          --         --
      --         --         --         --          --      (6,810)        --     (78,741)         --         --
      --         --         --         --          --          --         --          --          --         --
      --         --         --         --      18,580          --     (5,530)         --       9,025       (365)
--------   --------   --------   --------   ---------   ---------   --------    --------    --------      -----

 (80,670)   (26,330)   (30,398)   (10,060)   (267,919)    (24,258)    (6,478)    (79,212)      9,025       (365)
--------   --------   --------   --------   ---------   ---------   --------    --------    --------      -----

      --         --         --         --          --          --         --          --          --         --
      --         --         --         --          --          --         --          --          --         --
      --         --     (4,000)        --          --          --         --          --          --         --
      --         --         --         --          --          --         --          --          --         --
      --         --         --         --          --          --         --          --          --         --
  39,310     16,489     35,000      2,776     (55,000)     16,610         --      80,610     (20,000)        --

 (27,352)   (23,300)   (16,530)       600          --      20,910         --      82,243          --         --

 (68,249)   (39,746)   (12,605)    (7,084)         --          --         --          --          --         --
      --         --         --         --          --          --         --          --          --         --
--------   --------   --------   --------   ---------   ---------   --------    --------    --------      -----

 (56,291)   (46,557)     1,865     (3,708)    (55,000)     37,520         --     162,853     (20,000)        --
--------   --------   --------   --------   ---------   ---------   --------    --------    --------      -----

  (4,343)     1,209        297     (1,109)      1,636      (3,812)    (8,674)      3,487          (5)         6
   9,943      5,235        528      2,861         991      12,445      8,682         221          30         76
--------   --------   --------   --------   ---------   ---------   --------    --------    --------      -----
$  5,600   $  6,444   $    825   $  1,752   $   2,627   $   8,633   $      8    $  3,708    $     25      $  82
========   ========   ========   ========   =========   =========   ========    ========    ========      =====


$ 26,119   $ 13,329   $ 10,739   $  2,713   $  22,388   $   6,159   $     11    $     87    $     --      $  --
$ 35,006   $ 20,039   $ 12,849   $  2,969   $  12,406   $  (6,551)  $ (4,490)   $ (2,580)   $  6,405      $ 231


$     --   $     --   $     --   $     --   $      --   $      --   $     --    $     --    $     --      $  --

$     --   $     --   $     --   $     --   $      --   $      --   $     --    $     --    $     --      $  --

CONSOLIDATED NATURAL GAS COMPANY

CONSOLIDATING BALANCE SHEET SUPPLEMENT
At December 31, 1997
(Thousands of Dollars)

                                                           Other
                                                        Subsidiaries     CNG       CNG        CNG
                        Assets                             Total       Research    Coal    Financial
                        ------                          ------------   --------   ------   ---------
PROPERTY, PLANT AND EQUIPMENT (Note 4)
Gas utility and other plant...........................     $   --        $ --     $   --      $--
Accumulated depreciation and amortization.............         --          --         --       --
                                                           ------        ----     ------      ---
          Net gas utility and other plant.............         --          --         --       --
                                                           ------        ----     ------      ---
Exploration and production properties.................         --          --         --       --
Accumulated depreciation and amortization.............         --          --         --       --
                                                           ------        ----     ------      ---
          Net exploration and production properties...         --          --         --       --
                                                           ------        ----     ------      ---
          Net property, plant and equipment...........         --          --         --       --
                                                           ------        ----     ------      ---
INVESTMENTS
Stocks of subsidiary companies, at
  equity -- consolidated..............................         --          --         --       --
Notes of subsidiary companies -- consolidated.........         --          --         --       --
                                                           ------        ----     ------      ---
          Total investments...........................         --          --         --       --
                                                           ------        ----     ------      ---
CURRENT ASSETS
Cash and temporary cash investments...................         82           5         32       45
Accounts receivable
  Customers...........................................         --          --         --       --
  Unbilled revenues and other.........................         42          --         42       --
  Allowance for doubtful accounts.....................         --          --         --       --
Receivables from affiliated
  companies -- consolidated...........................      3,466         266      3,200       --
Inventories, at cost
  Gas stored -- current portion (Note 9)..............         --          --         --       --
  Materials and supplies (average cost method)........         --          --         --       --
Unrecovered gas costs (Note 3)........................         --          --         --       --
Deferred income taxes -- current (net)................         --          --         --       --
Prepayments and other current assets..................         84          --         84       --
                                                           ------        ----     ------      ---
          Total current assets........................      3,674         271      3,358       45
                                                           ------        ----     ------      ---
REGULATORY AND OTHER ASSETS
Other investments.....................................         --          --         --       --
Deferred charges and other assets
  (Notes 3, 5, 6, 7, 8, 10 and 17)....................      3,970          66      3,904       --
                                                           ------        ----     ------      ---
          Total regulatory and other assets...........      3,970          66      3,904       --
                                                           ------        ----     ------      ---
          Total assets................................     $7,644        $337     $7,262      $45
                                                           ======        ====     ======      ===

---------------
( ) denotes negative amount.

The Notes to Consolidated Financial Statements are an integral part of this statement (see Note on page 24).

CONSOLIDATED NATURAL GAS COMPANY

CONSOLIDATING BALANCE SHEET SUPPLEMENT
At December 31, 1997
(Thousands of Dollars)

                                                         Other
                                                      Subsidiaries     CNG        CNG         CNG
STOCKHOLDERS' EQUITY AND LIABILITIES                     Total       Research     Coal     Financial
------------------------------------                  ------------   --------   --------   ---------
CAPITALIZATION
Common stockholders' equity (Note 11)
  Common stock, par value $2.75 per share
    Authorized -- 400,000,000 shares
    Issued -- 95,623,281 shares.....................    $ 38,200     $15,790    $ 22,360     $ 50
  Capital in excess of par value....................          --          --          --       --
  Retained earnings, per accompanying statement
     (Note 13)......................................     (31,469)    (15,465)    (15,994)     (10)
  Treasury stock, at cost (659 shares)..............          --          --          --       --
  Unearned compensation.............................          --          --          --       --
                                                        --------     --------   --------     ----
          Total common stockholders' equity.........       6,731         325       6,366       40
                                                        --------     --------   --------     ----
Long-term debt (Note 14)
  Debentures........................................          --          --          --       --
  Convertible subordinated debentures...............          --          --          --       --
  Unsecured loan....................................          --          --          --       --
  Notes payable to Registrant -- consolidated.......          --          --          --       --
                                                        --------     --------   --------     ----
          Total long-term debt......................          --          --          --       --
                                                        --------     --------   --------     ----
          Total capitalization......................       6,731         325       6,366       40
                                                        --------     --------   --------     ----
CURRENT LIABILITIES
Current maturities on long-term debt................          --          --          --       --
Commercial paper (Note 15)..........................          --          --          --       --
Accounts payable....................................          --          --          --       --
Payables to affiliated companies -- consolidated....           1          --           1       --
Estimated rate contingencies and refunds (Note 3)...          --          --          --       --
Amounts payable to customers........................          --          --          --       --
Taxes accrued.......................................         367          11         351        5
Deferred income taxes -- current (net) (Note 8).....          --          --          --       --
Dividends declared..................................          --          --          --       --
Other current liabilities...........................          --           1          (1)      --
                                                        --------     --------   --------     ----
          Total current liabilities.................         368          12         351        5
                                                        --------     --------   --------     ----
DEFERRED CREDITS
Deferred income taxes (Note 8)......................         545          --         545       --
Accumulated deferred investment tax credits.........          --          --          --       --
Deferred credits and other liabilities (Notes 3, 6,
  7 and 8)..........................................          --          --          --       --
                                                        --------     --------   --------     ----
          Total deferred credits....................         545          --         545       --
                                                        --------     --------   --------     ----
COMMITMENTS AND CONTINGENCIES (Note 18)
                                                        --------     --------   --------     ----
          Total stockholders' equity and
            liabilities.............................    $  7,644     $   337    $  7,262     $ 45
                                                        ========     ========   ========     ====

---------------
( ) denotes negative amount.

The Notes to Consolidated Financial Statements are an integral part of this statement (see Note on page 24).

CONSOLIDATED NATURAL GAS COMPANY

CONSOLIDATING INCOME STATEMENT SUPPLEMENT
For the Year Ended December 31, 1997
(Thousands of Dollars)

                                                           Other
                                                        Subsidiaries     CNG       CNG       CNG
                                                           Total       Research   Coal    Financial
                                                        ------------   --------   -----   ---------
OPERATING REVENUES
Regulated gas sales...................................     $  --         $ --     $  --     $ --
Nonregulated gas sales................................        --           --        --       --
                                                           -----         ----     -----     ----
          Total gas sales.............................        --           --        --       --
Gas transportation and storage........................        --           --        --       --
Electricity sales.....................................        --           --        --       --
Other.................................................        --           --        --       --
                                                           -----         ----     -----     ----
          Total operating revenues (Note 3)...........        --           --        --       --
                                                           -----         ----     -----     ----
OPERATING EXPENSES
Purchased gas.........................................        --           --        --       --
Electricity, liquids and capacity purchased...........        --           --        --       --
Operation expense (Note 5)............................        23           12        11       --
Maintenance...........................................        --           --        --       --
Depreciation and amortization (Note 4)................        --           --        --       --
Impairment of gas and oil producing properties
  (Note 4)............................................        --           --        --       --
Taxes, other than income taxes........................        --           --        --       --
                                                           -----         ----     -----     ----
          Subtotal....................................        23           12        11       --
                                                           -----         ----     -----     ----
          Operating income before income taxes........       (23)         (12)      (11)      --
Income taxes (Note 8).................................       144           --       144       --
                                                           -----         ----     -----     ----
          Operating income............................      (167)         (12)     (155)      --
                                                           -----         ----     -----     ----
OTHER INCOME (DEDUCTIONS)
Interest revenues.....................................       170           --       170       --
Other -- net..........................................        --           --        --       --
Equity in earnings of subsidiary
  companies -- consolidated...........................        --           --        --       --
Interest revenues from affiliated
  companies -- consolidated...........................       210           12       198       --
                                                           -----         ----     -----     ----
          Total other income (deductions).............       380           12       368       --
                                                           -----         ----     -----     ----
          Income before interest charges..............       213           --       213       --
                                                           -----         ----     -----     ----
INTEREST CHARGES
Interest on long-term debt............................        --           --        --       --
Other interest expense................................        --           --        --       --
Allowance for funds used during construction..........        --           --        --       --
                                                           -----         ----     -----     ----
          Total interest charges......................        --           --        --       --
                                                           -----         ----     -----     ----
NET INCOME............................................     $ 213         $ --     $ 213     $ --
                                                           =====         ====     =====     ====

---------------
( ) denotes negative amount.

The Notes to Consolidated Financial Statements are an integral part of this statement (See Note on page 24).

CONSOLIDATED NATURAL GAS COMPANY

CONSOLIDATING STATEMENT OF RETAINED EARNINGS SUPPLEMENT
For the Year Ended December 31, 1997
(Thousands of Dollars)

                                                      Other
                                                   Subsidiaries     CNG        CNG         CNG
                                                      Total       Research     Coal     Financial
                                                   ------------   --------   --------   ---------
RETAINED EARNINGS
Balance at December 31, 1996.....................    $(31,682)    $(15,465)  $(16,207)    $(10)
Adjustment:
  Merger of West Ohio Gas Company with
    The East Ohio Gas Company effective
    January 1, 1997..............................          --          --          --       --
Net income for the year 1997 per accompanying
  income statement...............................         213          --         213       --
                                                     --------     --------   --------     ----
          Total..................................     (31,469)    (15,465)    (15,994)     (10)
Dividends declared on common stock -- cash
  (Note 11)......................................          --          --          --       --
Pension liability adjustment (Note 6)............          --          --          --       --
Cumulative translation adjustment................          --          --          --       --
                                                     --------     --------   --------     ----
Balance at December 31, 1997 (Note 13)...........    $(31,469)    $(15,465)  $(15,994)    $(10)
                                                     ========     ========   ========     ====

---------------
( ) denotes negative amount.

The Notes to Consolidated Financial Statements are an integral part of this statement (see Note on page 24).

CONSOLIDATED NATURAL GAS COMPANY

CONSOLIDATING STATEMENT OF CASH FLOWS SUPPLEMENT
For the Year Ended December 31, 1997
(Thousands of Dollars)

                                                                 Other
                                                              Subsidiaries     CNG       CNG       CNG
                                                                 Total       Research   Coal    Financial
                                                              ------------   --------   -----   ---------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income..................................................     $ 213        $  --     $ 213     $ --
Adjustments to reconcile net income to net cash provided by
(used in) operating activities
  Depreciation and amortization.............................        --           --        --       --
  Impairment of gas and oil producing properties............        --           --        --       --
  Pension cost (credit).....................................        --           --        --       --
  Stock award amortization..................................        --           --        --       --
  Deferred income taxes -- net..............................         6           --         6       --
  Investment tax credit.....................................        --           --        --       --
  Changes in current assets and current liabilities
    Accounts receivable -- net..............................       229          229        --       --
    Receivables from affiliated companies -- consolidated...        26           (1)       27       --
    Inventories.............................................        --           --        --       --
    Unrecovered gas costs...................................        --           --        --       --
    Accounts payable........................................        (2)          (1)       (1)      --
    Payables to affiliated companies -- consolidated........       (26)          (1)      (25)      --
    Estimated rate contingencies and refunds................        --           --        --       --
    Amounts payable to customers............................        --           --        --       --
    Taxes accrued...........................................       (66)          --       (71)       5
    Other -- net............................................         2            2        --       --
  Changes in other assets and other liabilities.............       (11)         (53)       42       --
  Excess of equity in earnings of subsidiary companies over
    their cash dividends paid -- consolidated...............        --           --        --       --
  Other -- net..............................................        --           --        --       --
                                                                 -----        -----     -----     ----
      Net cash provided by (used in) operating activities...       371          175       191        5
                                                                 -----        -----     -----     ----
CASH FLOWS FROM INVESTING ACTIVITIES
Plant construction and other property additions.............        --           --        --       --
Proceeds from dispositions of prop., plant and
  equip. -- net.............................................        --           --        --       --
Cost of other investments -- net............................        --           --        --       --
Intrasystem long-term financing -- net......................        --           --        --       --
Intrasystem money pool investments -- net...................      (365)        (175)     (190)      --
                                                                 -----        -----     -----     ----
      Net cash provided by (used in) investing activities...      (365)        (175)     (190)      --
                                                                 -----        -----     -----     ----
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock -- Registrant......................        --           --        --       --
Issuance of debentures -- Registrant........................        --           --        --       --
Repayments of long-term debt................................        --           --        --       --
Commercial paper -- net.....................................        --           --        --       --
Dividends paid -- Registrant................................        --           --        --       --
Intrasystem long-term financing -- net......................        --           --        --       --
Intrasystem money pool borrowings (repayments) -- net.......        --           --        --       --
Dividends paid -- subsidiary companies -- consolidated......        --           --        --       --
Other -- net................................................        --           --        --       --
                                                                 -----        -----     -----     ----
      Net cash provided by (used in) financing activities...        --           --        --       --
                                                                 -----        -----     -----     ----
      Net increase (decrease) in cash and TCIs..............         6           --         1        5
CASH AND TCIS AT JANUARY 1, 1997............................        76            5        31       40
                                                                 -----        -----     -----     ----
CASH AND TCIS AT DECEMBER 31, 1997..........................     $  82        $   5     $  32     $ 45
                                                                 =====        =====     =====     ====
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for
  Interest (net of amounts capitalized).....................     $  --        $  --     $  --     $ --
  Income taxes (net of refunds).............................     $ 231        $  --     $ 236     $ (5)
Non-cash financing activities
  Issuance of common stock under benefit plans..............     $  --        $  --     $  --     $ --
  Conversion of 7 1/4% Convertible Subordinated
    Debentures..............................................     $  --        $  --     $  --     $ --

---------------
( ) denotes negative amount.

The Notes to Consolidated Financial Statements are an integral part of this statement (see Note on page 24).

                    (THIS PAGE WAS INTENTIONALLY LEFT BLANK)

CNG TRANSMISSION CORPORATION

CONSOLIDATING BALANCE SHEET
At December 31, 1997
(Thousands of Dollars)

                                           CNGT      Eliminations
                                           and           and         Combined                   CNG
                Assets                  Subsidiary   Adjustments      Total         CNGT      Iroquois
                ------                  ----------   ------------   ----------   ----------   --------
PROPERTY, PLANT AND EQUIPMENT
Gas utility and other plant...........  $2,064,963     $     --     $2,064,963   $2,064,963   $    --
Accumulated depreciation and
  amortization........................    (855,759)          --       (855,759)    (855,759)       --
                                        ----------     --------     ----------   ----------   -------
          Net gas utility and other
            plant.....................   1,209,204           --      1,209,204    1,209,204        --
                                        ----------     --------     ----------   ----------   -------
Exploration and production
  properties..........................     226,810           --        226,810      226,810        --
Accumulated depreciation and
  amortization........................    (201,260)          --       (201,260)    (201,260)       --
                                        ----------     --------     ----------   ----------   -------
          Net exploration and
            production properties.....      25,550           --         25,550       25,550        --
                                        ----------     --------     ----------   ----------   -------
          Net property, plant and
            equipment.................   1,234,754           --      1,234,754    1,234,754        --
                                        ----------     --------     ----------   ----------   -------
INVESTMENTS
Stock of subsidiary company, at
  equity -- consolidated..............          --      (33,416)        33,416       33,416        --
Notes of subsidiary
  company -- consolidated.............          --           --             --           --        --
                                        ----------     --------     ----------   ----------   -------
          Total investments...........          --      (33,416)        33,416       33,416        --
                                        ----------     --------     ----------   ----------   -------
CURRENT ASSETS
Cash and temporary cash investments...       6,634           --          6,634        6,611        23
Accounts receivable
  Customers...........................      40,914           --         40,914       40,914        --
  Unbilled revenues and other.........       3,650           --          3,650        3,650        --
  Allowance for doubtful accounts.....      (2,088)          --         (2,088)      (2,088)       --
Receivables from affiliated
  companies -- consolidated...........      32,158       (1,412)        33,570       27,472     6,098
Inventories, at cost
  Gas stored -- current portion.......          --           --             --           --        --
  Materials and supplies (average cost
     method)..........................      11,706           --         11,706       11,706        --
Unrecovered gas costs.................      36,828           --         36,828       36,828        --
Deferred income taxes -- current......          --           --             --           --        --
Prepayments and other current
  assets..............................      31,342           --         31,342       31,342        --
                                        ----------     --------     ----------   ----------   -------
          Total current assets........     161,144       (1,412)       162,556      156,435     6,121
                                        ----------     --------     ----------   ----------   -------
REGULATORY AND OTHER ASSETS
Other investments.....................      34,518           --         34,518           --    34,518
Deferred charges and other assets.....      77,786           --         77,786       77,786        --
                                        ----------     --------     ----------   ----------   -------
          Total regulatory and other
            assets....................     112,304           --        112,304       77,786    34,518
                                        ----------     --------     ----------   ----------   -------
          Total assets................  $1,508,202     $(34,828)    $1,543,030   $1,502,391   $40,639
                                        ==========     ========     ==========   ==========   =======

---------------
( ) denotes negative amount.

CNG TRANSMISSION CORPORATION

CONSOLIDATING BALANCE SHEET
At December 31, 1997
(Thousands of Dollars)

                                          CNGT      Eliminations
                                          and            and         Combined                   CNG
STOCKHOLDER'S EQUITY AND LIABILITIES   Subsidiary    Adjustments      Total         CNGT      Iroquois
------------------------------------   ----------   -------------   ----------   ----------   --------
CAPITALIZATION
Common stockholder's equity
  Common stock.......................  $  590,000     $(23,940)     $  613,940   $  590,000   $23,940
  Capital in excess of par value.....       2,254           --           2,254        2,254        --
  Retained earnings, per accompanying
     statement.......................     147,251       (9,476)        156,727      147,251     9,476
  Treasury stock, at cost............          --           --              --           --        --
  Unearned compensation..............          --           --              --           --        --
                                       ----------     --------      ----------   ----------   -------
          Total common stockholder's
            equity...................     739,505      (33,416)        772,921      739,505    33,416
                                       ----------     --------      ----------   ----------   -------
Long-term debt
  Debentures.........................          --           --              --           --        --
  Convertible subordinated
     debentures......................          --           --              --           --        --
  Unsecured loan.....................          --           --              --           --        --
  Notes payable to Parent Company....     295,328           --         295,328      295,328        --
                                       ----------     --------      ----------   ----------   -------
          Total long-term debt.......     295,328           --         295,328      295,328        --
                                       ----------     --------      ----------   ----------   -------
          Total capitalization.......   1,034,833      (33,416)      1,068,249    1,034,833    33,416
                                       ----------     --------      ----------   ----------   -------
CURRENT LIABILITIES
Current maturities on long-term
  debt...............................          --           --              --           --        --
Commercial paper.....................          --           --              --           --        --
Accounts payable.....................      22,265           --          22,265       22,265        --
Payables to affiliated companies --
  consolidated.......................     157,654       (1,412)        159,066      157,654     1,412
Estimated rate contingencies and
  refunds............................       6,650           --           6,650        6,650        --
Amounts payable to customers.........          --           --              --           --        --
Taxes accrued........................      29,648           --          29,648       29,705       (57)
Deferred income taxes -- current.....      11,650           --          11,650       11,650        --
Dividends declared...................          --           --              --           --        --
Other current liabilities............      17,942           --          17,942       17,942        --
                                       ----------     --------      ----------   ----------   -------
          Total current
            liabilities..............     245,809       (1,412)        247,221      245,866     1,355
                                       ----------     --------      ----------   ----------   -------
DEFERRED CREDITS
Deferred income taxes................     159,345           --         159,345      153,477     5,868
Accumulated deferred investment tax
  credits............................         142           --             142          142        --
Deferred credits and other
  liabilities........................      68,073           --          68,073       68,073        --
                                       ----------     --------      ----------   ----------   -------
          Total deferred credits.....     227,560           --         227,560      221,692     5,868
                                       ----------     --------      ----------   ----------   -------
COMMITMENTS AND CONTINGENCIES
                                       ----------     --------      ----------   ----------   -------
          Total stockholder's equity
            and liabilities..........  $1,508,202     $(34,828)     $1,543,030   $1,502,391   $40,639
                                       ==========     ========      ==========   ==========   =======

---------------

( ) denotes negative amount.

CNG TRANSMISSION CORPORATION

CONSOLIDATING INCOME STATEMENT
For the Year Ended December 31, 1997
(Thousands of Dollars)

                                             CNGT      Eliminations
                                             and           and        Combined                CNG
                                          Subsidiary   Adjustments     Total       CNGT     Iroquois
                                          ----------   ------------   --------   --------   --------
OPERATING REVENUES
Regulated gas sales.....................   $     --      $    --      $    --    $     --   $    --
Nonregulated gas sales..................     36,291           --       36,291      36,291        --
                                           --------      -------      --------   --------   -------
          Total gas sales...............     36,291           --       36,291      36,291        --
Gas transportation and storage..........    438,238           --      438,238     438,238        --
Electricity sales.......................         --           --           --          --        --
Other...................................     50,550           --       50,550      50,550        --
                                           --------      -------      --------   --------   -------
          Total operating revenues......    525,079           --      525,079     525,079        --
                                           --------      -------      --------   --------   -------
OPERATING EXPENSES
Purchased gas...........................      8,592           --        8,592       8,592        --
Electricity, liquids and capacity
  purchased.............................     43,755           --       43,755      43,755        --
Operation expense.......................    144,223           --      144,223     144,222         1
Maintenance.............................     28,837           --       28,837      28,837        --
Depreciation and amortization...........     67,022           --       67,022      67,022        --
Impairment of gas and oil producing
  properties............................         --           --           --          --        --
Taxes, other than income taxes..........     33,878           --       33,878      33,628       250
                                           --------      -------      --------   --------   -------
          Subtotal......................    326,307           --      326,307     326,056       251
                                           --------      -------      --------   --------   -------
          Operating income before income
            taxes.......................    198,772           --      198,772     199,023      (251)
Income taxes............................     66,046           --       66,046      62,726     3,320
                                           --------      -------      --------   --------   -------
          Operating income..............    132,726           --      132,726     136,297    (3,571)
                                           --------      -------      --------   --------   -------
OTHER INCOME (DEDUCTIONS)
Interest revenues.......................      1,302           --        1,302       1,302        --
Other-net...............................      8,843           --        8,843         (86)    8,929
Equity in earnings of subsidiary
  company--consolidated.................         --       (5,469)       5,469       5,469        --
Interest revenues from affiliated
  companies--consolidated...............      1,305           --        1,305       1,181       124
                                           --------      -------      --------   --------   -------
          Total other income
            (deductions)................     11,450       (5,469)      16,919       7,866     9,053
                                           --------      -------      --------   --------   -------
          Income before interest
            charges.....................    144,176       (5,469)     149,645     144,163     5,482
                                           --------      -------      --------   --------   -------
INTEREST CHARGES
Interest on long-term debt..............     27,397           --       27,397      27,397        --
Other interest expense..................        144           --          144         131        13
Allowance for funds used during
  construction..........................       (821)          --         (821)       (821)       --
                                           --------      -------      --------   --------   -------
          Total interest charges........     26,720           --       26,720      26,707        13
                                           --------      -------      --------   --------   -------
NET INCOME..............................   $117,456      $(5,469)     $122,925   $117,456   $ 5,469
                                           ========      =======      ========   ========   =======

---------------

( ) denotes negative amount.

CNG TRANSMISSION CORPORATION

CONSOLIDATING STATEMENT OF RETAINED EARNINGS
For the Year Ended December 31, 1997
(Thousands of Dollars)

                                           CNGT      Eliminations
                                           and           and        Combined                  CNG
                                        Subsidiary   Adjustments      Total       CNGT      Iroquois
                                        ----------   ------------   ---------   ---------   --------
RETAINED EARNINGS
Balance at December 31, 1996..........  $ 150,846      $ (5,419)    $156,265    $ 150,846   $ 5,419
Net income for the year 1997 per
  accompanying income statement.......    117,456        (5,469)     122,925      117,456     5,469
                                        ---------      --------     ---------   ---------   -------
     Total............................    268,302       (10,888)     279,190      268,302    10,888
Dividends declared on common
  stock -- cash.......................   (121,051)        1,412     (122,463)    (121,051)   (1,412)
                                        ---------      --------     ---------   ---------   -------
Balance at December 31, 1997..........  $ 147,251      $ (9,476)    $156,727    $ 147,251   $ 9,476
                                        =========      ========     =========   =========   =======

---------------

( ) denotes negative amount.

CNG TRANSMISSION CORPORATION

CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 1997
(Thousands of Dollars)

                                                            CNGT      Eliminations
                                                            and           and        Combined                  CNG
                                                         Subsidiary   Adjustments      Total       CNGT      Iroquois
                                                         ----------   ------------   ---------   ---------   --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income.............................................  $ 117,456      $(5,469)     $122,925    $ 117,456   $ 5,469
Adjustments to reconcile net income to net cash
provided by (used in) operating activities
  Depreciation and amortization........................     67,022           --        67,022       67,022        --
  Impairment of gas and oil producing properties.......         --           --            --           --        --
  Pension cost (credit)................................    (13,585)          --       (13,585)     (13,585)       --
  Stock award amortization.............................        836           --           836          836        --
  Deferred income taxes-net............................     11,182           --        11,182       10,029     1,153
  Investment tax credit................................        (22)          --           (22)         (22)       --
  Changes in current assets and current liabilities
    Accounts receivable-net............................      2,964           --         2,964        2,964        --
    Receivables from affiliated
      companies--consolidated..........................     (2,244)          --        (2,244)      (2,223)      (21)
    Inventories........................................      1,226           --         1,226        1,226        --
    Unrecovered gas costs..............................    (24,801)          --       (24,801)     (24,801)       --
    Accounts payable...................................     (2,188)          --        (2,188)      (2,188)       --
    Payables to affiliated companies--consolidated.....     10,680           --        10,680       10,680        --
    Estimated rate contingencies and refunds...........      1,661           --         1,661        1,661        --
    Amounts payable to customers.......................         --           --            --           --        --
    Taxes accrued......................................     (1,348)          --        (1,348)        (863)     (485)
    Other-net..........................................     (2,583)          --        (2,583)      (2,583)       --
  Changes in other assets and other liabilities........     29,638           --        29,638       28,555     1,083
  Excess of equity in earnings of subsidiary companies
    over their cash dividends paid -- consolidated.....         --        4,057        (4,057)      (4,057)       --
  Other-net............................................          9           --             9            9        --
                                                         ---------      -------      ---------   ---------   -------
      Net cash provided by (used in) operating
        activities.....................................    195,903       (1,412)      197,315      190,116     7,199
                                                         ---------      -------      ---------   ---------   -------
CASH FLOWS FROM INVESTING ACTIVITIES
Plant construction and other property additions........    (60,475)          --       (60,475)     (60,475)       --
Proceeds from dispositions of prop., plant and
  equip.-net...........................................      1,180           --         1,180        1,180        --
Cost of other investments-net..........................     (1,212)          --        (1,212)          --    (1,212)
Intrasystem long-term financing-net....................         --           --            --           --        --
Intrasystem money pool investments-net.................    (11,220)          --       (11,220)      (6,630)   (4,590)
                                                         ---------      -------      ---------   ---------   -------
      Net cash provided by (used in) investing
        activities.....................................    (71,727)          --       (71,727)     (65,925)   (5,802)
                                                         ---------      -------      ---------   ---------   -------
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock...............................         --           --            --           --        --
Issuance of debentures.................................         --           --            --           --        --
Repayments of long-term debt...........................         --           --            --           --        --
Commercial paper-net...................................         --           --            --           --        --
Dividends paid.........................................         --           --            --           --        --
Intrasystem long-term financing-net....................     11,923           --        11,923       11,923        --
Intrasystem money pool borrowings (repayments)-net.....     (5,705)          --        (5,705)      (5,705)       --
Dividends paid--subsidiary companies--consolidated.....   (124,251)       1,412      (125,663)    (124,251)   (1,412)
Other-net..............................................         --           --            --           --        --
                                                         ---------      -------      ---------   ---------   -------
      Net cash provided by (used in) financing
        activities.....................................   (118,033)       1,412      (119,445)    (118,033)   (1,412)
                                                         ---------      -------      ---------   ---------   -------
      Net increase (decrease) in cash and TCIs.........      6,143           --         6,143        6,158       (15)
CASH AND TCIS AT JANUARY 1, 1997.......................        491           --           491          453        38
                                                         ---------      -------      ---------   ---------   -------
CASH AND TCIS AT DECEMBER 31, 1997.....................  $   6,634      $    --      $  6,634    $   6,611   $    23
                                                         =========      =======      =========   =========   =======
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for
  Interest (net of amounts capitalized)................  $  26,920      $    --      $ 26,920    $  26,907   $    13
  Income taxes (net of refunds)........................  $  59,143      $    --      $ 59,143    $  56,491   $ 2,652

---------------

( ) denotes negative amount.

                    (THIS PAGE WAS INTENTIONALLY LEFT BLANK)

CNG PRODUCING COMPANY

CONSOLIDATING BALANCE SHEET
At December 31, 1997
(Thousands of Dollars)

                                         CNGP       Eliminations
                                          and           and         Combined                     CNG
ASSETS                                Subsidiary    Adjustments       Total         CNGP       Pipeline
------                                -----------   ------------   -----------   -----------   --------
PROPERTY, PLANT AND EQUIPMENT
Gas utility and other plant.........  $        --     $    --      $        --   $        --   $    --
Accumulated depreciation and
  amortization......................           --          --               --            --        --
                                      -----------     -------      -----------   -----------   -------
          Net gas utility and other
            plant...................           --          --               --            --        --
                                      -----------     -------      -----------   -----------   -------
Exploration and production
  properties........................    3,483,809          --        3,483,809     3,479,282     4,527
Accumulated depreciation and
  amortization......................   (2,366,648)         --       (2,366,648)   (2,362,650)   (3,998)
                                      -----------     -------      -----------   -----------   -------
          Net exploration and
            production properties...    1,117,161          --        1,117,161     1,116,632       529
                                      -----------     -------      -----------   -----------   -------
          Net property, plant and
            equipment...............    1,117,161          --        1,117,161     1,116,632       529
                                      -----------     -------      -----------   -----------   -------
INVESTMENTS
Stock of subsidiary company, at
  equity -- consolidated............           --      (1,488)           1,488         1,488        --
Notes of subsidiary company --
  consolidated......................           --          --               --            --        --
                                      -----------     -------      -----------   -----------   -------
          Total investments.........           --      (1,488)           1,488         1,488        --
                                      -----------     -------      -----------   -----------   -------
CURRENT ASSETS
Cash and temporary cash
  investments.......................        2,627          --            2,627         2,581        46
Accounts receivable
  Customers.........................        8,234          --            8,234         8,234        --
  Unbilled revenues and other.......       60,885          --           60,885        60,845        40
  Allowance for doubtful accounts...       (1,000)         --           (1,000)       (1,000)       --
Receivables from affiliated
  companies -- consolidated.........       64,748        (179)          64,927        63,688     1,239
Inventories, at cost
  Gas stored -- current portion.....           --          --               --            --        --
  Materials and supplies (average
     cost method)...................        1,910          --            1,910         1,910        --
Unrecovered gas costs...............           --          --               --            --        --
Deferred income taxes--current......           41          --               41            41        --
Prepayments and other current
  assets............................        3,798          --            3,798         3,782        16
                                      -----------     -------      -----------   -----------   -------
          Total current assets......      141,243        (179)         141,422       140,081     1,341
                                      -----------     -------      -----------   -----------   -------
REGULATORY AND OTHER ASSETS
Other investments...................           --          --               --            --        --
Deferred charges and other assets...        5,078          --            5,078         5,079        (1)
                                      -----------     -------      -----------   -----------   -------
          Total regulatory and other
            assets..................        5,078          --            5,078         5,079        (1)
                                      -----------     -------      -----------   -----------   -------
          Total assets..............  $ 1,263,482     $(1,667)     $ 1,265,149   $ 1,263,280   $ 1,869
                                      ===========     =======      ===========   ===========   =======

---------------

(  ) denotes negative amount.

CNG PRODUCING COMPANY

CONSOLIDATING BALANCE SHEET
At December 31, 1997
(Thousands of Dollars)

                                           CNGP      Eliminations
                                           and           and         Combined                   CNG
STOCKHOLDER'S EQUITY AND LIABILITIES    Subsidiary   Adjustments      Total         CNGP      Pipeline
------------------------------------    ----------   ------------   ----------   ----------   --------
CAPITALIZATION
Common stockholder's equity
  Common stock........................  $  326,000     $(1,200)     $  327,200   $  326,000    $1,200
  Capital in excess of par value......          --          --              --           --        --
  Retained earnings, per accompanying
     statement........................     157,793        (288)        158,081      157,793       288
  Treasury stock, at cost.............          --          --              --           --        --
  Unearned compensation...............          --          --              --           --        --
                                        ----------     -------      ----------   ----------    ------
          Total common stockholder's
            equity....................     483,793      (1,488)        485,281      483,793     1,488
                                        ----------     -------      ----------   ----------    ------
Long-term debt
  Debentures..........................          --          --              --           --        --
  Convertible subordinated
     debentures.......................          --          --              --           --        --
  Unsecured loan......................          --          --              --           --        --
  Notes payable to Parent Company.....     343,575          --         343,575      343,575        --
                                        ----------     -------      ----------   ----------    ------
          Total long-term debt........     343,575          --         343,575      343,575        --
                                        ----------     -------      ----------   ----------    ------
          Total capitalization........     827,368      (1,488)        828,856      827,368     1,488
                                        ----------     -------      ----------   ----------    ------
CURRENT LIABILITIES
Current maturities on long-term
  debt................................          --          --              --           --        --
Commercial paper......................          --          --              --           --        --
Accounts payable......................     118,704          --         118,704      118,679        25
Payables to affiliated
  companies--consolidated.............      14,215        (179)         14,394       14,262       132
Estimated rate contingencies and
  refunds.............................          --          --              --           --        --
Amounts payable to customers..........          --          --              --           --        --
Taxes accrued.........................       3,037          --           3,037        3,004        33
Deferred income taxes--current........          --          --              --           --        --
Dividends declared....................          --          --              --           --        --
Other current liabilities.............      20,022          --          20,022       20,022        --
                                        ----------     -------      ----------   ----------    ------
          Total current liabilities...     155,978        (179)        156,157      155,967       190
                                        ----------     -------      ----------   ----------    ------
DEFERRED CREDITS
Deferred income taxes.................     238,224          --         238,224      238,033       191
Accumulated deferred investment tax
  credits.............................          --          --              --           --        --
Deferred credits and other
  liabilities.........................      41,912          --          41,912       41,912        --
                                        ----------     -------      ----------   ----------    ------
          Total deferred credits......     280,136          --         280,136      279,945       191
                                        ----------     -------      ----------   ----------    ------
COMMITMENTS AND CONTINGENCIES
                                        ----------     -------      ----------   ----------    ------
          Total stockholder's equity
            and liabilities...........  $1,263,482     $(1,667)     $1,265,149   $1,263,280    $1,869
                                        ==========     =======      ==========   ==========    ======

---------------

(  ) denotes negative amount.

CNG PRODUCING COMPANY

CONSOLIDATING INCOME STATEMENT
For the Year Ended December 31, 1997
(Thousands of Dollars)

                                              CNGP      Eliminations
                                              and           and        Combined                CNG
                                           Subsidiary   Adjustments     Total       CNGP     Pipeline
                                           ----------   ------------   --------   --------   --------
OPERATING REVENUES
Regulated gas sales......................   $     --       $  --       $     --    $     --     $ --
Nonregulated gas sales...................    365,499          --        365,499     365,499       --
                                            --------       -----       --------    --------     ----
          Total gas sales................    365,499          --        365,499     365,499       --
Gas transportation and storage...........        701        (421)         1,122         701      421
Electricity sales........................         --          --             --          --       --
Other....................................    301,377          --        301,377     300,911      466
                                            --------       -----       --------    --------     ----
          Total operating revenues.......    667,577        (421)       667,998     667,111      887
                                            --------       -----       --------    --------     ----
OPERATING EXPENSES
Purchased gas............................     31,535          --         31,535      31,535       --
Electricity, liquids and capacity
  purchased..............................    157,101        (421)       157,522     157,522       --
Operation expense........................    156,533          --        156,533     156,193      340
Maintenance..............................      9,193          --          9,193       9,193       --
Depreciation and amortization............    176,454          --        176,454     176,366       88
Impairment of gas and oil producing
  properties.............................     10,351          --         10,351      10,351       --
Taxes, other than income taxes...........      4,094          --          4,094       4,088        6
                                            --------       -----       --------    --------     ----
          Subtotal.......................    545,261        (421)       545,682     545,248      434
                                            --------       -----       --------    --------     ----
          Operating income before income
            taxes........................    122,316          --        122,316     121,863      453
Income taxes.............................     28,221          --         28,221      28,038      183
                                            --------       -----       --------    --------     ----
          Operating income...............     94,095          --         94,095      93,825      270
                                            --------       -----       --------    --------     ----
OTHER INCOME (DEDUCTIONS)
Interest revenues........................        192          --            192         192       --
Other -- net.............................        100          --            100         100       --
Equity in earnings of subsidiary
  company -- consolidated................         --        (334)           334         334       --
Interest revenues from affiliated
  companies--consolidated................      1,138          --          1,138       1,074       64
                                            --------       -----       --------    --------     ----
          Total other income
            (deductions).................      1,430        (334)         1,764       1,700       64
                                            --------       -----       --------    --------     ----
          Income before interest
            charges......................     95,525        (334)        95,859      95,525      334
                                            --------       -----       --------    --------     ----
INTEREST CHARGES
Interest on long-term debt...............     23,071          --         23,071      23,071       --
Other interest expense...................        957          --            957         957       --
Allowance for funds used during
  construction...........................     (4,479)         --         (4,479)     (4,479)      --
                                            --------       -----       --------    --------     ----
          Total interest charges.........     19,549          --         19,549      19,549       --
                                            --------       -----       --------    --------     ----
NET INCOME...............................   $ 75,976       $(334)      $ 76,310    $ 75,976     $334
                                            ========       =====       ========    ========     ====

---------------
(  ) denotes negative amount.

CNG PRODUCING COMPANY

CONSOLIDATING STATEMENT OF RETAINED EARNINGS
For the Year Ended December 31, 1997
(Thousands of Dollars)

                                            CNGP      Eliminations
                                            and           and        Combined                CNG
                                         Subsidiary   Adjustments     Total       CNGP     Pipeline
                                         ----------   ------------   --------   --------   --------
RETAINED EARNINGS
Balance at December 31, 1996...........   $ 81,817      $  (235)     $ 82,052   $ 81,817    $ 235
Net income for the year 1997 per
  accompanying income statement........     75,976         (334)       76,310     75,976      334
                                          --------      -------      --------   --------    -----
          Total........................    157,793         (569)      158,362    157,793      569
Dividends declared on common
  stock -- cash........................         --          281          (281)        --     (281)
                                          --------      -------      --------   --------    -----
Balance at December 31, 1997...........   $157,793      $  (288)     $158,081   $157,793    $ 288
                                          ========      =======      ========   ========    =====

---------------
(  ) denotes negative amount.

CNG PRODUCING COMPANY

CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 1997
(Thousands of Dollars)

                                                                CNGP      Eliminations
                                                                and           and        Combined                  CNG
                                                             Subsidiary   Adjustments      Total       CNGP      Pipeline
                                                             ----------   ------------   ---------   ---------   --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income.................................................  $  75,976       $(334)      $ 76,310    $  75,976    $ 334
Adjustments to reconcile net income to net cash provided by
(used in) operating activities
  Depreciation and amortization............................    176,454          --        176,454      176,366       88
  Impairment of gas and oil producing properties...........     10,351          --         10,351       10,351       --
  Pension cost (credit)....................................      1,064          --          1,064        1,064       --
  Stock award amortization.................................      1,847          --          1,847        1,847       --
  Deferred income taxes-net................................     11,737          --         11,737       11,769      (32)
  Investment tax credit....................................         --          --             --           --       --
  Changes in current assets and current liabilities
    Accounts receivable-net................................    (25,504)         --        (25,504)     (25,467)     (37)
    Receivables from affiliated
      companies -- consolidated............................     25,916           4         25,912       25,929      (17)
    Inventories............................................        403          --            403          403       --
    Unrecovered gas costs..................................         --          --             --           --       --
    Accounts payable.......................................     33,396          --         33,396       33,418      (22)
    Payables to affiliated companies--consolidated.........     (4,157)         (4)        (4,153)      (4,141)     (12)
    Estimated rate contingencies and refunds...............         --          --             --           --       --
    Amounts payable to customers...........................         --          --             --           --       --
    Taxes accrued..........................................      2,240          --          2,240        2,210       30
    Other-net..............................................     12,996          --         12,996       12,995        1
  Changes in other assets and other liabilities............      1,819          --          1,819        1,819       --
  Excess of equity in earnings of subsidiary companies over
    their cash dividends paid -- consolidated..............         --          43            (43)         (43)      --
  Other -- net.............................................         17          --             17           17       --
                                                             ---------       -----       --------    ---------    -----
        Net cash provided by (used in) operating
          activities.......................................    324,555        (291)       324,846      324,513      333
                                                             ---------       -----       --------    ---------    -----
CASH FLOWS FROM INVESTING ACTIVITIES
Plant construction and other property additions............   (289,724)         --       (289,724)    (289,724)      --
Proceeds from dispositions of prop., plant and
  equip. -- net............................................      3,225          --          3,225        3,225       --
Cost of other investments -- net...........................         --          --             --           --       --
Intrasystem long-term financing -- net.....................         --          --             --           --       --
Intrasystem money pool investments -- net..................     18,580          --         18,580       18,610      (30)
                                                             ---------       -----       --------    ---------    -----
        Net cash provided by (used in) investing
          activities.......................................   (267,919)         --       (267,919)    (267,889)     (30)
                                                             ---------       -----       --------    ---------    -----
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock...................................         --          --             --           --       --
Issuance of debentures.....................................         --          --             --           --       --
Repayments of long-term debt...............................         --          --             --           --       --
Commercial paper -- net....................................         --          --             --           --       --
Dividends paid.............................................         --          --             --           --       --
Intrasystem long-term financing-net........................    (55,000)         --        (55,000)     (55,000)      --
Intrasystem money pool borrowings (repayments) -- net......         --          --             --           --       --
Dividends paid--subsidiary companies--consolidated.........         --         291           (291)          --     (291)
Other -- net...............................................         --          --             --           --       --
                                                             ---------       -----       --------    ---------    -----
        Net cash provided by (used in) financing
          activities.......................................    (55,000)        291        (55,291)     (55,000)    (291)
                                                             ---------       -----       --------    ---------    -----
        Net increase (decrease) in cash and TCIs...........      1,636          --          1,636        1,624       12
CASH AND TCIS AT JANUARY 1, 1997...........................        991          --            991          957       34
                                                             ---------       -----       --------    ---------    -----
CASH AND TCIS AT DECEMBER 31, 1997.........................  $   2,627       $  --       $  2,627    $   2,581    $  46
                                                             =========       =====       ========    =========    =====
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for
  Interest (net of amounts capitalized)....................  $  22,388       $  --       $ 22,388    $  22,388    $  --
  Income taxes (net of refunds)............................  $  12,406       $  --       $ 12,406    $  12,221    $ 185

---------------
(  ) denotes negative amount.

                    (THIS PAGE WAS INTENTIONALLY LEFT BLANK)

CNG ENERGY SERVICES CORPORATION

CONSOLIDATING BALANCE SHEET
At December 31, 1997
(Thousands of Dollars)

                                                                                                   CNG
                                  CNGESC      Eliminations                            CNG      Products and               CNG
                                   and            and        Combined                Power       Services       CNG      Main
ASSETS                         Subsidiaries   Adjustments     Total      CNGESC    (Page 60)    (Page 66)     Storage    Pass
------                         ------------   ------------   --------   --------   ---------   ------------   -------   -------
PROPERTY, PLANT AND EQUIPMENT
Gas utility and other
 plant.......................    $ 56,518      $      --     $ 56,518   $ 16,661    $ 6,534      $    77      $21,063   $    --
Accumulated depreciation and
 amortization................     (10,176)            --      (10,176)    (7,213)    (2,707)         (12)          --        --
                                 --------      ---------     --------   --------    -------      -------      -------   -------
     Net gas utility and
       other plant...........      46,342             --       46,342      9,448      3,827           65       21,063        --
                                 --------      ---------     --------   --------    -------      -------      -------   -------
Exploration and production
 properties..................          --             --           --         --         --           --           --        --
Accumulated depreciation and
 amortization................          --             --           --         --         --           --           --        --
                                 --------      ---------     --------   --------    -------      -------      -------   -------
     Net exploration and
       production
       properties............          --             --           --         --         --           --           --        --
                                 --------      ---------     --------   --------    -------      -------      -------   -------
     Net property, plant and
       equipment.............      46,342             --       46,342      9,448      3,827           65       21,063        --
                                 --------      ---------     --------   --------    -------      -------      -------   -------
INVESTMENTS
Stocks of subsidiary
 companies, at
 equity -- consolidated......          --        (51,292)      51,292     51,292         --           --           --        --
Notes of subsidiary
 companies -- consolidated...          --             --           --         --         --           --           --        --
                                 --------      ---------     --------   --------    -------      -------      -------   -------
     Total investments.......          --        (51,292)      51,292     51,292         --           --           --        --
                                 --------      ---------     --------   --------    -------      -------      -------   -------
CURRENT ASSETS
Cash and temporary cash
 investments.................       8,633             --        8,633      8,529         35           52            9        --
Accounts receivable
 Customers...................     377,648             --      377,648    372,940      1,104           --           --        --
 Unbilled revenues and
   other.....................       1,944             --        1,944      1,629         --          315           --        --
 Allowance for doubtful
   accounts..................     (16,872)            --      (16,872)   (16,872)        --           --           --        --
Receivables from affiliated
 companies -- consolidated...     108,819        (78,209)     187,028    106,366     25,524       14,401        3,552     3,051
Inventories, at cost
 Gas stored -- current
   portion...................      23,875             --       23,875     23,875         --           --           --        --
 Materials and supplies
   (average cost method).....           2             --            2       (460)       462           --           --        --
Unrecovered gas costs........          --             --           --         --         --           --           --        --
Deferred income
 taxes -- current............          --             --           --         --         --           --           --        --
Prepayments and other current
 assets......................      30,860             --       30,860     30,847         --           --           --        --
                                 --------      ---------     --------   --------    -------      -------      -------   -------
     Total current assets....     534,909        (78,209)     613,118    526,854     27,125       14,768        3,561     3,051
                                 --------      ---------     --------   --------    -------      -------      -------   -------
REGULATORY AND OTHER ASSETS
Other investments............      68,172             --       68,172         --     27,364        2,250           --    24,235
Deferred charges and other
 assets......................       4,325             --        4,325      2,634         --           --           --        --
                                 --------      ---------     --------   --------    -------      -------      -------   -------
     Total regulatory and
       other assets..........      72,497             --       72,497      2,634     27,364        2,250           --    24,235
                                 --------      ---------     --------   --------    -------      -------      -------   -------
     Total assets............    $653,748      $(129,501)    $783,249   $590,228    $58,316      $17,083      $24,624   $27,286
                                 ========      =========     ========   ========    =======      =======      =======   =======


                                  CNG
                                  Oil        CNG
ASSETS                          Gathering   Retail
------                          ---------   -------
PROPERTY, PLANT AND EQUIPMENT
Gas utility and other
 plant.......................   $    --    $12,183
Accumulated depreciation and
 amortization................        --       (244)
                                -------    -------
     Net gas utility and
       other plant...........        --     11,939
                                -------    -------
Exploration and production
 properties..................        --         --
Accumulated depreciation and
 amortization................        --         --
                                -------    -------
     Net exploration and
       production
       properties............        --         --
                                -------    -------
     Net property, plant and
       equipment.............        --     11,939
                                -------    -------
INVESTMENTS
Stocks of subsidiary
 companies, at
 equity -- consolidated......        --         --
Notes of subsidiary
 companies -- consolidated...        --         --
                                -------    -------
     Total investments.......        --         --
                                -------    -------
CURRENT ASSETS
Cash and temporary cash
 investments.................        --          8
Accounts receivable
 Customers...................        --      3,604
 Unbilled revenues and
   other.....................        --         --
 Allowance for doubtful
   accounts..................        --         --
Receivables from affiliated
 companies -- consolidated...     3,991     30,143
Inventories, at cost
 Gas stored -- current
   portion...................        --         --
 Materials and supplies
   (average cost method).....        --         --
Unrecovered gas costs........        --         --
Deferred income
 taxes -- current............        --         --
Prepayments and other current
 assets......................        --         13
                                -------    -------
     Total current assets....     3,991     33,768
                                -------    -------
REGULATORY AND OTHER ASSETS
Other investments............    14,323         --
Deferred charges and other
 assets......................        --      1,691
                                -------    -------
       Total regulatory and
         other assets........    14,323      1,691
                                -------    -------
       Total assets..........   $18,314    $47,398
                                =======    =======

---------------

( ) denotes negative amount.

CNG ENERGY SERVICES CORPORATION

CONSOLIDATING BALANCE SHEET
At December 31, 1997
(Thousands of Dollars)

                                                                                                   CNG
                                  CNGESC      Eliminations                            CNG      Products and               CNG
STOCKHOLDER'S EQUITY               and            and        Combined                Power       Services       CNG      Main
AND LIABILITIES                SUBSIDIARIES   Adjustments     Total      CNGESC    (Page 61)    (Page 67)     Storage    Pass
---------------                ------------   ------------   --------   --------   ---------   ------------   -------   -------

CAPITALIZATION
Common stockholder's equity
 Common stock................    $      4      $ (46,110)    $46,114    $     4     $22,460      $ 3,990      $13,660   $    --
 Capital in excess of par
   value.....................      96,166            (20)     96,186     96,166          --           --          --         10
 Retained earnings, per
   accompanying statement....     (11,480)        (5,162)     (6,318)   (18,180)      9,556       (1,075)      3,472      1,730
 Treasury stock, at cost.....          --             --          --         --          --           --          --         --
 Unearned compensation.......          --             --          --         --          --           --          --         --
                                 --------      ---------     --------   --------    -------      -------      -------   -------
     Total common
       stockholder's
       equity................      84,690        (51,292)    135,982     77,990      32,016        2,915      17,132      1,740
                                 --------      ---------     --------   --------    -------      -------      -------   -------
Long-term debt
 Debentures..................          --             --          --         --          --           --          --         --
 Convertible subordinated
   debentures................          --             --          --         --          --           --          --         --
 Unsecured loan..............          --             --          --         --          --           --          --         --
 Notes payable to Parent
   Company...................      12,303             --      12,303         --      12,303           --          --         --
                                 --------      ---------     --------   --------    -------      -------      -------   -------
     Total long-term debt....      12,303             --      12,303         --      12,303           --          --         --
                                 --------      ---------     --------   --------    -------      -------      -------   -------

     Total capitalization....      96,993        (51,292)    148,285     77,990      44,319        2,915      17,132      1,740
                                 --------      ---------     --------   --------    -------      -------      -------   -------
CURRENT LIABILITIES
Current maturities on
 long-term debt..............          --             --          --         --          --           --          --         --
Commercial paper.............          --             --          --         --          --           --          --         --
Accounts payable.............     302,030             --     302,030    299,418         479        1,980          --         --
Payables to affiliated
 companies--consolidated.....     215,632        (78,209)    293,841    188,669       1,758       12,688       7,465     23,822
Estimated rate contingencies
 and refunds.................          --             --          --         --          --           --          --         --
Amounts payable to
 customers...................          --             --          --         --          --           --          --         --
Taxes accrued................       1,834             --       1,834      1,642         152         (554)         28       (175)
Deferred income
 taxes--current..............          --             --          --         --          --           --          --         --
Dividends declared...........          --             --          --         --          --           --          --         --
Other current liabilities....      18,762             --      18,762     18,477          (5)          --          (1)        --
                                 --------      ---------     --------   --------    -------      -------      -------   -------
     Total current
       liabilities...........     538,258        (78,209)    616,467    508,206       2,384       14,114       7,492     23,647
                                 --------      ---------     --------   --------    -------      -------      -------   -------
DEFERRED CREDITS
Deferred income taxes........      11,645             --      11,645     (2,820)     11,613           54          --      1,899
Accumulated deferred
 investment tax credits......          --             --          --         --          --           --          --         --
Deferred credits and other
 liabilities.................       6,852             --       6,852      6,852          --           --          --         --
                                 --------      ---------     --------   --------    -------      -------      -------   -------
     Total deferred
       credits...............      18,497             --      18,497      4,032      11,613           54          --      1,899
                                 --------      ---------     --------   --------    -------      -------      -------   -------
COMMITMENTS AND CONTINGENCIES
                                 --------      ---------     --------   --------    -------      -------      -------   -------
     Total stockholder's
       equity and
       liabilities...........    $653,748      $(129,501)    $783,249   $590,228    $58,316      $17,083      $24,624   $27,286
                                 ========      =========     ========   ========    =======      =======      =======   =======


                                  CNG
    Stockholder's Equity          Oil        CNG
       and Liabilities         Gathering   Retail
       ---------------         ---------   -------
CAPITALIZATION
Common stockholder's equity
 Common stock................   $    --    $ 6,000
 Capital in excess of par
   value.....................        10         --
 Retained earnings, per
   accompanying statement....       535     (2,356)
 Treasury stock, at cost.....        --         --
 Unearned compensation.......        --         --
                                -------    -------
     Total common
       stockholder's
       equity................       545      3,644
                                -------    -------
Long-term debt
 Debentures..................        --         --
 Convertible subordinated
   debentures................        --         --
 Unsecured loan..............        --         --
 Notes payable to Parent
   Company...................        --         --
                                -------    -------
     Total long-term debt....        --         --
                                -------    -------

     Total capitalization....       545      3,644
                                -------    -------
CURRENT LIABILITIES
Current maturities on
 long-term debt..............        --         --
Commercial paper.............        --         --
Accounts payable.............        --        153
Payables to affiliated
 companies--consolidated.....    16,836     42,603
Estimated rate contingencies
 and refunds.................        --         --
Amounts payable to
 customers...................        --         --
Taxes accrued................      (280)     1,021
Deferred income
 taxes--current..............        --         --
Dividends declared...........        --         --
Other current liabilities....        (1)       292
                                -------    -------
     Total current
       liabilities...........    16,555     44,069
                                -------    -------
DEFERRED CREDITS
Deferred income taxes........     1,214       (315)
Accumulated deferred
 investment tax credits......        --         --
Deferred credits and other
 liabilities.................        --         --
                                -------    -------
     Total deferred
       credits...............     1,214       (315)
                                -------    -------
COMMITMENTS AND CONTINGENCIES

                                -------    -------
     Total stockholder's
       equity and
       liabilities...........   $18,314    $47,398
                                =======    =======

---------------

( ) denotes negative amount.

CNG ENERGY SERVICES CORPORATION

CONSOLIDATING INCOME STATEMENT
For the Year Ended December 31, 1997
(Thousands of Dollars)

                                                                                                      CNG
                                 CNGESC      Eliminations                                CNG      Products and              CNG
                                  and            and         Combined                   Power       Services       CNG      Main
                              Subsidiaries   Adjustments      Total        CNGESC     (Page 62)    (Page 68)     Storage    Pass
                              ------------   ------------   ----------   ----------   ---------   ------------   -------   ------
OPERATING REVENUES
Regulated gas sales.........   $       --      $     --     $       --   $       --    $    --       $   --      $   --    $   --
Nonregulated gas sales......    2,430,972       (33,472)     2,464,444    2,427,343         --           --          --        --
                               ----------      --------     ----------   ----------    -------       ------      ------    ------
        Total gas sales.....    2,430,972       (33,472)     2,464,444    2,427,343         --           --          --        --
Gas transportation and
  storage...................        7,215            --          7,215        7,215         --           --          --        --
Electricity sales...........          279            --            279           --         --           --          --        --
Other.......................       81,796            --         81,796       59,563     13,656        5,112       3,465        --
                               ----------      --------     ----------   ----------    -------       ------      ------    ------
        Total operating
          revenues..........    2,520,262       (33,472)     2,553,734    2,494,121     13,656        5,112       3,465        --
                               ----------      --------     ----------   ----------    -------       ------      ------    ------
OPERATING EXPENSES
Purchased gas...............    2,386,669       (33,472)     2,420,141    2,385,324         --           --          --        --
Electricity, liquids and
  capacity purchased........       82,599            --         82,599       72,880      9,448           --          --        --
Operation expense...........       54,882            --         54,882       41,434      2,425        5,171          14        22
Maintenance.................           18            --             18           --         --           18          --        --
Depreciation and
  amortization..............        5,536            --          5,536        4,945        378           --          --        --
Impairment of gas and oil
  producing properties......           --            --             --           --         --           --          --        --
Taxes, other than income
  taxes.....................        2,318            --          2,318        1,870        213           27         206         1
                               ----------      --------     ----------   ----------    -------       ------      ------    ------
        Subtotal............    2,532,022       (33,472)     2,565,494    2,506,453     12,464        5,216         220        23
                               ----------      --------     ----------   ----------    -------       ------      ------    ------
        Operating income
          before income
          taxes.............      (11,760)           --        (11,760)     (12,332)     1,192         (104)      3,245       (23)
Income taxes................       (6,190)           --         (6,190)      (6,170)      (470)        (132)      1,212       410
                               ----------      --------     ----------   ----------    -------       ------      ------    ------
        Operating income....       (5,570)           --         (5,570)      (6,162)     1,662           28       2,033      (433)
                               ----------      --------     ----------   ----------    -------       ------      ------    ------
OTHER INCOME (DEDUCTIONS)
Interest revenues...........          579        (1,700)         2,279        2,279         --           --          --        --
Other -- net................        1,767            --          1,767          484     (2,114)           5          --     1,942
Equity in earnings of
  subsidiary
  companies -- consolidated.           --          (135)           135          135         --           --          --        --
Interest revenues from
  affiliated
  companies -- consolidated.        1,454            --          1,454           --      1,242           --         137        --
                               ----------      --------     ----------   ----------    -------       ------      ------    ------
        Total other income
          (deductions)......        3,800        (1,835)         5,635        2,898       (872)           5         137     1,942
                               ----------      --------     ----------   ----------    -------       ------      ------    ------
        Income before
          interest
          charges...........       (1,770)       (1,835)            65       (3,264)       790           33       2,170     1,509
                               ----------      --------     ----------   ----------    -------       ------      ------    ------
INTEREST CHARGES
Interest on long-term
  debt......................        1,573            --          1,573           --      1,117           --         456        --
Other interest expense......        5,110        (1,700)         6,810        5,189         81          113          --       781
Allowance for funds used
  during construction.......           --            --             --           --         --           --          --        --
                               ----------      --------     ----------   ----------    -------       ------      ------    ------
        Total interest
          charges...........        6,683        (1,700)         8,383        5,189      1,198          113         456       781
                               ----------      --------     ----------   ----------    -------       ------      ------    ------
NET INCOME..................   $   (8,453)     $   (135)    $   (8,318)  $   (8,453)   $  (408)      $  (80)     $1,714    $  728
                               ==========      ========     ==========   ==========    =======       ======      ======    ======


                                 CNG
                                 Oil        CNG
                              Gathering   Retail
                              ---------   -------
OPERATING REVENUES
Regulated gas sales.........   $   --     $    --
Nonregulated gas sales......       --      37,101
                               ------     -------
        Total gas sales.....       --      37,101
Gas transportation and
  storage...................       --          --
Electricity sales...........       --         279
Other.......................       --          --
                               ------     -------
        Total operating
          revenues..........       --      37,380
                               ------     -------
OPERATING EXPENSES
Purchased gas...............       --      34,817
Electricity, liquids and
  capacity purchased........       --         271
Operation expense...........       (1)      5,817
Maintenance.................       --          --
Depreciation and
  amortization..............       --         213
Impairment of gas and oil
  producing properties......       --          --
Taxes, other than income
  taxes.....................        1          --
                               ------     -------
        Subtotal............       --      41,118
                               ------     -------
        Operating income
          before income
          taxes.............       --      (3,738)
Income taxes................      290      (1,330)
                               ------     -------
        Operating income....     (290)     (2,408)
                               ------     -------
OTHER INCOME (DEDUCTIONS)
Interest revenues...........       --          --
Other -- net................    1,450          --
Equity in earnings of
  subsidiary
companies -- consolidated...       --          --
Interest revenues from
  affiliated
companies -- consolidated...       --          75
                               ------     -------
        Total other income
          (deductions)......    1,450          75
                               ------     -------
        Income before
          interest
          charges...........    1,160      (2,333)
                               ------     -------
INTEREST CHARGES
Interest on long-term
  debt......................       --          --
Other interest expense......      623          23
Allowance for funds used
  during construction.......       --          --
                               ------     -------
        Total interest
          charges...........      623          23
                               ------     -------
NET INCOME..................   $  537     $(2,356)
                               ======     =======

---------------

( ) denotes negative amount.

CNG ENERGY SERVICES CORPORATION

CONSOLIDATING STATEMENT OF RETAINED EARNINGS
For the Year Ended December 31, 1997
(Thousands of Dollars)

                                                                                                                CNG
                                               CNGESC      Eliminations                            CNG      Products and
                                                and            and        Combined                Power       Services       CNG
                                            Subsidiaries   Adjustments     Total      CNGESC    (Page 63)    (Page 69)     Storage
                                            ------------   ------------   --------   --------   ---------   ------------   -------
RETAINED EARNINGS
Balance at December 31, 1996..............    $ (3,027)      $(5,027)     $ 2,000    $ (9,727)   $9,964       $  (995)     $1,758
Net income for the year 1997 per
  accompanying income statement...........      (8,453)         (135)      (8,318)     (8,453)     (408)          (80)      1,714
                                              --------       -------      -------    --------    ------       -------      ------
        Total.............................     (11,480)       (5,162)      (6,318)    (18,180)    9,556        (1,075)      3,472
Dividends declared on common
  stock -- cash...........................          --            --           --         --         --            --          --
                                              --------       -------      -------    --------    ------       -------      ------
Balance at December 31, 1997..............    $(11,480)      $(5,162)     $(6,318)   $(18,180)   $9,556       $(1,075)     $3,472
                                              ========       =======      =======    ========    ======       =======      ======


                                             CNG        CNG
                                             Main       Oil        CNG
                                             Pass    Gathering   Retail
                                            ------   ---------   -------
RETAINED EARNINGS
Balance at December 31, 1996..............  $1,002      $ (2)     $    --
Net income for the year 1997 per
  accompanying income statement...........     728       537       (2,356)
                                            ------      ----      -------
        Total.............................   1,730       535       (2,356)
Dividends declared on common
  stock -- cash...........................      --        --           --
                                            ------      ----      -------
Balance at December 31, 1997..............  $1,730      $535      $(2,356)
                                            ======      ====      =======

---------------

( ) denotes negative amount.

CNG ENERGY SERVICES CORPORATION

CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 1997
(Thousands of Dollars)

                                                                                                           CNG
                                                                                              CNG        Products
                                        CNGESC      Eliminations                             Power         and
                                         and            and        Combined                  (Page       Services       CNG
                                     Subsidiaries   Adjustments      Total      CNGESC        64)       (Page 70)     Storage
                                     ------------   ------------   ---------   ---------   ---------   ------------   -------
CASH FLOWS FROM OPERATING
 ACTIVITIES
Net income.........................   $  (8,453)      $   (135)    $ (8,318)   $  (8,453)   $  (408)     $    (80)    $ 1,714
Adjustments to reconcile net income
to net cash provided by (used in)
operating activities
 Depreciation and amortization.....       5,536             --        5,536        4,945        378            --          --
 Impairment of gas and oil
   producing properties............          --             --           --           --         --            --          --
 Pension cost (credit).............         866             --          866          866         --            --          --
 Stock award amortization..........       1,411             --        1,411        1,411         --            --          --
 Deferred income taxes -- net......      (2,995)            --       (2,995)      (3,224)    (1,929)         (142)         --
 Investment tax credit.............          --             --           --           --         --            --          --
 Changes in current assets and
   current liabilities
   Accounts receivable -- net......    (136,678)            --     (136,678)    (132,985)       226          (315)         --
   Receivables from affiliated
     cos. -- consolidated..........     (59,271)        18,831      (78,102)     (37,908)       183       (13,699)       (296)
   Inventories.....................      (4,320)            --       (4,320)      (3,969)      (351)           --          --
   Unrecovered gas costs...........          --             --           --           --         --            --          --
   Accounts payable................     153,009             --      153,009      150,027      1,313         1,541          --
   Payables to affiliated
     cos. -- consolidated..........      31,161        (18,831)      49,992       (6,386)      (379)        4,555         (13)
   Estimated rate contingencies and
     refunds.......................          --             --           --           --         --            --          --
   Amounts payable to customers....          --             --           --           --         --            --          --
   Taxes accrued...................       3,971             --        3,971        3,434        (16)         (731)         23
   Other -- net....................       3,113             --        3,113        2,836         --            --          (1)
 Changes in other assets and other
   liabilities.....................      (4,424)            --       (4,424)     (10,242)     8,046            --          --
 Excess of equity in earnings of
   subsidiary companies over their
   cash dividends
   paid -- consolidated............          --            135         (135)        (135)        --            --          --
 Other -- net......................          --             --           --           --         --            --          --
                                      ---------       --------     --------    ---------    -------      --------     -------
      Net cash provided by (used
        in) operating activities...     (17,074)            --      (17,074)     (39,783)     7,063        (8,871)      1,427
                                      ---------       --------     --------    ---------    -------      --------     -------
CASH FLOWS FROM INVESTING
 ACTIVITIES
Plant construction and other
 property additions................     (17,460)            --      (17,460)      (5,308)       (49)           --          --
Proceeds from dispositions of
 prop., plant and equip. -- net....          12             --           12           --         --            12          --
Cost of other investments -- net...      (6,810)            --       (6,810)          --         --          (250)         --
Intrasystem long-term
 financing -- net..................          --          6,940       (6,940)      (6,940)        --            --          --
Intrasystem money pool
 investments -- net................          --         19,005      (19,005)          --     (7,215)           --      (1,420)
Property transfers to (from)
 affiliates........................          --             --           --           --         --            49          --
                                      ---------       --------     --------    ---------    -------      --------     -------
      Net cash provided by (used
        in) investing activities...     (24,258)        25,945      (50,203)     (12,248)    (7,264)         (189)     (1,420)
                                      ---------       --------     --------    ---------    -------      --------     -------
CASH FLOWS FROM FINANCING
 ACTIVITIES
Issuance of common stock...........          --             --           --           --         --            --          --
Issuance of debentures.............          --             --           --           --         --            --          --
Repayments of long-term debt.......          --             --           --           --         --            --          --
Commercial paper -- net............          --             --           --           --         --            --          --
Dividends paid.....................          --             --           --           --         --            --          --
Intrasystem long-term
 financing -- net..................      16,610         (6,940)      23,550       17,000       (390)          940          --
Intrasystem money pool borrowings
 (repayments) -- net...............      20,910        (19,005)      39,915       32,070         --         7,845          --
Dividends paid -- subsidiary
 companies -- consolidated.........          --             --           --           --         --            --          --
Other -- net.......................          --             --           --           --         --            --          --
                                      ---------       --------     --------    ---------    -------      --------     -------
      Net cash provided by (used
        in) financing activities...      37,520        (25,945)      63,465       49,070       (390)        8,785          --
                                      ---------       --------     --------    ---------    -------      --------     -------
      Net increase (decrease) in
        cash and TCIs..............      (3,812)            --       (3,812)      (2,961)      (591)         (275)          7
CASH AND TCIS AT JANUARY 1, 1997...      12,445             --       12,445       11,490        626           327           2
                                      ---------       --------     --------    ---------    -------      --------     -------
CASH AND TCIS AT DECEMBER 31,
 1997..............................   $   8,633       $     --     $  8,633    $   8,529    $    35      $     52     $     9
                                      =========       ========     ========    =========    =======      ========     =======
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for
 Interest (net of amounts
   capitalized)....................   $   6,159       $     --     $  6,159    $   2,965    $ 1,198      $    113     $   456
 Income taxes (net of refunds).....   $  (6,551)      $     --     $ (6,551)   $  (5,659)   $ 1,302      $    789     $ 1,208


                                       CNG        CNG
                                      Main        Oil        CNG
                                      Pass     Gathering    Retail
                                     -------   ---------   --------
CASH FLOWS FROM OPERATING
 ACTIVITIES
Net income.........................  $   728    $   537    $ (2,356)
Adjustments to reconcile net income
to net cash provided by (used in)
operating activities
 Depreciation and amortization.....       --         --         213
 Impairment of gas and oil
   producing properties............       --         --          --
 Pension cost (credit).............       --         --          --
 Stock award amortization..........       --         --          --
 Deferred income taxes -- net......    1,400      1,215        (315)
 Investment tax credit.............       --         --          --
 Changes in current assets and
   current liabilities
   Accounts receivable -- net......       --         --      (3,604)
   Receivables from affiliated
     cos. -- consolidated..........   (2,628)    (3,981)    (19,773)
   Inventories.....................       --         --          --
   Unrecovered gas costs...........       --         --          --
   Accounts payable................      (25)        --         153
   Payables to affiliated
     cos. -- consolidated..........    8,642        970      42,603
   Estimated rate contingencies and
     refunds.......................       --         --          --
   Amounts payable to customers....       --         --          --
   Taxes accrued...................      520       (280)      1,021
   Other -- net....................       --         (1)        279
 Changes in other assets and other
   liabilities.....................     (837)       300      (1,691)
 Excess of equity in earnings of
   subsidiary companies over their
   cash dividends
   paid -- consolidated............       --         --          --
 Other -- net......................       --         --          --
                                     -------    -------    --------
      Net cash provided by (used
        in) operating activities...    7,800     (1,240)     16,530
                                     -------    -------    --------
CASH FLOWS FROM INVESTING
 ACTIVITIES
Plant construction and other
 property additions................       --         --     (12,103)
Proceeds from dispositions of
 prop., plant and equip. -- net....       --         --          --
Cost of other investments -- net...   (4,840)    (1,720)         --
Intrasystem long-term
 financing -- net..................       --         --          --
Intrasystem money pool
 investments -- net................       --         --     (10,370)
Property transfers to (from)
 affiliates........................   (2,960)     2,960         (49)
                                     -------    -------    --------
      Net cash provided by (used
        in) investing activities...   (7,800)     1,240     (22,522)
                                     -------    -------    --------
CASH FLOWS FROM FINANCING
 ACTIVITIES
Issuance of common stock...........       --         --          --
Issuance of debentures.............       --         --          --
Repayments of long-term debt.......       --         --          --
Commercial paper -- net............       --         --          --
Dividends paid.....................       --         --          --
Intrasystem long-term
 financing -- net..................       --         --       6,000
Intrasystem money pool borrowings
 (repayments) -- net...............       --         --          --
Dividends paid -- subsidiary
 companies -- consolidated.........       --         --          --
Other -- net.......................       --         --          --
                                     -------    -------    --------
      Net cash provided by (used
        in) financing activities...       --         --       6,000
                                     -------    -------    --------
      Net increase (decrease) in
        cash and TCIs..............       --         --           8
CASH AND TCIS AT JANUARY 1, 1997...       --         --          --
                                     -------    -------    --------
CASH AND TCIS AT DECEMBER 31,
 1997..............................  $    --    $    --    $      8
                                     =======    =======    ========
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for
 Interest (net of amounts
   capitalized)....................  $   781    $   623    $     23
 Income taxes (net of refunds).....  $(1,510)   $  (645)   $ (2,036)

---------------
( ) denotes negative amount.

                    (THIS PAGE WAS INTENTIONALLY LEFT BLANK)

CNG POWER COMPANY

CONSOLIDATING BALANCE SHEET
At December 31, 1997
(Thousands of Dollars)

                                             CNG Power     Eliminations                                    CNG
                                                and            and        Combined     CNG     Granite     Bear
                  Assets                    Subsidiaries   Adjustments     Total      Power     Road     Mountain   CNGMCS
                  ------                    ------------   ------------   --------   -------   -------   --------   ------
PROPERTY, PLANT AND EQUIPMENT
Gas utility and other plant...............    $ 6,534        $     --     $ 6,534    $ 6,534     $--       $ --     $   --
Accumulated depreciation and
  amortization............................     (2,707)             --      (2,707)    (2,707)     --         --         --
                                              -------        --------     -------    -------     ---       ----     ------
         Net gas utility and other
           plant..........................      3,827              --       3,827      3,827      --         --         --
                                              -------        --------     -------    -------     ---       ----     ------
Exploration and production properties.....         --              --          --         --      --         --
Accumulated depreciation and
  amortization............................         --              --          --         --      --         --         --
                                              -------        --------     -------    -------     ---       ----     ------
         Net exploration and production
           properties.....................         --              --          --         --      --         --         --
                                              -------        --------     -------    -------     ---       ----     ------
         Net property, plant and
           equipment......................      3,827              --       3,827      3,827      --         --         --
                                              -------        --------     -------    -------     ---       ----     ------

INVESTMENTS
Stocks of subsidiary companies, at
  equity -- consolidated..................         --            (818)        818        818      --         --         --
Notes of subsidiary
  companies -- consolidated...............         --              --          --         --      --         --         --
                                              -------        --------     -------    -------     ---       ----     ------
         Total investments................         --            (818)        818        818      --         --         --
                                              -------        --------     -------    -------     ---       ----     ------

CURRENT ASSETS
Cash and temporary cash investments.......         35              --          35         23      --         --         12
Accounts receivable
  Customers...............................      1,104              --       1,104      1,104      --         --         --
  Unbilled revenues and other.............         --              --          --         --      --         --         --
  Allowance for doubtful accounts.........         --              --          --         --      --         --         --
Receivables from affiliated
  companies --consolidated................     25,524         (11,152)     36,676     36,265      --         59        352
Inventories, at cost
  Gas stored -- current portion...........         --              --          --         --      --         --         --
  Materials and supplies (average cost
    method)...............................        462              --         462        462      --         --         --
Unrecovered gas costs.....................         --              --          --         --      --         --         --
Deferred income taxes -- current..........         --              --          --         --      --         --         --
Prepayments and other current assets......         --              --          --         --      --         --         --
                                              -------        --------     -------    -------     ---       ----     ------
         Total current assets.............     27,125         (11,152)     38,277     37,854      --         59        364
                                              -------        --------     -------    -------     ---       ----     ------

REGULATORY AND OTHER ASSETS
Other investments.........................     27,364              --      27,364     26,104       1        122      1,137
Deferred charges and other assets.........         --              --          --         --      --         --         --
                                              -------        --------     -------    -------     ---       ----     ------
         Total regulatory and other
           assets.........................     27,364              --      27,364     26,104       1        122      1,137
                                              -------        --------     -------    -------     ---       ----     ------
         Total assets.....................    $58,316        $(11,970)    $70,286    $68,603     $ 1       $181     $1,501
                                              =======        ========     =======    =======     ===       ====     ======

---------------
( ) denotes negative amount.

CNG POWER COMPANY

CONSOLIDATING BALANCE SHEET
At December 31, 1997
(Thousands of Dollars)

                                                CNG Power     Eliminations                                    CNG
                                                   and            and        Combined     CNG     Granite     Bear
STOCKHOLDER'S EQUITY AND LIABILITIES           Subsidiaries   Adjustments     Total      Power     Road     Mountain   CNGMCS
------------------------------------           ------------   ------------   --------   -------   -------   --------   ------

CAPITALIZATION
Common stockholder's equity
  Common stock...............................    $22,460        $   (111)    $22,571    $22,460     $ 1       $ 10     $  100
  Capital in excess of par value.............         --              --          --         --      --         --         --
  Retained earnings, per accompanying
    statement................................      9,556            (707)     10,263      9,556      --          6        701
  Treasury stock, at cost....................         --              --          --         --      --         --         --
  Unearned compensation......................         --              --          --         --      --         --         --
                                                 -------        --------     -------    -------     ---       ----     ------

         Total common stockholder's equity...     32,016            (818)     32,834     32,016       1         16        801
                                                 -------        --------     -------    -------     ---       ----     ------
Long-term debt
  Debentures.................................         --              --          --         --      --         --         --
  Convertible subordinated debentures........         --              --          --         --      --         --         --
  Unsecured loan.............................         --              --          --         --      --         --         --
  Notes payable to Parent Company............     12,303              --      12,303     12,303      --         --         --
                                                 -------        --------     -------    -------     ---       ----     ------

         Total long-term debt................     12,303              --      12,303     12,303      --         --         --
                                                 -------        --------     -------    -------     ---       ----     ------

         Total capitalization................     44,319            (818)     45,137     44,319       1         16        801
                                                 -------        --------     -------    -------     ---       ----     ------
CURRENT LIABILITIES
Current maturities on long-term debt.........         --              --          --         --      --         --         --
Commercial paper.............................         --              --          --         --      --         --         --
Accounts payable.............................        479              --         479        479      --         --         --
Payables to affiliated
  companies -- consolidated..................      1,758         (11,152)     12,910     12,216      --        123        571
Estimated rate contingencies and refunds.....         --              --          --         --      --         --         --
Amounts payable to customers.................         --              --          --         --      --         --         --
Taxes accrued................................        152              --         152         23      --          5        124
Deferred income taxes -- current.............         --              --          --         --      --         --         --
Dividends declared...........................         --              --          --         --      --         --         --
Other current liabilities....................         (5)             --          (5)        (3)     --         --         (2)
                                                 -------        --------     -------    -------     ---       ----     ------

         Total current liabilities...........      2,384         (11,152)     13,536     12,715      --        128        693
                                                 -------        --------     -------    -------     ---       ----     ------
DEFERRED CREDITS
Deferred income taxes........................     11,613              --      11,613     11,569      --         37          7
Accumulated deferred investment tax
  credits....................................         --              --          --         --      --         --         --
Deferred credits and other liabilities.......         --              --          --         --      --         --         --
                                                 -------        --------     -------    -------     ---       ----     ------

         Total deferred credits..............     11,613              --      11,613     11,569      --         37          7
                                                 -------        --------     -------    -------     ---       ----     ------

COMMITMENTS AND CONTINGENCIES
                                                 -------        --------     -------    -------     ---       ----     ------
         Total stockholder's equity and
           liabilities.......................    $58,316        $(11,970)    $70,286    $68,603     $ 1       $181     $1,501
                                                 =======        ========     =======    =======     ===       ====     ======

---------------
( ) denotes negative amount.

CNG POWER COMPANY

CONSOLIDATING INCOME STATEMENT
For the Year Ended December 31, 1997
(Thousands of Dollars)

                                 CNG Power     Eliminations                                    CNG
                                    and            and        Combined     CNG     Granite     Bear
                                Subsidiaries   Adjustments     Total      Power     Road     Mountain   CNGMCS
                                ------------   ------------   --------   -------   -------   --------   ------
OPERATING REVENUES
Regulated gas sales...........    $    --         $  --       $    --    $    --     $--       $ --     $  --
Nonregulated gas sales........         --            --            --         --      --         --        --
                                  -------         -----       -------    -------     ---       ----     -----
         Total gas sales......         --            --            --         --      --         --        --
Gas transportation and
  storage.....................         --            --            --         --      --         --        --
Electricity sales.............         --            --            --         --      --         --        --
Other.........................     13,656            --        13,656     13,656      --         --        --
                                  -------         -----       -------    -------     ---       ----     -----
         Total operating
           revenues...........     13,656            --        13,656     13,656      --         --        --
                                  -------         -----       -------    -------     ---       ----     -----
OPERATING EXPENSES
Purchased gas.................         --            --            --         --      --         --        --
Electricity, liquids and
  capacity purchased..........      9,448            --         9,448      9,448      --         --        --
Operation expense.............      2,425            --         2,425      2,401      --         --        24
Maintenance...................         --            --            --         --      --         --        --
Depreciation and
  amortization................        378            --           378        378      --         --        --
Impairment of gas and oil
  producing properties........         --            --            --         --      --         --        --
Taxes, other than income
  taxes.......................        213            --           213        211      --          2        --
                                  -------         -----       -------    -------     ---       ----     -----
         Subtotal.............     12,464            --        12,464     12,438      --          2        24
                                  -------         -----       -------    -------     ---       ----     -----
         Operating income
           before income
           taxes..............      1,192            --         1,192      1,218      --         (2)      (24)
Income taxes..................       (470)           --          (470)      (784)     --          9       305
                                  -------         -----       -------    -------     ---       ----     -----
         Operating income.....      1,662            --         1,662      2,002      --        (11)     (329)
                                  -------         -----       -------    -------     ---       ----     -----
OTHER INCOME (DEDUCTIONS)
Interest revenues.............         --            --            --         --      --         --        --
Other -- net..................     (2,114)           --        (2,114)    (2,911)     --         21       776
Equity in earnings of
  subsidiary
  companies -- consolidated...         --          (461)          461        461      --         --        --
Interest revenues from
  affiliated
  companies -- consolidated...      1,242            --         1,242      1,238      --         --         4
                                  -------         -----       -------    -------     ---       ----     -----
         Total other income
           (deductions).......       (872)         (461)         (411)    (1,212)     --         21       780
                                  -------         -----       -------    -------     ---       ----     -----
         Income before
           interest charges...        790          (461)        1,251        790      --         10       451
                                  -------         -----       -------    -------     ---       ----     -----
INTEREST CHARGES
Interest on long-term debt....      1,117            --         1,117      1,117      --         --        --
Other interest expense........         81            --            81         81      --         --        --
Allowance for funds used
  during construction.........         --            --            --         --      --         --        --
                                  -------         -----       -------    -------     ---       ----     -----
  Total interest charges......      1,198            --         1,198      1,198      --         --        --
                                  -------         -----       -------    -------     ---       ----     -----
NET INCOME....................    $  (408)        $(461)      $    53    $  (408)    $--       $ 10     $ 451
                                  =======         =====       =======    =======     ===       ====     =====

---------------
( ) denotes negative amount.

CNG POWER COMPANY

CONSOLIDATING STATEMENT OF RETAINED EARNINGS
For the Year Ended December 31, 1997
(Thousands of Dollars)

                                             CNG Power     Eliminations                                   CNG
                                                and            and        Combined    CNG     Granite     Bear
                                            Subsidiaries   Adjustments     Total     Power     Road     Mountain   CNGMCS
                                            ------------   ------------   --------   ------   -------   --------   ------
RETAINED EARNINGS
Balance at December 31, 1996..............     $9,964         $(246)      $10,210    $9,964    $ --       $(4)      $250
Net income for the year 1997 per
  accompanying income statement...........       (408)         (461)           53      (408)     --        10        451
                                               ------         -----       -------    ------    ----       ---       ----
         Total............................      9,556          (707)       10,263     9,556      --         6        701
Dividends declared on common
  stock -- cash...........................         --            --            --        --      --        --         --
                                               ------         -----       -------    ------    ----       ---       ----
Balance at December 31, 1997..............     $9,556         $(707)      $10,263    $9,556    $ --       $ 6       $701
                                               ======         =====       =======    ======    ====       ===       ====

---------------

( ) denotes negative amount.

CNG POWER COMPANY

CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 1997
(Thousands of Dollars)

                                                    CNG Power     Eliminations                                    CNG
                                                       and            and        Combined     CNG     Granite     Bear
                                                   Subsidiaries   Adjustments     Total      Power     Road     Mountain   CNGMCS
                                                   ------------   ------------   --------   -------   -------   --------   ------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income.......................................    $  (408)       $  (461)     $    53    $  (408)   $ --       $ 10     $ 451
Adjustments to reconcile net income to net cash
provided by (used in) operating activities
  Depreciation and amortization..................        378             --          378        378      --         --        --
  Impairment of gas and oil producing
    properties...................................         --             --           --         --      --         --        --
  Pension cost (credit)..........................         --             --           --         --      --         --        --
  Stock award amortization.......................         --             --           --         --      --         --        --
  Deferred income taxes -- net...................     (1,929)            --       (1,929)    (1,944)     --         14         1
  Investment tax credit..........................         --             --           --         --      --         --        --
  Changes in current assets and current
    liabilities
    Accounts receivable -- net...................        226             --          226        226      --         --        --
    Receivables from affiliated
      companies -- consolidated..................        183          8,281       (8,098)    (7,897)     --        (49)     (152)
    Inventories..................................       (351)            --         (351)      (351)     --         --        --
    Unrecovered gas costs........................         --             --           --         --      --         --        --
    Accounts payable.............................      1,313             --        1,313      1,313      --         --        --
    Payables to affiliated
      companies -- consolidated..................       (379)        (8,281)       7,902      7,732      --          2       168
    Estimated rate contingencies and refunds.....         --             --           --         --      --         --        --
    Amounts payable to customers.................         --             --           --         --      --         --        --
    Taxes accrued................................        (16)            --          (16)      (120)     --          5        99
    Other -- net.................................         --             --           --          2      --         --        (2)
  Changes in other assets and other
    liabilities..................................      8,046             --        8,046      8,804      --         18      (776)
  Excess of equity in earnings of subsidiary
    companies over their cash dividends
    paid -- consolidated.........................         --            461         (461)      (461)     --         --        --
  Other -- net...................................         --             --           --         --      --         --        --
                                                     -------        -------      -------    -------    ----       ----     -----
        Net cash provided by (used in) operating
          activities.............................      7,063             --        7,063      7,274      --         --      (211)
                                                     -------        -------      -------    -------    ----       ----     -----
CASH FLOWS FROM INVESTING ACTIVITIES
Plant construction and other property
  additions......................................        (49)            --          (49)       (49)     --         --        --
Proceeds from dispositions of prop., plant and
  equip. -- net..................................         --             --           --         --      --         --        --
Cost of other investments -- net.................         --             --           --         --      --         --        --
Intrasystem long-term financing -- net...........         --             --           --         --      --         --        --
Intrasystem money pool investments -- net........     (7,215)            --       (7,215)    (7,015)     --         --      (200)
                                                     -------        -------      -------    -------    ----       ----     -----
        Net cash provided by (used in) investing
          activities.............................     (7,264)            --       (7,264)    (7,064)     --         --      (200)
                                                     -------        -------      -------    -------    ----       ----     -----
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock.........................         --             --           --         --      --         --        --
Issuance of debentures...........................         --             --           --         --      --         --        --
Repayments of long-term debt.....................         --             --           --         --      --         --        --
Commercial paper -- net..........................         --             --           --         --      --         --        --
Dividends paid...................................         --             --           --         --      --         --        --
Intrasystem long-term financing -- net...........       (390)            --         (390)      (390)     --         --        --
Intrasystem money pool borrowings
  (repayments) -- net............................         --             --           --         --      --         --        --
Dividends paid -- subsidiary
  companies -- consolidated......................         --             --           --         --      --         --        --
Other -- net.....................................         --             --           --         --      --         --        --
                                                     -------        -------      -------    -------    ----       ----     -----
        Net cash provided by (used in) financing
          activities.............................       (390)            --         (390)      (390)     --         --        --
                                                     -------        -------      -------    -------    ----       ----     -----
        Net increase (decrease) in cash and
          TCIs...................................       (591)            --         (591)      (180)     --         --      (411)
CASH AND TCIS AT JANUARY 1, 1997.................        626             --          626        203      --         --       423
                                                     -------        -------      -------    -------    ----       ----     -----
CASH AND TCIS AT DECEMBER 31, 1997...............    $    35        $    --      $    35    $    23    $ --       $ --     $  12
                                                     =======        =======      =======    =======    ====       ====     =====
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for
  Interest (net of amounts capitalized)..........    $ 1,198        $    --      $ 1,198    $ 1,198    $ --       $ --     $  --
  Income taxes (net of refunds)..................    $ 1,302        $    --      $ 1,302    $ 1,107    $ --       $(10)    $ 205

---------------

( ) denotes negative amount.

                    (THIS PAGE WAS INTENTIONALLY LEFT BLANK)

CNG PRODUCTS AND SERVICES, INC.

CONSOLIDATING BALANCE SHEET
At December 31, 1997
(Thousands of Dollars)

                                          CNG
                                      Products and
                                        Services     Eliminations                  CNG
                                          and            and        Combined   Products and       CNG
            ASSETS                     Subsidiary    Adjustments     Total       Services     Technologies
            ------                    ------------   ------------   --------   ------------   ------------
PROPERTY, PLANT AND EQUIPMENT
Gas utility and other plant.........    $    77        $    --      $    77      $    77         $   --
Accumulated depreciation and
  amortization......................        (12)            --          (12)         (12)            --
                                        -------        -------      -------      -------         ------
         Net gas utility and other
           plant....................         65             --           65           65             --
                                        -------        -------      -------      -------         ------
Exploration and production
  properties........................         --             --           --           --             --
Accumulated depreciation and
  amortization......................         --             --           --           --             --
                                        -------        -------      -------      -------         ------
         Net exploration and
           production properties....         --             --           --           --             --
                                        -------        -------      -------      -------         ------
         Net property, plant and
           equipment................         65             --           65           65             --
                                        -------        -------      -------      -------         ------

INVESTMENTS
Stock of subsidiary company, at
  equity -- consolidated............         --         (1,863)       1,863        1,863             --
Notes of subsidiary
  company -- consolidated...........         --             --           --           --             --
                                        -------        -------      -------      -------         ------
         Total investments..........         --         (1,863)       1,863        1,863             --
                                        -------        -------      -------      -------         ------

CURRENT ASSETS
Cash and temporary cash
  investments.......................         52             --           52           52             --
Accounts receivable
  Customers.........................         --             --           --           --             --
  Unbilled revenues and other.......        315             --          315          315             --
  Allowance for doubtful accounts...         --             --           --           --             --
Receivables from affiliated
  companies -- consolidated.........     14,401            (39)      14,440       14,401             39
Inventories, at cost
  Gas stored -- current portion.....         --             --           --           --             --
  Materials and supplies (average
    cost method)....................         --             --           --           --             --
Unrecovered gas costs...............         --             --           --           --             --
Deferred income taxes--current......         --             --           --           --             --
Prepayments and other current
  assets............................         --             --           --           --             --
                                        -------        -------      -------      -------         ------
         Total current assets.......     14,768            (39)      14,807       14,768             39
                                        -------        -------      -------      -------         ------

REGULATORY AND OTHER ASSETS
Other investments...................      2,250             --        2,250          250          2,000
Deferred charges and other assets...         --           (145)         145          229            (84)
                                        -------        -------      -------      -------         ------
         Total regulatory and other
           assets...................      2,250           (145)       2,395          479          1,916
                                        -------        -------      -------      -------         ------
         Total assets...............    $17,083        $(2,047)     $19,130      $17,175         $1,955
                                        =======        =======      =======      =======         ======

---------------

( ) denotes negative amount.

CNG PRODUCTS AND SERVICES, INC.

CONSOLIDATING BALANCE SHEET
At December 31, 1997
(Thousands of Dollars)

                                                  CNG
                                              Products and
                                                Services     Eliminations                  CNG
                                                  and            and        Combined   Products and       CNG
Stockholder's Equity and Liabilities           Subsidiary    Adjustments     Total       Services     Technologies
------------------------------------          ------------   ------------   --------   ------------   ------------

CAPITALIZATION
Common stockholder's equity
  Common stock............................      $ 3,990        $(2,000)     $ 5,990      $ 3,990         $2,000
  Capital in excess of par value..........           --             --           --           --             --
  Retained earnings, per
    accompanying statement................       (1,075)           137       (1,212)      (1,075)          (137)
  Treasury stock, at cost.................           --             --           --           --             --
  Unearned compensation...................           --             --           --           --             --
                                                -------        -------      -------      -------         ------
         Total common stockholder's
           equity.........................        2,915         (1,863)       4,778        2,915          1,863
                                                -------        -------      -------      -------         ------
Long-term debt
  Debentures..............................           --             --           --           --             --
  Convertible subordinated
    debentures............................           --             --           --           --             --
  Unsecured loan..........................           --             --           --           --             --
  Notes payable to Parent Company.........           --             --           --           --             --
                                                -------        -------      -------      -------         ------

         Total long-term debt.............           --             --           --           --             --
                                                -------        -------      -------      -------         ------

         Total capitalization.............        2,915         (1,863)       4,778        2,915          1,863
                                                -------        -------      -------      -------         ------
CURRENT LIABILITIES
Current maturities on long-term
  debt....................................           --             --           --           --             --
Commercial paper..........................           --             --           --           --             --
Accounts payable..........................        1,980             --        1,980        1,980             --
Payables to affiliated
  companies -- consolidated...............       12,688            (39)      12,727       12,727             --
Estimated rate contingencies and
  refunds.................................           --             --           --           --             --
Amounts payable to customers..............           --             --           --           --             --
Taxes accrued.............................         (554)            --         (554)        (447)          (107)
Deferred income taxes--current............           --             --           --           --             --
Dividends declared........................           --             --           --           --             --
Other current liabilities.................           --             --           --           --             --
                                                -------        -------      -------      -------         ------
         Total current
           liabilities....................       14,114            (39)      14,153       14,260           (107)
                                                -------        -------      -------      -------         ------
DEFERRED CREDITS
Deferred income taxes.....................           54           (145)         199           --            199
Accumulated deferred investment tax
  credits.................................           --             --           --           --             --
Deferred credits and other
  liabilities.............................           --             --           --           --             --
                                                -------        -------      -------      -------         ------

         Total deferred credits...........           54           (145)         199           --            199
                                                -------        -------      -------      -------         ------
COMMITMENTS AND CONTINGENCIES
                                                -------        -------      -------      -------         ------
         Total stockholder's equity
           and liabilities................      $17,083        $(2,047)     $19,130      $17,175         $1,955
                                                =======        =======      =======      =======         ======

---------------

( ) denotes negative amount.

CNG PRODUCTS AND SERVICES, INC.

CONSOLIDATING INCOME STATEMENT
For the Year Ended December 31, 1997
(Thousands of Dollars)

                                     CNG
                                 Products and
                                   Services     Eliminations                  CNG
                                     and            and        Combined   Products and       CNG
                                  Subsidiary    Adjustments     Total       Services     Technologies
                                 ------------   ------------   --------   ------------   ------------
OPERATING REVENUES
Regulated gas sales............     $   --          $--         $   --       $   --          $ --
Nonregulated gas sales.........         --           --             --           --            --
                                    ------          ---         ------       ------          ----
          Total gas sales......         --           --             --           --            --
Gas transportation and
  storage......................         --           --             --           --            --
Electricity sales..............         --           --             --           --            --
Other..........................      5,112           --          5,112        5,112            --
                                    ------          ---         ------       ------          ----
          Total operating
            revenues...........      5,112           --          5,112        5,112            --
                                    ------          ---         ------       ------          ----
OPERATING EXPENSES
Purchased gas..................         --           --             --           --            --
Electricity, liquids and
  capacity purchased...........         --           --             --           --            --
Operation expense..............      5,171           --          5,171        5,171            --
Maintenance....................         18           --             18           18            --
Depreciation and
  amortization.................         --           --             --           --            --
Impairment of gas and oil
  producing properties.........         --           --             --           --            --
Taxes, other than income
  taxes........................         27           --             27           19             8
                                    ------          ---         ------       ------          ----
          Subtotal.............      5,216           --          5,216        5,208             8
                                    ------          ---         ------       ------          ----
          Operating income
            before income
            taxes..............       (104)          --           (104)         (96)           (8)
Income taxes...................       (132)          --           (132)        (141)            9
                                    ------          ---         ------       ------          ----
          Operating income.....         28           --             28           45           (17)
                                    ------          ---         ------       ------          ----
OTHER INCOME (DEDUCTIONS)
Interest revenues..............         --           --             --           --            --
Other -- net...................          5           --              5            5            --
Equity in earnings of
  subsidiary
  company -- consolidated......         --           17            (17)         (17)           --
Interest revenues from
  affiliated
  companies -- consolidated....         --           --             --           --            --
                                    ------          ---         ------       ------          ----
          Total other income
            (deductions).......          5           17            (12)         (12)           --
                                    ------          ---         ------       ------          ----
          Income before
            interest charges...         33           17             16           33           (17)
                                    ------          ---         ------       ------          ----
INTEREST CHARGES
Interest on long-term debt.....         --           --             --           --            --
Other interest expense.........        113           --            113          113            --
Allowance for funds used during
  construction.................         --           --             --           --            --
                                    ------          ---         ------       ------          ----
          Total interest
            charges............        113           --            113          113            --
                                    ------          ---         ------       ------          ----
NET INCOME.....................     $  (80)         $17         $  (97)      $  (80)         $(17)
                                    ======          ===         ======       ======          ====

---------------

( ) denotes negative amount.

CNG PRODUCTS AND SERVICES, INC.

CONSOLIDATING STATEMENT OF RETAINED EARNINGS
For the Year Ended December 31, 1997
(Thousands of Dollars)

                                 CNG
                             Products and
                               Services     Eliminations                  CNG
                                 and            and        Combined   Products and       CNG
                              Subsidiary    Adjustments     Total       Services     Technologies
                             ------------   ------------   --------   ------------   ------------
RETAINED EARNINGS
Balance at December 31,
  1996.....................    $  (995)         $120       $(1,115)     $  (995)        $(120)
Net income for the year
  1997 per accompanying
  income statement.........        (80)           17           (97)         (80)          (17)
                               -------          ----       -------      -------         -----
          Total............     (1,075)          137        (1,212)      (1,075)         (137)
Dividends declared on
  common stock -- cash.....         --            --            --           --            --
                               -------          ----       -------      -------         -----
Balance at December 31,
  1997.....................    $(1,075)         $137       $(1,212)     $(1,075)        $(137)
                               =======          ====       =======      =======         =====

---------------

( ) denotes negative amount.

CNG PRODUCTS AND SERVICES, INC.

CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 1997
(Thousands of Dollars)

                                                                  CNG
                                                               Products
                                                                  and                                   CNG
                                                               Services     Eliminations              Products
                                                                  and           and        Combined     and          CNG
                                                              Subsidiary    Adjustments     Total     Services   Technologies
                                                              -----------   ------------   --------   --------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income..................................................   $    (80)        $ 17       $   (97)   $   (80)       $(17)
Adjustments to reconcile net income to net cash provided
by (used in) operating activities
  Depreciation and amortization.............................         --           --            --         --          --
  Impairment of gas and oil producing properties............         --           --            --         --          --
  Pension cost (credit).....................................         --           --            --         --          --
  Stock award amortization..................................         --           --            --         --          --
  Deferred income taxes-net.................................       (142)          --          (142)      (226)         84
  Investment tax credit.....................................         --           --            --         --          --
  Changes in current assets and current liabilities
    Accounts receivable-net.................................       (315)          --          (315)      (315)         --
    Receivables from affiliated companies--consolidated.....    (13,699)          39       (13,738)   (13,745)          7
    Inventories.............................................         --           --            --         --          --
    Unrecovered gas costs...................................         --           --            --         --          --
    Accounts payable........................................      1,541           --         1,541      1,541          --
    Payables to affiliated companies--consolidated..........      4,555          (39)        4,594      4,594          --
    Estimated rate contingencies and refunds................         --           --            --         --          --
    Amounts payable to customers............................         --           --            --         --          --
    Taxes accrued...........................................       (731)          --          (731)      (657)        (74)
    Other-net...............................................         --           --            --         --          --
  Changes in other assets and other liabilities.............         --           --            --         --          --
  Excess of equity in earnings of subsidiary companies
    over their cash dividends paid--consolidated............         --          (17)           17         17          --
  Other-net.................................................         --           --            --         --          --
                                                               --------         ----       -------    -------        ----
        Net cash provided by (used in) operating
          activities........................................     (8,871)          --        (8,871)    (8,871)         --
                                                               --------         ----       -------    -------        ----
CASH FLOWS FROM INVESTING ACTIVITIES
Plant construction and other property additions.............         --           --            --         --          --
Proceeds from dispositions of prop., plant and
  equip. -- net.............................................         12           --            12         12          --
Cost of other investments -- net............................       (250)          --          (250)      (250)         --
Intrasystem long-term financing -- net......................         --           --            --         --          --
Intrasystem money pool investments -- net...................         --           --            --         --          --
Property transfers to (from) affiliates.....................         49           --            49         49          --
                                                               --------         ----       -------    -------        ----
        Net cash provided by (used in) investing
          activities........................................       (189)          --          (189)      (189)         --
                                                               --------         ----       -------    -------        ----
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock....................................         --           --            --         --          --
Issuance of debentures......................................         --           --            --         --
Repayments of long-term debt................................         --           --            --         --          --
Commercial paper -- net.....................................         --           --            --         --
Dividends paid..............................................         --           --            --         --          --
Intrasystem long-term financing -- net......................        940           --           940        940          --
Intrasystem money pool borrowings (repayments) -- net.......      7,845           --         7,845      7,845          --
Dividends paid--subsidiary companies--consolidated..........         --           --            --         --          --
Other -- net................................................         --           --            --         --          --
                                                               --------         ----       -------    -------        ----
        Net cash provided by (used in) financing
          activities........................................      8,785           --         8,785      8,785          --
                                                               --------         ----       -------    -------        ----
        Net increase (decrease) in cash and TCIs............       (275)          --          (275)      (275)         --
CASH AND TCIS AT JANUARY 1, 1997............................        327           --           327        327          --
                                                               --------         ----       -------    -------        ----
CASH AND TCIS AT DECEMBER 31, 1997..........................   $     52         $ --       $    52    $    52        $ --
                                                               ========         ====       =======    =======        ====
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for
  Interest (net of amounts capitalized).....................   $    113         $ --       $   113    $   113        $ --
  Income taxes (net of refunds).............................   $    789         $ --       $   789    $   816        $(27)

---------------

( ) denotes negative amount.

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

CNG POWER SERVICES CORPORATION

CONSOLIDATING BALANCE SHEET
At December 31, 1997
(Thousands of Dollars)

                                          CNGPSC     Eliminations
                                           and           and        Combined               CNG
                Assets                  Subsidiary   Adjustments     Total     CNGPSC    Lakewood
                ------                  ----------   ------------   --------   -------   --------
PROPERTY, PLANT AND EQUIPMENT
Gas utility and other plant...........   $ 3,288       $    --      $ 3,288    $3,288      $ --
Accumulated depreciation and
  amortization........................      (561)           --         (561)     (561)       --
                                         -------       -------      -------    -------     ----
          Net gas utility and other
            plant.....................     2,727            --        2,727     2,727        --
                                         -------       -------      -------    -------     ----
Exploration and production
  properties..........................        --            --           --        --        --
Accumulated depreciation and
  amortization........................        --            --           --        --        --
                                         -------       -------      -------    -------     ----
          Net exploration and
            production properties.....        --            --           --        --        --
                                         -------       -------      -------    -------     ----
          Net property, plant and
            equipment.................     2,727            --        2,727     2,727        --
                                         -------       -------      -------    -------     ----

INVESTMENTS
Stock of subsidiary company, at
  equity -- consolidated..............        --          (529)         529       529        --
Notes of subsidiary
  company -- consolidated.............        --            --           --        --        --
                                         -------       -------      -------    -------     ----
          Total investments...........        --          (529)         529       529        --
                                         -------       -------      -------    -------     ----

CURRENT ASSETS
Cash and temporary cash investments...         8            --            8        --         8
Accounts receivable
  Customers...........................    28,057            --       28,057    28,057        --
  Unbilled revenues and other.........        --            --           --        --        --
  Allowance for doubtful accounts.....        --            --           --        --        --
Receivables from affiliated
  companies -- consolidated...........     6,542          (526)       7,068     6,735       333
Inventories, at cost
  Gas stored -- current portion.......        --            --           --        --        --
  Materials and supplies (average cost
     method)..........................        --            --           --        --        --
Unrecovered gas costs.................        --            --           --        --        --
Deferred income taxes -- current......        --            --           --        --        --
Prepayments and other current
  assets..............................       510            --          510       510        --
                                         -------       -------      -------    -------     ----
          Total current assets........    35,117          (526)      35,643    35,302       341
                                         -------       -------      -------    -------     ----

REGULATORY AND OTHER ASSETS
Other investments.....................       417            --          417        --       417
Deferred charges and other assets.....        --            --           --        --        --
                                         -------       -------      -------    -------     ----
          Total regulatory and other
            assets....................       417            --          417        --       417
                                         -------       -------      -------    -------     ----
          Total assets................   $38,261       $(1,055)     $39,316    $38,558     $758
                                         =======       =======      =======    =======     ====

---------------
( ) denotes negative amount.

CNG POWER SERVICES CORPORATION

CONSOLIDATING BALANCE SHEET
At December 31, 1997
(Thousands of Dollars)

                                          CNGPSC     Eliminations
                                           and           and        Combined               CNG
 Stockholder's Equity and Liabilities   Subsidiary   Adjustments     Total     CNGPSC    Lakewood
 ------------------------------------   ----------   ------------   --------   -------   --------

CAPITALIZATION
Common stockholder's equity
  Common stock........................   $15,520       $  (520)     $16,040    $15,520    $ 520
  Capital in excess of par value......        --            --           --        --        --
  Retained earnings, per accompanying
     statement........................    (9,190)           (9)      (9,181)   (8,762)     (419)
  Treasury stock, at cost.............        --            --           --        --        --
  Unearned compensation...............        --            --           --        --        --
                                         -------       -------      -------    -------    -----
          Total common stockholder's
            equity....................     6,330          (529)       6,859     6,758       101
                                         -------       -------      -------    -------    -----
Long-term debt
  Debentures..........................        --            --           --        --        --
  Convertible subordinated
     debentures.......................        --            --           --        --        --
  Unsecured loan......................        --            --           --        --        --
  Notes payable to Parent Company.....        --            --           --        --        --
                                         -------       -------      -------    -------    -----
          Total long-term debt........        --            --           --        --        --
                                         -------       -------      -------    -------    -----

          Total capitalization........     6,330          (529)       6,859     6,758       101
                                         -------       -------      -------    -------    -----
CURRENT LIABILITIES
Current maturities on long-term
  debt................................        --            --           --        --        --
Commercial paper......................        --            --           --        --        --
Accounts payable......................    30,241            --       30,241    30,241        --
Payables to affiliated
  companies -- consolidated...........       398          (526)         924       398       526
Estimated rate contingencies and
  refunds.............................        --            --           --        --        --
Amounts payable to customers..........        --            --           --        --        --
Taxes accrued.........................       (35)           --          (35)      (16)      (19)
Deferred income taxes--current........        --            --           --        --        --
Dividends declared....................        --            --           --        --        --
Other current liabilities.............       203            --          203       203        --
                                         -------       -------      -------    -------    -----

          Total current liabilities...    30,807          (526)      31,333    30,826       507
                                         -------       -------      -------    -------    -----
DEFERRED CREDITS
Deferred income taxes.................     1,130            --        1,130       980       150
Accumulated deferred investment tax
  credits.............................        --            --           --        --        --
Deferred credits and other
  liabilities.........................        (6)           --           (6)       (6)       --
                                         -------       -------      -------    -------    -----

          Total deferred credits......     1,124            --        1,124       974       150
                                         -------       -------      -------    -------    -----
COMMITMENTS AND CONTINGENCIES
                                         -------       -------      -------    -------    -----
          Total stockholder's equity
            and liabilities...........   $38,261       $(1,055)     $39,316    $38,558    $ 758
                                         =======       =======      =======    =======    =====

---------------
( ) denotes negative amount.

CNG POWER SERVICES CORPORATION

CONSOLIDATING INCOME STATEMENT
For the Year Ended December 31, 1997
(Thousands of Dollars)

                                          CNGPSC     Eliminations
                                           and           and        Combined                CNG
                                        Subsidiary   Adjustments     Total      CNGPSC    Lakewood
                                        ----------   ------------   --------   --------   --------
OPERATING REVENUES
Regulated gas sales...................   $     --        $ --       $    --    $    --     $  --
Nonregulated gas sales................         --          --            --         --        --
                                         --------        ----       -------    -------     -----
          Total gas sales.............         --          --            --         --        --
Gas transportation and storage........         --          --            --         --        --
Electricity sales.....................    594,525          --       594,525    594,525        --
Other.................................         --          --            --         --        --
                                         --------        ----       -------    -------     -----
          Total operating revenues....    594,525          --       594,525    594,525        --
                                         --------        ----       -------    -------     -----
OPERATING EXPENSES
Purchased gas.........................         --          --            --         --        --
Electricity, liquids and capacity
  purchased...........................    595,033          --       595,033    595,033        --
Operation expense.....................      7,702          --         7,702      7,684        18
Maintenance...........................         --          --            --         --        --
Depreciation and amortization.........        561          --           561        561        --
Impairment of gas and oil producing
  properties..........................         --          --            --         --        --
Taxes, other than income taxes........        392          --           392        391         1
                                         --------        ----       -------    -------     -----
          Subtotal....................    603,688          --       603,688    603,669        19
                                         --------        ----       -------    -------     -----
          Operating income before
            income taxes..............     (9,163)         --        (9,163)    (9,144)      (19)
Income taxes..........................     (2,957)         --        (2,957)    (3,046)       89
                                         --------        ----       -------    -------     -----
          Operating income............     (6,206)         --        (6,206)    (6,098)     (108)
                                         --------        ----       -------    -------     -----
OTHER INCOME (DEDUCTIONS)
Interest revenues.....................         10          --            10          9         1
Other -- net..........................        125          --           125         75        50
Equity in earnings of subsidiary
  company -- consolidated.............         --          52           (52)       (52)       --
Interest revenues from affiliated
  companies -- consolidated...........         91          --            91         86         5
                                         --------        ----       -------    -------     -----
          Total other income
            (deductions)..............        226          52           174        118        56
                                         --------        ----       -------    -------     -----
          Income before interest
            charges...................     (5,980)         52        (6,032)    (5,980)      (52)
                                         --------        ----       -------    -------     -----
INTEREST CHARGES
Interest on long-term debt............         --          --            --         --        --
Other interest expense................         12          --            12         12        --
Allowance for funds used during
  construction........................         --          --            --         --        --
                                         --------        ----       -------    -------     -----
          Total interest charges......         12          --            12         12        --
                                         --------        ----       -------    -------     -----
NET INCOME............................   $ (5,992)       $ 52       $(6,044)   $(5,992)    $ (52)
                                         ========        ====       =======    =======     =====

---------------
( ) denotes negative amount.

CNG POWER SERVICES CORPORATION

CONSOLIDATING STATEMENT OF RETAINED EARNINGS
For the Year Ended December 31, 1997
(Thousands of Dollars)

                                          CNGPSC     Eliminations
                                           and           and        Combined               CNG
                                        Subsidiary   Adjustments     Total     CNGPSC    Lakewood
                                        ----------   ------------   --------   -------   --------
RETAINED EARNINGS
Balance at December 31, 1996..........   $(3,198)        $(61)      $(3,137)   $(2,770)   $(367)
Net income for the year 1997 per
  accompanying income statement.......    (5,992)          52        (6,044)    (5,992)     (52)
                                         -------         ----       -------    -------    -----
          Total.......................    (9,190)          (9)       (9,181)    (8,762)    (419)
Dividends declared on common
  stock -- cash.......................        --           --            --         --       --
                                         -------         ----       -------    -------    -----
Balance at December 31, 1997..........   $(9,190)        $ (9)      $(9,181)   $(8,762)   $(419)
                                         =======         ====       =======    =======    =====

---------------
( ) denotes negative amount.

CNG POWER SERVICES CORPORATION

CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 1997
(Thousands of Dollars)

                                                           CNGPSC     Eliminations
                                                            and           and        Combined                CNG
                                                         Subsidiary   Adjustments     Total      CNGPSC    Lakewood
                                                         ----------   ------------   --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income.............................................   $ (5,992)      $  52      $ (6,044)  $ (5,992)    $ (52)
Adjustments to reconcile net income to net cash
provided by (used in) operating activities
  Depreciation and amortization........................        561          --           561        561        --
  Impairment of gas and oil producing properties.......         --          --            --         --        --
  Pension cost (credit)................................         --          --            --         --        --
  Stock award amortization.............................         --          --            --         --        --
  Deferred income taxes-net............................        943          --           943        919        24
  Investment tax credit................................         --          --            --         --        --
  Changes in current assets and current liabilities
    Accounts receivable-net............................    (12,928)         --       (12,928)   (12,949)       21
    Receivables from affiliated
      companies--consolidated..........................        275         518          (243)      (240)       (3)
    Inventories........................................         14          --            14         14        --
    Unrecovered gas costs..............................         --          --            --         --        --
    Accounts payable...................................     17,502          --        17,502     17,502        --
    Payables to affiliated companies--consolidated.....     (2,369)       (518)       (1,851)    (1,859)        8
    Estimated rate contingencies and refunds...........         --          --            --         --        --
    Amounts payable to customers.......................         --          --            --         --        --
    Taxes accrued......................................        507          --           507        452        55
    Other--net.........................................       (687)         --          (687)      (687)       --
  Changes in other assets and other liabilities........        (22)         --           (22)        (6)      (16)
  Excess of equity in earnings of subsidiary companies
    over their cash dividends paid--consolidated.......         --         (52)           52         52        --
  Other--net...........................................         --          --            --         --        --
                                                          --------       -----      --------   --------     -----
      Net cash provided by (used in) operating
        activities.....................................     (2,196)         --        (2,196)    (2,233)       37
                                                          --------       -----      --------   --------     -----
CASH FLOWS FROM INVESTING ACTIVITIES
Plant construction and other property additions........       (948)         --          (948)      (948)       --
Proceeds from dispositions of prop., plant and
  equip.--net..........................................         --          --            --         --        --
Cost of other investments--net.........................         --          --            --         --        --
Intrasystem long-term financing--net...................         --          --            --         --
Intrasystem money pool investments--net................     (5,530)         --        (5,530)    (5,200)     (330)
                                                          --------       -----      --------   --------     -----
      Net cash provided by (used in) investing
        activities.....................................     (6,478)         --        (6,478)    (6,148)     (330)
                                                          --------       -----      --------   --------     -----
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock...............................         --          --            --         --        --
Issuance of debentures.................................         --          --            --         --        --
Repayments of long-term debt...........................         --          --            --         --        --
Commercial paper--net..................................         --          --            --         --        --
Dividends paid.........................................         --          --            --         --        --
Intrasystem long-term financing--net...................         --          --            --         --        --
Intrasystem money pool borrowings (repayments)--net....         --          --            --         --        --
Dividends paid--subsidiary companies--consolidated.....         --          --            --         --        --
Other--net.............................................         --          --            --         --        --
                                                          --------       -----      --------   --------     -----
      Net cash provided by (used in) financing
        activities.....................................         --          --            --         --        --
                                                          --------       -----      --------   --------     -----
      Net increase (decrease) in cash and TCIs.........     (8,674)         --        (8,674)    (8,381)     (293)
CASH AND TCIS AT JANUARY 1, 1997.......................      8,682          --         8,682      8,381       301
                                                          --------       -----      --------   --------     -----
CASH AND TCIS AT DECEMBER 31, 1997.....................   $      8       $  --       $     8    $    --     $   8
                                                          ========       =====      ========   ========     =====
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for
  Interest (net of amounts capitalized)................   $     11       $  --       $    11    $    11     $  --
  Income taxes (net of refunds)........................   $ (4,490)      $  --       $(4,490)   $(4,500)    $  10

---------------

( ) denotes negative amount.

                    (THIS PAGE WAS INTENTIONALLY LEFT BLANK)

CNG INTERNATIONAL CORPORATION

CONSOLIDATING BALANCE SHEET
At December 31, 1997
(Thousands of Dollars)

                                                                                                   CNG
                              CNGI       Eliminations                          CNG      CNG     Cayman One   Eliminations
                              and            and        Combined              Cayman   Cayman      and           and
         ASSETS           Subsidiaries   Adjustments     Total       CNGI      Two     Three    Subsidiary   Adjustments
         ------           ------------   ------------   --------   --------   ------   ------   ----------   ------------
PROPERTY, PLANT AND
  EQUIPMENT
Gas utility and other
  plant.................    $    706       $     --     $   706    $    706    $ --     $ --     $    --       $     --
Accumulated depreciation
  and amortization......        (164)            --        (164)       (164)     --       --          --             --
                            --------       --------     --------   --------    ----     ----     -------       --------
  Net gas utility and
    other plant.........         542             --         542         542      --       --          --             --
                            --------       --------     --------   --------    ----     ----     -------       --------
Exploration and
  production
  properties............          --             --          --          --      --       --          --             --
Accumulated depreciation
  and amortization......          --             --          --          --      --       --          --             --
                            --------       --------     --------   --------    ----     ----     -------       --------
  Net exploration and
    production
    properties..........          --             --          --          --      --       --          --             --
                            --------       --------     --------   --------    ----     ----     -------       --------
  Net property, plant
    and equipment.......         542             --         542         542      --       --          --             --
                            --------       --------     --------   --------    ----     ----     -------       --------
INVESTMENTS
Stocks of subsidiary
  companies, at
  equity -- consolidated...       --        (38,705)     38,705      38,705      --       --          --        (38,318)
Notes of subsidiary
  companies -- consolidated..     --             --          --          --      --       --          --             --
                            --------       --------     --------   --------    ----     ----     -------       --------
  Total investments.....          --        (38,705)     38,705      38,705      --       --          --        (38,318)
                            --------       --------     --------   --------    ----     ----     -------       --------
CURRENT ASSETS
Cash and temporary cash
  investments...........       3,708             --       3,708          12      --       --       3,696             --
Accounts receivable
  Customers.............          --             --          --          --      --       --          --             --
  Unbilled revenues and
    other...............          46             --          46          32      --       --          14             --
  Allowance for doubtful
    accounts............          --             --          --          --      --       --          --             --
Receivables from
  affiliated
  companies -- consolidated.. 78,000            (32)     78,032      78,031       1       --          --            (31)
Inventories, at cost
  Gas stored -- current
    portion.............          --             --          --          --      --       --          --             --
  Materials and supplies
    (average cost
    method).............          --             --          --          --      --       --          --             --
Unrecovered gas costs...          --             --          --          --      --       --          --             --
Deferred income
  taxes -- current......          --             --          --          --      --       --          --             --
Prepayments and other
  current assets........           1             --           1           1      --       --          --             --
                            --------       --------     --------   --------    ----     ----     -------       --------
    Total current
      assets............      81,755            (32)     81,787      78,076       1       --       3,710            (31)
                            --------       --------     --------   --------    ----     ----     -------       --------
REGULATORY AND OTHER
  ASSETS
Other investments.......     117,091           (387)    117,478      86,230     387       --      30,861             --
Deferred charges and
  other assets..........         314             --         314         314      --       --          --             --
                            --------       --------     --------   --------    ----     ----     -------       --------
    Total regulatory and
      other assets......     117,405           (387)    117,792      86,544     387       --      30,861             --
                            --------       --------     --------   --------    ----     ----     -------       --------
    Total assets........    $199,702       $(39,124)    $238,826   $203,867    $388     $ --     $34,571       $(38,349)
                            ========       ========     ========   ========    ====     ====     =======       ========


                                       CNG       CNGI
                          Combined   Cayman    Australia
         ASSETS            Total       One     Pty Ltd.
         ------           --------   -------   ---------
PROPERTY, PLANT AND
  EQUIPMENT
Gas utility and other
  plant.................  $    --    $   --     $    --
Accumulated depreciation
  and amortization......       --        --          --
                          -------    -------    -------
  Net gas utility and
    other plant.........       --        --          --
                          -------    -------    -------
Exploration and
  production
  properties............       --        --          --
Accumulated depreciation
  and amortization......       --        --          --
                          -------    -------    -------
  Net exploration and
    production
    properties..........       --        --          --
                          -------    -------    -------
  Net property, plant
    and equipment.......       --        --          --
                          -------    -------    -------
INVESTMENTS
Stocks of subsidiary
  companies, at
  equity -- consolidated   38,318    38,318          --
Notes of subsidiary
  companies -- consolida       --        --          --
                          -------    -------    -------
  Total investments.....   38,318    38,318          --
                          -------    -------    -------
CURRENT ASSETS
Cash and temporary cash
  investments...........    3,696        --       3,696
Accounts receivable
  Customers.............       --        --          --
  Unbilled revenues and
    other...............       14        --          14
  Allowance for doubtful
    accounts............       --        --          --
Receivables from
  affiliated
  companies -- consolida       31        31          --
Inventories, at cost
  Gas stored -- current
    portion.............       --        --          --
  Materials and supplies
    (average cost
    method).............       --        --          --
Unrecovered gas costs...       --        --          --
Deferred income
  taxes -- current......       --        --          --
Prepayments and other
  current assets........       --        --          --
                          -------    -------    -------
    Total current
      assets............    3,741        31       3,710
                          -------    -------    -------
REGULATORY AND OTHER
  ASSETS
Other investments.......   30,861        --      30,861
Deferred charges and
  other assets..........       --        --          --
                          -------    -------    -------
    Total regulatory and
      other assets......   30,861        --      30,861
                          -------    -------    -------
    Total assets........  $72,920    $38,349    $34,571
                          =======    =======    =======

---------------

( ) denotes negative amount.

CNG INTERNATIONAL CORPORATION

CONSOLIDATING BALANCE SHEET
At December 31, 1997
(Thousands of Dollars)

                                                                                                   CNG
                              CNGI       Eliminations                          CNG      CNG     Cayman One   Eliminations
STOCKHOLDER'S EQUITY          and            and        Combined              Cayman   Cayman      and           and
AND LIABILITIES           Subsidiaries   Adjustments     Total       CNGI      Two     Three    Subsidiary   Adjustments
---------------           ------------   ------------   --------   --------   ------   ------   ----------   ------------
CAPITALIZATION
Common stockholder's
  equity
Common stock............    $ 85,550       $     --     $85,550    $ 85,550    $ --     $ --     $    --       $     --
  Capital in excess of
    par value...........          --        (38,731)     38,731          --     387       --      38,344        (38,731)
  Retained earnings, per
    accompanying
    statement...........     (10,628)            26     (10,654)     (6,462)     --       --      (4,192)            26
  Treasury stock, at
    cost................          --             --          --          --      --       --          --             --
  Unearned
    compensation........          --             --          --          --      --       --          --             --
                            --------       --------     --------   --------    ----     ----     -------       --------
    Total common
      stockholder's
      equity............      74,922        (38,705)    113,627      79,088     387       --      34,152        (38,705)
                            --------       --------     --------   --------    ----     ----     -------       --------
Long-term debt
  Debentures............          --             --          --          --      --       --          --             --
  Convertible
    subordinated
    debentures..........          --             --          --          --      --       --          --             --
  Unsecured loan........          --             --          --          --      --       --          --             --
  Notes payable to
    Parent Company......      40,000             --      40,000      40,000      --       --          --             --
                            --------       --------     --------   --------    ----     ----     -------       --------
    Total long-term
      debt..............      40,000             --      40,000      40,000      --       --          --             --
                            --------       --------     --------   --------    ----     ----     -------       --------
    Total
      capitalization....     114,922        (38,705)    153,627     119,088     387       --      34,152        (38,705)
                            --------       --------     --------   --------    ----     ----     -------       --------
Minority Interest in Net
  Assets................          --           (387)        387          --      --       --         387            387
                            --------       --------     --------   --------    ----     ----     -------       --------
CURRENT LIABILITIES
Current maturities on
  long-term debt........          --             --          --          --      --       --          --             --
Commercial paper........          --             --          --          --      --       --          --             --
Accounts payable........       1,304             --       1,304       1,304      --       --          --             --
Payables to affiliated
  companies--
  consolidated..........      83,319            (32)     83,351      83,318       1       --          32            (31)
Estimated rate
  contingencies and
  refunds...............          --             --          --          --      --       --          --             --
Amounts payable to
  customers.............          --             --          --          --      --       --          --             --
Taxes accrued...........          60             --          60          60      --       --          --             --
Deferred income
  taxes--current........          --             --          --          --      --       --          --             --
Dividends declared......          --             --          --          --      --       --          --             --
Other current
  liabilities...........           3             --           3           3      --       --          --             --
                            --------       --------     --------   --------    ----     ----     -------       --------
    Total current
      liabilities.......      84,686            (32)     84,718      84,685       1       --          32            (31)
                            --------       --------     --------   --------    ----     ----     -------       --------
DEFERRED CREDITS
Deferred income taxes...        (226)            --        (226)       (226)     --       --          --             --
Accumulated deferred
  investment tax
  credits...............          --             --          --          --      --       --          --             --
Deferred credits and
  other liabilities.....         320             --         320         320      --       --          --             --
                            --------       --------     --------   --------    ----     ----     -------       --------
    Total deferred
      credits...........          94             --          94          94      --       --          --             --
                            --------       --------     --------   --------    ----     ----     -------       --------
COMMITMENTS AND
  CONTINGENCIES
                            --------       --------     --------   --------    ----     ----     -------       --------
    Total stockholder's
      equity and
      liabilities.......    $199,702       $(39,124)    $238,826   $203,867    $388     $ --     $34,571       $(38,349)
                            ========       ========     ========   ========    ====     ====     =======       ========


                                       CNG       CNGI
STOCKHOLDER'S EQUITY      Combined   Cayman    Australia
AND LIABILITIES            Total       One     Pty Ltd.
---------------           --------   -------   ---------
CAPITALIZATION
Common stockholder's
  equity
Common stock............  $    --    $   --     $    --
  Capital in excess of
    par value...........   77,075    38,344      38,731
  Retained earnings, per
    accompanying
    statement...........   (4,218)      (26)     (4,192)
  Treasury stock, at
    cost................       --        --          --
  Unearned
    compensation........       --        --          --
                          -------    -------    -------
    Total common
      stockholder's
      equity............   72,857    38,318      34,539
                          -------    -------    -------
Long-term debt
  Debentures............       --        --          --
  Convertible
    subordinated
    debentures..........       --        --          --
  Unsecured loan........       --        --          --
  Notes payable to
    Parent Company......       --        --          --
                          -------    -------    -------
    Total long-term
      debt..............       --        --          --
                          -------    -------    -------
    Total
      capitalization....   72,857    38,318      34,539
                          -------    -------    -------
Minority Interest in Net
  Assets................       --        --          --
                          -------    -------    -------
CURRENT LIABILITIES
Current maturities on
  long-term debt........       --        --          --
Commercial paper........       --        --          --
Accounts payable........       --        --          --
Payables to affiliated
  companies--
  consolidated..........       63        31          32
Estimated rate
  contingencies and
  refunds...............       --        --          --
Amounts payable to
  customers.............       --        --          --
Taxes accrued...........       --        --          --
Deferred income
  taxes--current........       --        --          --
Dividends declared......       --        --          --
Other current
  liabilities...........       --        --          --
                          -------    -------    -------
    Total current
      liabilities.......       63        31          32
                          -------    -------    -------
DEFERRED CREDITS
Deferred income taxes...       --        --          --
Accumulated deferred
  investment tax
  credits...............       --        --          --
Deferred credits and
  other liabilities.....       --        --          --
                          -------    -------    -------
    Total deferred
      credits...........       --        --          --
                          -------    -------    -------
COMMITMENTS AND
  CONTINGENCIES
                          -------    -------    -------
    Total stockholder's
      equity and
      liabilities.......  $72,920    $38,349    $34,571
                          =======    =======    =======

---------------

( ) denotes negative amount.

CNG INTERNATIONAL CORPORATION

CONSOLIDATING INCOME STATEMENT
For the Year Ended December 31, 1997
(Thousands of Dollars)

                                                                                                        CNG
                                    CNGI       Eliminations                         CNG      CNG     Cayman One   Eliminations
                                    and            and        Combined             Cayman   Cayman      and           and
                                Subsidiaries   Adjustments     Total      CNGI      Two     Three    Subsidiary   Adjustments
                                ------------   ------------   --------   -------   ------   ------   ----------   ------------
OPERATING REVENUES
Regulated gas sales...........    $    --          $ --       $    --    $    --    $--      $--       $  --          $ --
Nonregulated gas sales........         --            --            --         --     --       --          --            --
                                  -------          ----       -------    -------    ---      ---       -----          ----
       Total gas sales........         --            --            --         --     --       --          --            --
Gas transportation and
 storage......................         --            --            --         --     --       --          --            --
Electricity sales.............         --            --            --         --     --       --          --            --
Other.........................        396            --           396        396     --       --          --            --
                                  -------          ----       -------    -------    ---      ---       -----          ----
       Total operating
        revenues..............        396            --           396        396     --       --          --            --
                                  -------          ----       -------    -------    ---      ---       -----          ----
OPERATING EXPENSES
Purchased gas.................         --            --            --         --     --       --          --            --
Electricity, liquids and
 capacity purchased...........         --            --            --         --     --       --          --            --
Operation expense.............      6,907            --         6,907      6,201     --       --         706            --
Maintenance...................         29            --            29         29     --       --          --            --
Depreciation and
 amortization.................        153            --           153        153     --       --          --            --
Impairment of gas and oil
 producing properties.........         --            --            --         --     --       --          --            --
Taxes, other than income
 taxes........................        106            --           106        106     --       --          --            --
                                  -------          ----       -------    -------    ---      ---       -----          ----
       Subtotal...............      7,195            --         7,195      6,489     --       --         706            --
                                  -------          ----       -------    -------    ---      ---       -----          ----
       Operating income before
        income taxes..........     (6,799)           --        (6,799)    (6,093)    --       --        (706)           --
Income taxes..................     (2,513)           --        (2,513)    (2,513)    --       --          --            --
                                  -------          ----       -------    -------    ---      ---       -----          ----
       Operating income.......     (4,286)           --        (4,286)    (3,580)    --       --        (706)           --
                                  -------          ----       -------    -------    ---      ---       -----          ----
OTHER INCOME (DEDUCTIONS)
Interest revenues.............        163            --           163          4     --       --         159            --
Other -- net..................        525            --           525          4     --       --         521            --
Equity in earnings of
 subsidiary
 companies -- consolidated....         --            26           (26)       (26)    --       --          --            26
Interest revenues from
 affiliated
 companies -- consolidated....         --            --            --         --     --       --          --            --
                                  -------          ----       -------    -------    ---      ---       -----          ----
       Total other income
        (deductions)..........        688            26           662        (18)    --       --         680            26
                                  -------          ----       -------    -------    ---      ---       -----          ----
       Income before interest
        charges...............     (3,598)           26        (3,624)    (3,598)    --       --         (26)           26
                                  -------          ----       -------    -------    ---      ---       -----          ----
INTEREST CHARGES
Interest on long-term debt....         --            --            --         --     --       --          --            --
Other interest expense........        233            --           233        233     --       --          --            --
Allowance for funds used
 during construction..........         --            --            --         --     --       --          --            --
                                  -------          ----       -------    -------    ---      ---       -----          ----
       Total interest
        charges...............        233            --           233        233     --       --          --            --
                                  -------          ----       -------    -------    ---      ---       -----          ----
NET INCOME....................    $(3,831)         $ 26       $(3,857)   $(3,831)   $--      $--       $ (26)         $ 26
                                  =======          ====       =======    =======    ===      ===       =====          ====


                                            CNG       CNGI
                                Combined   Cayman   Australia
                                 Total      One     Pty Ltd.
                                --------   ------   ---------
OPERATING REVENUES
Regulated gas sales...........   $  --      $ --      $ --
Nonregulated gas sales........      --        --        --
                                 -----      ----      ----
       Total gas sales........      --        --        --
Gas transportation and
 storage......................      --        --        --
Electricity sales.............      --        --        --
Other.........................      --        --        --
                                 -----      ----      ----
       Total operating
        revenues..............      --        --        --
                                 -----      ----      ----
OPERATING EXPENSES
Purchased gas.................      --        --        --
Electricity, liquids and
 capacity purchased...........      --        --        --
Operation expense.............     706        --       706
Maintenance...................      --        --        --
Depreciation and
 amortization.................      --        --        --
Impairment of gas and oil
 producing properties.........      --        --        --
Taxes, other than income
 taxes........................      --        --        --
                                 -----      ----      ----
       Subtotal...............     706        --       706
                                 -----      ----      ----
       Operating income before
        income taxes..........    (706)       --      (706)
Income taxes..................      --        --        --
                                 -----      ----      ----
       Operating income.......    (706)       --      (706)
                                 -----      ----      ----
OTHER INCOME (DEDUCTIONS)
Interest revenues.............     159        --       159
Other -- net..................     521        --       521
Equity in earnings of
 subsidiary
 companies -- consolidated....     (26)      (26)       --
Interest revenues from
 affiliated
 companies -- consolidated....      --        --        --
                                 -----      ----      ----
       Total other income
        (deductions)..........     654       (26)      680
                                 -----      ----      ----
       Income before interest
        charges...............     (52)      (26)      (26)
                                 -----      ----      ----
INTEREST CHARGES
Interest on long-term debt....      --        --        --
Other interest expense........      --        --        --
Allowance for funds used
 during construction..........      --        --        --
                                 -----      ----      ----
       Total interest
        charges...............      --        --        --
                                 -----      ----      ----
NET INCOME....................   $ (52)     $(26)     $(26)
                                 =====      ====      ====

---------------

( ) denotes negative amount.

CNG INTERNATIONAL CORPORATION

CONSOLIDATING STATEMENT OF RETAINED EARNINGS
For the Year Ended December 31, 1997
(Thousands of Dollars)

                                                                                                              CNG
                                          CNGI       Eliminations                         CNG      CNG     Cayman One
                                          and            and        Combined             Cayman   Cayman      and
                                      Subsidiaries   Adjustments     Total      CNGI      Two     Three    Subsidiary
                                      ------------   ------------   --------   -------   ------   ------   ----------
RETAINED EARNINGS
Balance at December 31, 1996........    $ (2,631)        $ --       $(2,631)   $(2,631)   $ --     $ --     $    --
Net income for the year 1997 per
  accompanying income statement.....      (3,831)          26        (3,857)    (3,831)     --       --         (26)
                                        --------         ----       --------   -------    ----     ----     -------
        Total.......................      (6,462)          26        (6,488)    (6,462)     --       --         (26)
Dividends declared on common
  stock -- cash.....................          --           --            --         --      --       --          --
Cumulative translation adjustment...      (4,166)          --        (4,166)        --      --       --      (4,166)
                                        --------         ----       --------   -------    ----     ----     -------
Balance at December 31, 1997........    $(10,628)        $ 26       $(10,654)  $(6,462)   $ --     $ --     $(4,192)
                                        ========         ====       ========   =======    ====     ====     =======


                                      Eliminations               CNG       CNGI
                                          and        Combined   Cayman   Australia
                                      Adjustments     Total      One     Pty Ltd.
                                      ------------   --------   ------   ---------
RETAINED EARNINGS
Balance at December 31, 1996........      $ --       $    --     $ --     $    --
Net income for the year 1997 per
  accompanying income statement.....        26           (52)     (26)        (26)
                                          ----       -------     ----     -------
        Total.......................        26           (52)     (26)        (26)
Dividends declared on common
  stock -- cash.....................        --            --       --          --
Cumulative translation adjustment...        --        (4,166)      --      (4,166)
                                          ----       -------     ----     -------
Balance at December 31, 1997........      $ 26       $(4,218)    $(26)    $(4,192)
                                          ====       =======     ====     =======

---------------

( ) denotes negative amount.

CNG INTERNATIONAL CORPORATION

CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 1997
(Thousands of Dollars)

                                                                                                                     CNG
                                                CNGI       Eliminations                          CNG      CNG     Cayman One
                                                and            and        Combined              Cayman   Cayman      and
                                            Subsidiaries   Adjustments     Total       CNGI      Two     Three    Subsidiary
                                            ------------   ------------   --------   --------   ------   ------   ----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income................................    $ (3,831)        $ 26       $ (3,857)  $ (3,831)   $ --     $ --      $  (26)
Adjustments to reconcile net income to net
cash provided by (used in) operating
activities
 Depreciation and amortization............         153           --            153        153      --       --          --
 Impairment of gas and oil producing
   properties.............................          --           --             --         --      --       --          --
 Pension cost (credit)....................          52           --             52         52      --       --          --
 Stock award amortization.................         279           --            279        279      --       --          --
 Deferred income taxes -- net.............        (233)          --           (233)      (233)     --       --          --
 Investment tax credit....................          --           --             --         --      --       --          --
 Changes in current assets and current
   liabilities
   Accounts receivable -- net.............       1,105           --          1,105      1,119      --       --         (14)
   Receivables from affiliated
     cos.--consolidated...................     (78,000)          32        (78,032)   (78,031)     (1)      --          --
   Inventories............................          --           --             --         --      --       --          --
   Unrecovered gas costs..................          --           --             --         --      --       --          --
   Accounts payable.......................         526           --            526        526      --       --          --
   Payables to affiliated
     cos. -- consolidated.................         158          (32)           190        157       1       --          32
   Estimated rate contingencies and
     refunds..............................          --           --             --         --      --       --          --
   Amounts payable to customers...........          --           --             --         --      --       --          --
   Taxes accrued..........................         300           --            300        300      --       --          --
   Other -- net...........................           3           --              3          3      --       --          --
 Changes in other assets and other
   liabilities............................        (666)          --           (666)      (145)     --       --        (521)
 Excess of equity in earnings of
   subsidiary companies over their cash
   dividends paid -- consolidated.........          --          (26)            26         26      --       --          --
 Other -- net.............................          --           --             --         --      --       --          --
                                              --------         ----       --------   --------    ----     ----      ------
     Net cash provided by (used in)
       operating activities...............     (80,154)          --        (80,154)   (79,625)     --       --        (529)
                                              --------         ----       --------   --------    ----     ----      ------
CASH FLOWS FROM INVESTING ACTIVITIES
Plant construction and other property
 additions................................        (471)          --           (471)      (471)     --       --          --
Proceeds from dispositions of prop., plant
 and equip. -- net........................          --           --             --         --      --       --          --
Cost of other investments -- net..........     (78,741)          --        (78,741)   (82,966)     --       --       4,225
Intrasystem long-term financing -- net....          --           --             --         --      --       --          --
Intrasystem money pool
 investments -- net.......................          --           --             --         --      --       --          --
                                              --------         ----       --------   --------    ----     ----      ------
     Net cash provided by (used in)
       investing activities...............     (79,212)          --        (79,212)   (83,437)     --       --       4,225
                                              --------         ----       --------   --------    ----     ----      ------
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock..................          --           --             --         --      --       --          --
Issuance of debentures....................          --           --             --         --      --       --          --
Repayments of long-term debt..............          --           --             --         --      --       --          --
Commercial paper -- net...................          --           --             --         --      --       --          --
Dividends paid............................          --           --             --         --      --       --          --
Intrasystem long-term financing -- net....      80,610           --         80,610     80,610      --       --          --
Intrasystem money pool borrowings
 (repayments) -- net......................      82,243           --         82,243     82,243      --       --          --
Dividends paid -- subsidiary
 cos. -- consolidated.....................          --           --             --         --      --       --          --
Other -- net..............................          --           --             --         --      --       --          --
                                              --------         ----       --------   --------    ----     ----      ------
     Net cash provided by (used in)
       financing activities...............     162,853           --        162,853    162,853      --       --          --
                                              --------         ----       --------   --------    ----     ----      ------
     Net increase (decrease) in cash and
       TCIs...............................       3,487           --          3,487       (209)     --       --       3,696
CASH AND TCIS AT JANUARY 1, 1997..........         221           --            221        221      --       --          --
                                              --------         ----       --------   --------    ----     ----      ------
CASH AND TCIS AT DECEMBER 31, 1997........    $  3,708         $ --       $  3,708   $     12    $ --     $ --      $3,696
                                              ========         ====       ========   ========    ====     ====      ======
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for
 Interest (net of amounts capitalized)....    $     87         $ --       $     87   $     87    $ --     $ --      $   --
 Income taxes (net of refunds)............    $ (2,580)        $ --       $ (2,580)  $ (2,580)   $ --     $ --      $   --


                                            Eliminations               CNG       CNGI
                                                and        Combined   Cayman   Australia
                                            Adjustments     Total      One     Pty Ltd.
                                            ------------   --------   ------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income................................      $ 26        $  (52)    $(26)    $  (26)
Adjustments to reconcile net income to net
cash provided by (used in) operating
activities
 Depreciation and amortization............        --            --       --         --
 Impairment of gas and oil producing
   properties.............................        --            --       --         --
 Pension cost (credit)....................        --            --       --         --
 Stock award amortization.................        --            --       --         --
 Deferred income taxes -- net.............        --            --       --         --
 Investment tax credit....................        --            --       --         --
 Changes in current assets and current
   liabilities
   Accounts receivable -- net.............        --           (14)      --        (14)
   Receivables from affiliated
     cos.--consolidated...................        31           (31)     (31)        --
   Inventories............................        --            --       --         --
   Unrecovered gas costs..................        --            --       --         --
   Accounts payable.......................        --            --       --         --
   Payables to affiliated
     cos. -- consolidated.................       (31)           63       31         32
   Estimated rate contingencies and
     refunds..............................        --            --       --         --
   Amounts payable to customers...........        --            --       --         --
   Taxes accrued..........................        --            --       --         --
   Other -- net...........................        --            --       --         --
 Changes in other assets and other
   liabilities............................        --          (521)      --       (521)
 Excess of equity in earnings of
   subsidiary companies over their cash
   dividends paid -- consolidated.........       (26)           26       26         --
 Other -- net.............................        --            --       --         --
                                                ----        ------     ----     ------
     Net cash provided by (used in)
       operating activities...............        --          (529)      --       (529)
                                                ----        ------     ----     ------
CASH FLOWS FROM INVESTING ACTIVITIES
Plant construction and other property
 additions................................        --            --       --         --
Proceeds from dispositions of prop., plant
 and equip. -- net........................        --            --       --         --
Cost of other investments -- net..........        --         4,225       --      4,225
Intrasystem long-term financing -- net....        --            --       --         --
Intrasystem money pool
 investments -- net.......................        --            --       --         --
                                                ----        ------     ----     ------
     Net cash provided by (used in)
       investing activities...............        --         4,225       --      4,225
                                                ----        ------     ----     ------
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock..................        --            --       --         --
Issuance of debentures....................        --            --       --         --
Repayments of long-term debt..............        --            --       --         --
Commercial paper -- net...................        --            --       --         --
Dividends paid............................        --            --       --         --
Intrasystem long-term financing -- net....        --            --       --         --
Intrasystem money pool borrowings
 (repayments) -- net......................        --            --       --         --
Dividends paid -- subsidiary
 cos. -- consolidated.....................        --            --       --         --
Other -- net..............................        --            --       --         --
                                                ----        ------     ----     ------
     Net cash provided by (used in)
       financing activities...............        --            --       --         --
                                                ----        ------     ----     ------
     Net increase (decrease) in cash and
       TCIs...............................        --         3,696       --      3,696
CASH AND TCIS AT JANUARY 1, 1997..........        --            --       --         --
                                                ----        ------     ----     ------
CASH AND TCIS AT DECEMBER 31, 1997........      $ --        $3,696     $ --     $3,696
                                                ====        ======     ====     ======
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for
 Interest (net of amounts capitalized)....      $ --        $   --     $ --     $   --
 Income taxes (net of refunds)............      $ --        $   --     $ --     $   --

---------------

( ) denotes negative amount.

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (Concluded)

EXHIBITS

   SEC
 Exhibit
Reference                        Description of Exhibit
---------   -----------------------------------------------------------------
  A.        Consolidated Natural Gas Company's Form 10-K Annual Report for
            the year ended December 31, 1997, is hereby incorporated by reference to the filing made on March 19, 1998 under File No.
            1-3196.
  B.        (1)  A copy of the charter, as amended, and copy of the by-laws, as amended, of Consolidated Natural Gas Company and each
                 subsidiary company thereof, unless otherwise indicated on
                 the list filed herewith, are incorporated in this report by reference to previous filings with the Commission, as shown on such list.
            (2)  Description of Consolidated Natural Gas Company Rights
                 Agreement, is hereby incorporated by reference to Exhibit 1 to the Current Report on Form 8-K filed on January 23, 1996 under File No. 1-3196.
  C.(a)     The indentures of Consolidated Natural Gas Company are hereby incorporated by reference to previously filed material as
            indicated on the list filed herewith.
    (b)     Not applicable.
  D.        Pursuant to Rule 45(c) under the Public Utility Holding Company
            Act of 1935, the Agreement among system companies concerning the allocation of current federal income taxes (Agreement) is
            incorporated in this report by reference to Consolidated Natural
            Gas Company's Annual Report on Form U5S for the year ended
            December 31, 1995 (File No. 30-203). First Amendment to the
            Agreement is incorporated in this report by reference to
            Consolidated Natural Gas Company's Annual Report on Form U5S for
            the year ended December 31, 1996 (File No. 30-203).
  E.        Pursuant to Rule 16(c) under the Public Utility Holding Company
            Act of 1935, the annual report of the Iroquois Gas Transmission
            System, L.P., for the year ended December 31, 1997, is filed herewith.
  F.        Schedules supporting items of this report:
            (1)  ITEM 1--Schedule of Investments is filed herewith.
            (2)  ITEM 4--Schedule of Acquisitions, Redemptions, or
                 Retirements of System Securities is filed herewith.
            (3)  ITEM 6--Consolidated Natural Gas Company's "1998 Notice of
                 Annual Meeting and Proxy Statement" is hereby incorporated by reference to the filing made on March 3, 1998.
            (4)  ITEM 10--Schedule of utility plant and related depreciation or amortization accounts, together with schedules of other property or investments, if applicable, for:
                      CNG Transmission
                      East Ohio Gas
                      Peoples Natural Gas
                      Virginia Natural Gas
                      Hope Gas
                 are filed herewith.
  G.        Financial Data Schedules have been filed electronically (Exhibit
            27 for EDGAR purposes).
  H.        (1)  Organization chart showing the relationship of the exempt wholesale generator in which the system holds an interest to other system companies, is filed herewith.
            (2)  Organization charts showing the relationship of the foreign utility companies in which the system holds an interest to other system companies, are filed herewith.
  I.        (1)  Financial statements of the exempt wholesale generator are filed herewith.
            (2)  Financial statements of the foreign utility companies are filed herewith.

                                   SIGNATURE

The registrant has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935, such company being a registered holding company.

                                             CONSOLIDATED NATURAL GAS COMPANY

                                          --------------------------------------
                                                       (Registrant)

                                                      D. M. WESTFALL
                                          By
                                          --------------------------------------

                                                     (D. M. Westfall)
                                                  Senior Vice President
                                               and Chief Financial Officer

April 30, 1998

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

                      (THIS PAGE INTENTIONALLY LEFT BLANK)